Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

SOFTBANK CORP.,

a Japanese kabushiki kaisha;

STARBURST I, INC.,

a Delaware corporation;

STARBURST II, INC.,

a Delaware corporation;

STARBURST III, INC.,

a Kansas corporation; and

SPRINT NEXTEL CORPORATION,

a Kansas corporation

Dated as of October 15, 2012

3.18	Employee and Labor Matters; Benefit Plans	33
3.19	Environmental Matters	35
3.20	Transactions with Affiliates	36
3.21	Legal Proceedings; Orders	36
3.22	Takeover Statute	36
3.23	Brokers and Expenses	36
3.24	Opinion of Financial Advisors	37
3.25	No Other Representations or Warranties	37

Section 4.	Representations and Warranties of Parent Entities	37

4.1	Due Organization	37
4.2	Charter Documents	37
4.3	Ownership	37
4.4	Authority; Binding Nature of Agreement	38
4.5	Non-Contravention; Consents	38
4.6	Compliance	39
4.7	Capitalization	39
4.8	No Vote Required	40
4.9	Debt Financing	40
4.10	Brokers and Expenses	41
4.11	Tax Treatment	41
4.12	No Other Representations or Warranties	41

Section 5.	Certain Covenants of the Parties	41

5.1	Access and Investigation	41
5.2	Operation of the Company’s Business	42
5.3	No Solicitation	46
5.4	Registration Statement; Prospectus/Proxy Statement	48
5.5	Company Stockholders’ Meeting	50
5.6	Employee Benefits	52
5.7	Indemnification of Officers and Directors	54
5.8	Regulatory Approvals and Related Matters	55
5.9	Notification of Certain Matters	58
5.10	Public Announcements	59
5.11	Listing	60
5.12	Certain Efforts	60
5.13	Financing	60
5.14	Stockholder Litigation	63
5.15	Section 16 Matters	63
5.16	Resignation of Officers and Directors	64

Section 6.	Conditions Precedent to Obligations of Parent Entities	64

6.1	Accuracy of Representations	64
6.2	Performance of Covenants	65

6.3	Effectiveness of Registration Statement	65
6.4	Stockholder Approval	65
6.5	Closing Certificate	65
6.6	No Company Material Adverse Effect	65
6.7	Regulatory Matters	65
6.8	Listing	66
6.9	No Restraints	66
6.10	No Governmental Litigation	66
6.11	Credit Ratings; Certain Indebtedness	66
6.12	Limitation on Dissenting Shares	67
6.13	Frustration of Closing Conditions	67

Section 7.	Conditions Precedent to Obligation of the Company	67

7.1	Accuracy of Representations	67
7.2	Performance of Covenants	67
7.3	Effectiveness of Registration Statement	68
7.4	Stockholder Approval	68
7.5	Closing Certificate	68
7.6	Regulatory Matters	68
7.7	Listing	69
7.8	No Restraints	69
7.9	No Governmental Litigation	69
7.10	Funding of Parent	69
7.11	Tax Opinion	69
7.12	Bond Purchase	69
7.13	Frustration of Closing Conditions	69

Section 8.	Termination	69

8.1	Termination	69
8.2	Effect of Termination	71
8.3	Expenses; Termination Fees	72

Section 9.	Miscellaneous Provisions	75

9.1	Amendment	75
9.2	Extension; Waiver	75
9.3	No Survival of Representations and Warranties; Survival of Covenants	76
9.4	Entire Agreement; Counterparts	76
9.5	Applicable Law; Jurisdiction	76
9.6	Disclosure Schedules	78
9.7	Transfer Taxes	78
9.8	Assignability; Third Party Beneficiaries	78
9.9	Notices	79
9.10	Severability	80
9.11	Enforcement	80

9.12	Construction	81

Exhibits

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Certificate of Incorporation of Parent

Exhibit C	-	Form of Bylaws of Parent

Exhibit D	-	Form of Warrant Agreement

Exhibit E	-	Form of 2007 Omnibus Incentive Plan

Exhibit F	-	Form of Employee Stock Purchase Plan

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 15, 2012, by and among: SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Sprint Nextel Corporation, a Kansas corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The boards of directors of SoftBank, HoldCo, Parent and Merger Sub (collectively, the “Parent Entities”) and the Company have each approved this Agreement and the Merger.

B. Parent and the Company have entered into a Bond Purchase Agreement of even date herewith (the “Bond Purchase Agreement”), pursuant to which Parent has agreed to purchase from the Company a Bond (the “Bond”) in the principal amount of $3,100,000,000, which Bond is convertible, subject to the conditions of, and adjustments set forth in, the Bond Purchase Agreement, into an aggregate of 590,476,190 shares of Company Common Stock. Immediately prior to the Effective Time, the Bond will be converted into shares of Company Common Stock in accordance with the terms and conditions of the Bond Purchase Agreement (such shares of Company Common Stock issued upon conversion of the Bond, the “Bond Shares”).

C. The parties intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and Section 17-6701 of the KGCC (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

D. In the Merger, each outstanding share of Series 1 common stock, $2.00 par value, of the Company (“Company Common Stock”) will be converted into (i) cash in an amount equal to $7.30 (the “Per Share Amount”), (ii) one share of Parent Common Stock, or (iii) a combination of cash and a fraction of a share of Parent Common Stock, all as more fully provided herein. Immediately following the Merger, subject to the terms and conditions of this Agreement, HoldCo will hold shares of Parent Common Stock representing 69.642% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement), and the former stockholders and other former equityholders of the Company will hold, collectively, shares of Parent Common Stock and other equity securities of Parent collectively representing 30.358% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement).

E. At the Effective Time, SoftBank will cause HoldCo (i) to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration

($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time), and (ii) to enter into a Warrant Agreement with Parent substantially in the form of Exhibit D (the “Warrant Agreement”) and consummate the transactions contemplated thereby.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. Parent Entities

1.1 Organization of HoldCo, Parent and Merger Sub.

(a) SoftBank has caused HoldCo to be organized under the laws of the State of Delaware. The authorized capital stock of HoldCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares have been issued to SoftBank.

(b) HoldCo has caused Parent to be organized under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Parent consists of 2,000 shares of common stock, par value $0.01 per share, of which 1,000 shares have been designated Class A Common Stock, none of which have been issued to date, and 1,000 shares have been designated Class B Common Stock (the “Parent Class B Common Stock”), all of which shares have been issued to HoldCo. Pursuant to the Parent Charter and Section 1.2(b) hereof, immediately prior to the Effective Time, the Parent Class B Common Stock shall be reclassified as a class of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”).

(c) Parent has caused Merger Sub to be organized under the laws of the State of Kansas for the sole purpose of effectuating the Merger. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares have been issued to Parent.

1.2 Charter Documents of Parent.

(a) SoftBank will take, and will cause Parent to take, all requisite action to cause the certificate of incorporation of Parent to be substantially in the form of Exhibit B (the “Parent Charter”) and the bylaws of Parent to be substantially in the form of Exhibit C (the “Parent Bylaws”), in each case, at or immediately prior to the Effective Time (with such modifications to the Parent Charter and Parent Bylaws as Parent and the Company agree to prior to the Effective Time). SoftBank agrees to comply, and to cause its Subsidiaries to comply, with the provisions of Article VI of the Parent Charter.

(b) Pursuant to Section 4.2 of the Parent Charter and as of the Effective Time, all issued and outstanding shares of Class B Common Stock outstanding as of immediately prior to the Effective Time shall be reclassified into a number of shares of Parent Common Stock equal to the HoldCo Number pursuant to the following provisions, and the parties agree and acknowledge that such provisions will govern the calculation of the number of shares of Parent Common Stock to be held by HoldCo immediately following the Effective Time,

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with the purpose and intent (subject to such provisions) that, immediately following the Effective Time, HoldCo will hold shares of Parent Common Stock representing 69.642% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement), and the former stockholders and other former equityholders of the Company will hold, collectively, shares of Parent Common Stock and other equity securities of Parent collectively representing 30.358% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement).

(i) “Aggregate Exercise Price” means the aggregate exercise price that would be payable if all In the Money Options were exercised in full (and not net exercised).

(ii) “Aggregate Option Shares” means the aggregate number of shares of Company Common Stock that would be issuable if all In the Money Options were exercised in full (and not net exercised).

(iii) “In the Money Multiplier” means (A) one minus (B) a fraction (x) whose numerator is the Aggregate Exercise Price, and (y) whose denominator is the product of (1) the Aggregate Option Shares multiplied by (2) the Per Share Amount.

(iv) “In the Money Options” means Company Options and Company ESPP Options outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Per Share Amount.

(v) “HoldCo Number” means the product of (A) 2.294 multiplied by (B) the sum of (1) the aggregate number of shares of Parent Common Stock that would be issuable to holders of Company Common Stock in the Merger pursuant to Sections 2.5(a)(iii) and 2.6 (and assuming for this purpose that there were no Dissenting Shares and without regard to whether or not there are in fact any Dissenting Shares), plus (2) the product of (x) the In the Money Multiplier multiplied by (y) the Aggregate Option Shares; plus (3) the aggregate number of shares of Parent Common Stock issuable upon the conversion of Company RSUs outstanding immediately prior to the Effective Time pursuant to Section 2.10(b) of the Merger Agreement.

(vi) At the Effective Time, all outstanding shares of Parent Class B Common Stock held by HoldCo as of immediately prior to the Effective Time will automatically be reclassified into a number of shares of Parent Common Stock equal to the HoldCo Number.

1.3 Directors of Parent. At the Effective Time, the directors of Parent will consist of ten members, six of whom will be designated by SoftBank prior to the Effective Time (of which six members, three will not be directors, officers or employees of any Parent Entity or any of their respective Affiliates other than an Acquired Corporation and will be independent directors under the listing standards of the NYSE), three of whom will be any three non-management directors of the Company as of immediately prior to the Effective Time and who are independent directors under the listing standards of the NYSE and one of whom will be the

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Chief Executive Officer of the Company. Each such director will remain in office until his or her successors are elected in accordance with the Parent Bylaws.

1.4 Actions of Parent Entities. SoftBank, HoldCo, Parent and Merger Sub have approved this Agreement, and HoldCo, the holder of all the outstanding shares of Parent Common Stock, will cause Parent, as the sole stockholder of Merger Sub, to adopt this Agreement. SoftBank will cause HoldCo, Parent and Merger Sub to perform their respective obligations under this Agreement and, subject to the terms and conditions of this Agreement, to cause each such Person to consummate the Merger and the Contemplated Transactions. Any obligation, covenant, undertaking or other agreement of or binding on HoldCo, Parent or Merger Sub contained in this Agreement shall be deemed to include an obligation, covenant, undertaking and agreement of SoftBank to cause HoldCo, Parent and Merger Sub, as applicable, to fully comply with such obligation, covenant, undertaking or agreement and, if such obligation, covenant, undertaking or agreement involves the making of any payment or satisfaction of any financial obligation, shall be deemed to include an obligation of SoftBank to provide the necessary cash amounts to HoldCo, Parent and Merger Sub necessary to make such payments or satisfy such obligations in full.

Section 2. Merger and Related Matters

2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub will be merged with and into the Company pursuant to Section 17-6701 of the KGCC, and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3 Closing; Effective Time. The consummation of the Merger and the other Contemplated Transactions (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, at 1:00 p.m. (California time) on the later of (a) the date that is three Business Days after the satisfaction or waiver (other than those that are not legally permitted to be waived) of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7, other than any conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of each such condition, and (b) such later date (not later than seven Business Days after the date specified in clause (a) above) as Parent may designate in order to obtain the Debt Financing, or on such other date or at such other time or location as Parent and the Company may mutually designate in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the KGCC will be duly executed by the Company in connection with the Closing and, concurrently with or as soon

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as practicable following the Closing, filed with the Secretary of State of the State of Kansas. The Merger will become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Kansas or at such later time as may be specified in such certificate of merger with the written consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation will be amended to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) the authorized capital stock of the Surviving Corporation will consist of a number of shares of common stock that is at least equal to the sum of (x) 1,000 and (y) the number of Bond Shares and (ii) the Articles of Incorporation of the Surviving Corporation will comply with the provisions of Section 5.7;

(b) the Bylaws of the Surviving Corporation will be amended to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the Bylaws of the Surviving Corporation will comply with the provisions of Section 5.7; and

(c) the directors and officers of the Surviving Corporation will be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

2.5 Conversion of Shares of Company Common Stock and Common Stock of Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parent Entities, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(ii) (A) each share of Company Common Stock then outstanding that is owned of record by Parent, including the Bond Shares, will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and no consideration will otherwise be delivered therefor, and (B) each share of Company Common Stock then outstanding that is owned of record by Merger Sub or any other wholly owned Subsidiary of Parent will be canceled and retired and will cease to exist, and no consideration will be delivered therefor;

(iii) except as provided in clauses (i) and (ii) of this Section 2.5(a) and subject to Sections 2.5(b), 2.5(c) and 2.9, each share of Company Common Stock then outstanding will be cancelled and extinguished and automatically converted into the right to

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receive (upon the proper surrender of the Certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the following:

(1) if such share is a Cash Electing Share, cash in an amount equal to the Per Share Amount (except, that to the extent provided in Section 2.6, such Cash Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)):

(2) if such share is a Stock Electing Share, one share of Parent Common Stock (except that, to the extent provided in Section 2.6, such Stock Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)); and

(3) if such share is a Non-Electing Share, one of the following, as determined in accordance with Section 2.6: (x) cash in an amount equal to the Per Share Amount; (y) one share of Parent Common Stock; or (z) a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any provisions of the Parent Charter (including any provisions that relate to the calculation of the number of shares of Parent Common Stock to be held by HoldCo), the Merger Consideration and similarly dependent terms will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other restricted stock agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other restricted stock agreement does not provide that the vesting of such share of Company Common Stock will fully accelerate at or prior to the Effective Time, then the Merger Consideration payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other restricted stock agreement.

(d) No fractional shares of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued in connection with the Merger. Any record holder of Company Common Stock who

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would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such record holder in the Merger) will, in lieu of such fraction of a share and upon surrender of such holder’s Certificate(s) (as defined in Section 2.8(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Per Share Amount.

2.6 Cash-Stock Election Allocation Provisions.

(a) As used in this Agreement (and in particular this Section 2.6), the following terms have the meanings specified below:

(i) “Aggregate Cash Consideration” means $12,140,000,000.

(ii) “Cash Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive cash in the Merger, and “Cash Electing Shares Number” means the sum of (x) the number of Cash Electing Shares plus (y) the number of Dissenting Shares.

(iii) “Cash Proration Fraction” means the quotient derived by dividing (A) the Cash Share Number, by (B) the Cash Electing Shares Number.

(iv) “Cash Share Number” means the quotient determined by dividing (A) the Aggregate Cash Consideration by (B) the Per Share Amount.

(v) “Default Cash Fraction” means a fraction (A) whose numerator is the amount (if any) by which (x) the Cash Share Number exceeds (y) the Cash Electing Shares Number, and (B) whose denominator is the number of Non-Electing Shares.

(vi) “Default Stock Fraction” means a fraction (A) whose numerator is the amount (if any) by which (x) the Stock Share Number exceeds (y) the Stock Electing Shares Number, and (B) whose denominator is the number of Non-Electing Shares.

(vii) “Non-Electing Shares” means all shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding for the avoidance of doubt the Bond Shares) as to which neither (x) a valid Election to receive cash in the Merger, nor (y) a valid Election to receive Parent Common Stock in the Merger, has been made.

(viii) “Stock Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive Parent Common Stock in the Merger, and “Stock Electing Shares Number” means the number of Stock Electing Shares; provided, however, that a Stock Electing Share that is held by a Person not a citizen of the United States may be treated as a Cash Electing Share if Parent and the Company mutually determine that it is necessary to do so to ensure SoftBank’s compliance with any applicable limits on foreign ownership under Section 310(b) of the FCC Act solely to the extent such limits are applied to SoftBank by the FCC.

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(ix) “Stock Proration Fraction” means the quotient derived by dividing (A) the Stock Share Number, by (B) the Stock Electing Shares Number.

(x) “Stock Share Number” means the amount by which (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) exceeds (B) the Cash Share Number.

(b) If the Cash Electing Shares Number exceeds the Cash Share Number:

(i) each Stock Electing Share and (subject to Section 2.9) each Non-Electing Share will be converted into the right to receive one share of Parent Common Stock; and

(ii) each Cash Electing Share will be converted into the right to receive a combination of (A) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) the Cash Proration Fraction, and (B) a fraction of a share of Parent Common Stock equivalent to one minus the Cash Proration Fraction.

(c) If the Stock Electing Shares Number exceeds the Stock Share Number:

(i) each Cash Electing Share and (subject to Section 2.9) each Non-Electing Share will be converted into the right to receive cash in an amount equal to the Per Share Amount; and

(ii) each Stock Electing Share will be converted into the right to receive a combination of (A) a fraction of a share of Parent Common Stock equivalent to the Stock Proration Fraction, and (B) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) one minus the Stock Proration Fraction.

(d) In the event that neither Section 2.6(b) nor Section 2.6(c) is applicable:

(i) each Cash Electing Share will be converted into the right to receive cash in an amount equal to the Per Share Amount;

(ii) each Stock Electing Share will be converted into the right to receive one share of Parent Common Stock; and

(iii) subject to Section 2.9, each Non-Electing Share will be converted into the right to receive (A) cash in an amount equal to the product of (i) the Per Share Amount multiplied by (ii) the Default Cash Fraction, and (B) a fraction of a share of Parent Common Stock equal to the Default Stock Fraction.

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2.7 Exercise of Election by Company Stockholders.

(a) Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”), and the Exchange Agent will administer the Election process described in this Section 2.7 and the process described in Section 2.8. All elections in accordance with this Section 2.7 (“Elections”) will be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) and mailed to holders of record of shares of the Company Common Stock on the date that is at least 20 Business Days prior to the Effective Time or such other date as Parent and the Company mutually agree in writing (the “Election Record Date”). To the extent practicable, the Form of Election will permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid and shares of Parent Common Stock to be issued in the Merger among the various accounts that such holder beneficially owns. Parent and the Company will make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of the Company Common Stock between the Election Record Date and the close of business on the day prior to the Election Deadline.

(b) A Form of Election must be properly completed, signed, and actually received by the Exchange Agent not later than 5:00 p.m. New York City time on the date five Business Days prior to the Effective Time (such time hereinafter referred to as the “Election Deadline”) in order to be effective. Any share of Company Common Stock for which the record holder has not, prior to the Election Deadline, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be a Non-Electing Share. Any record holder of shares of Company Common Stock who has made an Election may at any time prior to the Election Deadline change such holder’s Election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. After an Election has been validly made, any subsequent transfer of the shares of Company Common Stock as to which such election related shall automatically revoke such Election. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Election Deadline shall only be extended by mutual agreement of SoftBank and the Company, and the parties shall promptly make a public announcement of any such agreement.

(c) The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such reasonable determination of the Exchange Agent will be conclusive and binding. The Exchange Agent will not be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any share of Company Common Stock with respect to which a holder is deemed to have not submitted a valid Election prior to the Election Deadline will be deemed to be a Non-Electing Share.

(d) The Exchange Agent will make all the computations contemplated by this Section 2.7, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares, and all such computations will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error.

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The Exchange Agent may, with the agreement of Parent and the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed), make such rules as are consistent with this Section 2.7 for the implementation of the Elections provided for herein as are necessary or desirable to effect fully such Elections. Prior to the Effective Time, Parent will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to Parent and the Company (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.7.

(e) In the event that this Agreement is terminated without the Merger having been consummated, Parent will instruct the Exchange Agent to return all shares of Company Common Stock submitted or transferred to the Exchange Agent pursuant to this Section 2.7.

2.8 Surrender of Certificates; Stock Transfer Books.

(a) At or prior to the Effective Time, Parent will deposit with the Exchange Agent (i) cash in an amount equal to the aggregate amount of cash payable pursuant to Sections 2.5 and 2.6, (ii) certificates representing shares of Parent Common Stock issuable pursuant to Sections 2.5 and 2.6, and (iii) cash sufficient to make any payments in lieu of fractional shares of Parent Common Stock that would have been payable with respect to Company Common Stock but for Section 2.5(d), in each case excluding amounts applicable to Dissenting Shares. The cash amounts and any shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments pursuant to the terms of the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose. Parent shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments required under Section 2. Nothing contained in this Section 2.8 and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

(b) Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal (the “Letter of Transmittal”) in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Certificates, a provision confirming that delivery of Certificates will be effected, and risk of loss and title to Certificates will pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Certificates and Book-Entry Shares. Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Certificate or Book-Entry Share will be

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entitled to receive in exchange therefor the Merger Consideration deliverable to such holder pursuant to Sections 2.5 and 2.6 and any cash payment in lieu of a fractional share of Parent Common Stock in accordance with Section 2.5(d), and (B) the Certificate or Book-Entry Share so surrendered will be canceled. Until surrendered as contemplated by this Section 2.8(b), each Certificate or Book-Entry Share will be deemed, from and after the Effective Time, to represent solely the right to receive the applicable Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or Book-Entry Share. If any Certificate has been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any Merger Consideration with respect thereto, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to any shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Certificate in accordance with this Section 2.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the first anniversary of the Effective Time will be delivered to Parent upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.8 will thereafter look only to Parent for satisfaction of their claims for delivery of Merger Consideration.

(e) At the Effective Time, holders of Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company, and the stock transfer books of the Company will be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate or Book-Entry Share is presented to the Surviving Corporation or Parent, such Company Certificate or Book-Entry Share will be canceled and will be exchanged as provided in this Section 2.8.

(f) To the extent permitted by applicable Legal Requirements, if any Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the Effective Time or (ii) the date immediately prior to the date on which the consideration that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration will become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(g) Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any

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Merger Consideration (or dividends or distributions with respect to shares of Parent Common Stock included in such Merger Consideration) delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

2.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 17-6712 of the KGCC with respect to such share (a “Dissenting Share”) will not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Sections 2.5 and 2.6, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 17-6712 of the KGCC with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share) the applicable Merger Consideration in accordance with Sections 2.5 and 2.6.

(b) The Company will give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 17-6712 of the KGCC and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company may not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent has consented in writing to such payment or settlement offer.

2.10 Stock Options, RSUs, Performance Units and ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent assuming such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; and (B) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option will otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. As of the Effective Time, each such Company Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share)

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equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option by (y) the Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock subject to the Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (together with guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”), and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, will be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent assuming such Company RSU in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed by Parent will thereupon be converted into rights to be issued Parent Common Stock upon settlement of such assumed Company RSUs. Accordingly, from and after the Effective Time: (A) each Company RSU assumed by Parent will represent a right to be issued solely shares of Parent Common Stock upon settlement thereof; and (B) subject to the terms of the award agreement by which such Company RSU is evidenced, any restriction on the issuance of shares under any Company RSU assumed by Parent will continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU will otherwise remain unchanged as a result of the assumption of such Company RSU; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company RSU assumed by Parent. As of the Effective Time, each such Company RSU as so assumed and converted shall be for that number of shares of Parent Common Stock (after aggregating all fractional shares with respect to each award, rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying to such Company RSU multiplied by (ii) the Award Exchange Ratio.

(c) Each Company Performance Unit that is outstanding immediately prior to the Effective Time, whether or not vested, will be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan. Accordingly, from and after the Effective Time, the term, vesting schedule and other provisions of such Company Performance Unit will otherwise remain unchanged as a result of the assumption of such Company Performance Unit; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Performance Unit assumed by Parent.

(d) Notwithstanding anything to the contrary, (i) with respect to the Company RSUs and Company Performance Units which provide for vesting subject to achievement of performance objectives, which objectives relate to performance periods that have

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not yet been completed as of the Closing Date, each such Company RSU and Company Performance Unit shall be converted as if target performance had been achieved as of the Closing Date, and each such Company RSU and Company Performance Unit shall otherwise continue to vest during the applicable performance period (subject to satisfying such other terms and conditions, including continued employment or service, applicable to each such Company RSU and Company Performance Unit), and (ii) from and after the Closing Date and reflecting Section 2.10(d)(i) above, (A) the provisions under the award agreements for each award of Company Options, Company RSUs and Company Performance Units shall continue in full force and effect, including but not limited to the provisions relating to effects of a termination following a Change in Control and (B) if the holder of a Company Performance Unit experiences a termination of employment during the CIC Severance Protection Period (as such term is defined under the applicable Company Equity Plan) and such holder receives severance benefits under the Company’s Separation Plan, the Company’s Change in Control Severance Plan or an equivalent or greater severance benefit, then all outstanding Company Performance Units held by such individual shall become vested and non-forfeitable, without pro-ration, and shall be paid within thirty (30) days of such termination of employment, subject to Section 409A of the Code, if applicable.

(e) As used in this Agreement, the following terms have the meaning specified below:

(i) The “Aggregate Share Consideration” means the amount by which (A) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time, exceeds (B) the quotient determined by dividing (x) the Aggregate Cash Consideration by (y) the Per Share Amount;

(ii) The “Award Exchange Ratio” means the sum of the Share Exchange Ratio and the Cash Exchange Ratio.

(iii) The “Cash Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Cash Portion by (y) an amount equal to the volume weighted average trading price of Parent Common Stock on the NYSE over the five consecutive trading days immediately following (and exclusive of) the Closing Date.

(iv) The “Share Exchange Ratio” means the quotient obtained by dividing (x) Aggregate Share Consideration by (y) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time.

(v) The “Per Share Cash Portion” means the quotient obtained by dividing (x) the Aggregate Cash Consideration by (y) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time.

(f) Parent will file with the SEC, no later than 15 Business Days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any

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successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 2.10(a) and Company RSUs assumed by Parent in accordance with Section 2.10(b), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or restricted stock units remain outstanding.

(g) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans, including the Company’s 2007 Omnibus Incentive Plan (in the form attached hereto as Exhibit E, with such changes that are determined necessary to reflect this Section 2.10(g)). If Parent elects to so assume any Company Equity Plan, then, under such Company Equity Plan, Parent will be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options and Company RSUs that are assumed or replaced by Parent pursuant to Sections 2.10(a) and 2.10(b), except that: (i) stock covered by such awards will be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock will be deemed amended to refer instead to that number of shares of Parent Common Stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the Award Exchange Ratio; and (iii) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Equity Plan.

(h) Prior to the Effective Time, the Company will take all action that may be reasonably necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 2.10 and to ensure that, from and after the Effective Time, holders of Company Options, Company RSUs and Company Performance Units have no rights with respect thereto other than those specifically provided in this Section 2.10.

(i) At the Effective Time, Parent will assume the Company ESPP (in the form attached hereto as Exhibit F, with such changes that are determined necessary to reflect this Section 2.10(i) and the adjustment of the available share reserve under the Company ESPP after application of the Award Exchange Ratio) and each Company ESPP Option under the Company ESPP that is outstanding and the Company ESPP Offering Period has not expired will be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent assuming such Company ESPP Option in accordance with the terms of the Company ESPP (as in effect on the date of this Agreement) and the terms of the Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) of each Company Associate who is participating in the Company ESPP immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company ESPP Options assumed by Parent will thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company ESPP Option assumed by Parent will be automatically exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company ESPP Option assumed by Parent will be equal to the number of shares of Company Common Stock that were subject to such Company ESPP Option immediately prior to the Effective Time; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company ESPP Option assumed by Parent will be 95% of the Parent Common Stock Fair Market Value on

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the Company ESPP Purchase Date; and (iv) any restriction on a Company ESPP Option, as set forth in the terms of the Company ESPP (as in effect on the date of this Agreement) and in a Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) will continue in full force and effect notwithstanding such assumption or replacement.

(j) At the Effective Time, all accounts under Company Plans that are deferred compensation plans which provide for hypothetical investments in Company Common Stock (“DC Accounts”) will be converted into hypothetical investment accounts for Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock credited to the DC Account as of the Effective Time multiplied by (ii) the Award Exchange Ratio. At and following the Effective Time, the DC Accounts will continue to be governed by the terms of the applicable deferred compensation plans, provided that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such plans.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent in its sole discretion to be necessary or desirable to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action, and the Company and its officers and directors will be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.12 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Section 2 to any holder of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Body, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

Section 3. Representations and Warranties of the Company

Except as explicitly set forth in any registration statement, proxy statement or other statement, report, schedule, form or other document filed with the SEC by the Company on or after January 1, 2012 and prior to the date of this Agreement, but excluding any “risk factors” or similar statements in any such filings that are cautionary, predictive or forward-looking in nature, other than any specific factual information contained in such “risk factors” or similar statements, and except as set forth in the Company Disclosure Schedule, whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or

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subpart of the Company Disclosure Schedule will be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Company Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Company represents and warrants to the Parent Entities as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) Each of the Acquired Corporations is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except, in the case of good standing, for Entities organized under the laws of any jurisdiction that does not recognize such concept) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, with respect to the Subsidiaries of the Company, where the failure to be so duly organized, validly existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Acquired Corporations is qualified to do business as a foreign Entity, and is in good standing (except for any jurisdiction that does not recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own as of the date of this Agreement 5% or more of the capital stock of, or equity interests of any nature (and which capital stock or equity interests have a value exceeding $1,000,000) in, any other Entity, other than the Entities and interests identified in Part 3.1(c) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any such Entity in excess of $10 million.

3.2 Charter Documents. The Company has Made Available to Parent accurate and complete copies of the Charter Documents of each of the material Acquired Corporations, each as currently in effect. The Company has Made Available to Parent (a) accurate and complete copies of the charters of all committees of the Company Board and the board of directors of any Acquired Corporation that is not, directly or indirectly, wholly owned by the Company, and (b) any code of conduct or similar policy adopted by the Company, each as in effect as of the date hereof. Each Acquired Corporation has complied with its Charter Documents in all material respects.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to

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obtaining the Required Company Vote, to consummate the Merger and the other Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other Contemplated Transactions (other than, with respect to the Merger, the Required Company Vote and the filing of the certificate of merger pursuant to the KGCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Entities, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on or prior to the date hereof, adopted resolutions approving and declaring advisable this Agreement, the Merger and the other Contemplated Transactions (such approval and declaration having been made in accordance with the KGCC) and without limiting Section 5.5(c), resolving to make the Company Board Recommendation.

3.4 Non-Contravention; Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will: (i) conflict with or result in any breach of the Charter Documents of the Company; (ii) assuming that the Required Company Vote has been obtained and that all consents, approvals and authorizations contemplated by Section 3.4(b) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in a violation by the Company of any Legal Requirement or Order to which the Company is subject; (iii) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 3.4(a) of the Company Disclosure Schedule have been obtained or taken, violate, conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any Material Contract to which any Acquired Corporation is a party or by which any Acquired Corporation is bound or to which any Acquired Corporation’s properties or assets is subject; or (iv) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 3.4(a) of the Company Disclosure Schedule have been obtained or taken, result in the creation or imposition of any Lien upon the Acquired Corporations’ properties or assets pursuant to any Material Contract, except with respect to clauses (ii), (iii) and (iv) for such violations, conflicts breaches, defaults or Liens as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(b) None of the Acquired Corporations is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, except for: (i)

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such filings as are required under applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws; (ii) the pre-merger notification requirements under the HSR Act and such filings are necessary to comply with any other applicable competition, merger control, antitrust or similar Legal Requirement of any jurisdiction (together with the HSR Act, the “Antitrust Laws”); (iii) such filings as are necessary to comply with the Defense Production Act of 1950, 50 U.S.C. App. §2170, as amended by the Foreign Investment and National Security Act of 2007 (“FINSA”), the rules and regulations of the Committee on Foreign Investment in the United States (“CFIUS”) and any other Legal Requirement relating to restrictions on foreign investment in any jurisdiction; (iv) such filings as are necessary to comply with the National Industrial Security Program Operating Manual (DOD 5220.22-M) (“NISPOM”) with the Defense Security Service (“DSS”); (v) such filings as are necessary to comply with the International Traffic in Arms Regulations; (vi) such filings as are necessary to comply with the applicable rules of the NYSE; (vii) such filings, notices and Consents as are required under the FCC Act; (viii) such filings as are required by any State Commissions; (ix) such filings as are necessary to comply with the KGCC; (x) such filings as are required by any foreign regulatory bodies, none of which are material; and (xi) such filings, notices, Consents and expirations of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 6,000,000,000 shares of Company Common Stock, of which 3,004,205,406 shares have been issued and are outstanding as of October 11, 2012; (ii) 500,000,000 shares of Company Series 2 Common Stock, of which no shares are issued or are outstanding; (iii) 100,000,000 shares of Company Non-Voting Common Stock, of which no shares are issued or are outstanding; and (iv) 20,000,000 shares of Company Preferred Stock, of which (A) 3,000,000 shares have been designated as Preferred Stock-Sixth Series, Junior Participating, of which no shares have been issued or are outstanding, (B) 300,000 shares have been designated as Preferred Stock-Seventh Series, Convertible, of which no shares have been issued or are outstanding, (C) 232,745 shares have been designated as Ninth Series Zero Coupon Convertible Preferred Stock Due 2013, of which no shares have been issued or are outstanding, and (D) 16,467,255 shares have not been designated, have not been issued and are not outstanding. As of October 11, 2012, the Company held no shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights, purchase option, call, right of first refusal or any similar right. The Company is not under (and will not as a result of the Merger or any of the other Contemplated Transactions become under) any contractual obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other voting securities, except for obligations under Company Plans.

(b) As of October 11, 2012: (i) 66,866,935 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 73,813,916 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP; (iii) 22,227,728 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards; and (iv) 135,195,891 shares of Company Common Stock are reserved

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for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. The Company has Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of October 11, 2012 the following information: (A) the particular plan (if any) pursuant to which such Company Equity Award was granted; (B) the number of shares of Company Common Stock subject to such Company Equity Award; (C) the per share exercise price (if any) of such Company Equity Award; (D) the date on which such Company Equity Award was granted; (E) the date on which such Company Equity Award expires; (F) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (G) whether such Company Equity Award is a restricted stock unit or a restricted stock award; and (H) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all Company Equity Plans pursuant to which any outstanding Company Equity Awards were granted by the Company. No vesting schedule or provision, whether time-based or performance-based, of any Company Equity Award, will accelerate solely as a consequence of the Merger or any of the other Contemplated Transactions. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to any of the Acquired Corporations other than as set forth in Part 3.5(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.5(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other voting securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other voting securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or, other than any Company Plan, Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other voting securities.

(d) All outstanding shares of Company Common Stock, Company Equity Awards and other securities of any of the Acquired Corporations have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

(e) All of the outstanding shares of capital stock of each of the material Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any material Liens.

3.6 SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) The Company has filed with the SEC all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2009 through the date of this Agreement, and all amendments thereto (the “Company SEC Documents”). The Company has offered to make available to Parent accurate and complete copies of each Company SEC Document

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(including each exhibit thereto) that is not publicly available through EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15(e) and 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that the information required to be disclosed by the Company in the reports that it submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.

(c) The Company maintains a system of internal controls over financial reporting (as defined in, and required by, Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for external purposes. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate. Based solely upon such assessment, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC); and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject,

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in the case of unaudited financial statements, to normal and recurring year-end adjustments). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(e) To the Knowledge of the Company, the Company’s auditor has at all times since January 1, 2009 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Since January 1, 2009, all non-audit services performed by the Company’s auditors for the Acquired Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act have been so approved.

(f) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC in comment letters with respect to any of the Company SEC Documents.

(g) The Company is in compliance in all material respects with the applicable rules and regulations of the New York Stock Exchange LLC and the applicable listing requirements of the NYSE, and has not since January 1, 2009 received any notice asserting any non-compliance with the rules and regulations of the New York Stock Exchange LLC or the listing requirements of the NYSE.

(h) None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to the Acquired Corporations taken as a whole, except for: (a) liabilities reflected or reserved against on the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts (pursuant to the terms of such Company Contracts), to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such Company Contracts; and (d) liabilities described in Part 3.6(h) of the Company Disclosure Schedule.

3.7 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Acquired Corporations have conducted their businesses, in all material respects, in the ordinary course. Since the date of the Unaudited Interim Balance Sheet through the date hereof, there has not been any event, condition, circumstance, development, change or effect that has had, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Title to Assets. The Acquired Corporations either (i) own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance

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Sheet), or (ii) are the lessees or sublessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (except for leased assets that have been returned or vacated pursuant to the terms of the leases).

3.9 Insurance. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company, since January 1, 2009 each of the Acquired Corporations has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as the Company reasonably believes are adequate for the business and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries.

3.10 Real Property; Leasehold.

(a) There are no outstanding options or other Company Contracts to purchase, lease or use, or rights of first refusal to purchase, any real property having a value in excess of $200 million owned by any of the Acquired Corporations (the “Owned Real Property”).

(b) All real property leased to the Acquired Corporations pursuant to any lease or sublease, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, is referred to as the “Leased Real Property.” The Merger will not affect the enforceability against the applicable Acquired Corporation or, to the Company’s Knowledge, any other Person of any material lease or sublease or any material rights of an Acquired Corporation thereunder or otherwise with respect to any material Company Real Property, including the right to the continued use and possession of the Company Real Property for the conduct of business as presently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all material respects for the purpose of conducting the Acquired Corporations’ business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any Legal Requirement.

3.11 Intellectual Property.

(a) Each of the Acquired Corporations owns or possesses the right to use all Intellectual Property employed by it in connection with the businesses it operates, and no such ownership or right would be affected by the execution, delivery or performance of this Agreement, or the consummation of the Merger and the other Contemplated Transactions, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

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(b) None of the Acquired Corporations and none of the Company Products is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating (or has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated since January 1, 2009) any Intellectual Property of any other Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(c) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against any Acquired Corporation, except (i) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole, or (ii) as set forth in Part 3.11(c) of the Company Disclosure Schedule.

(d) Since January 1, 2009, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation, or violation of any Intellectual Property of any Third Party, or any invitation to take a license under the Intellectual Property of any Third Party, except (i) with respect to Intellectual Property under which the Acquired Corporations are licensed pursuant to agreements with such Third Party, (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole, or (iii) as set forth in Part 3.11(d) of the Company Disclosure Schedule.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will, with or without notice or the lapse of time or both, (i) result in any Third Party having (or give any Third Party) the right or option to modify or terminate any license, covenant not to sue, immunity or other rights with respect to any Intellectual Property granted to any of the Acquired Corporations, or (ii) result in any Third Party having (or give any Third Party) the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to Intellectual Property licensed to any of the Acquired Corporations, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(f) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions will, with or without notice or the lapse of time or both, (i) result in any Third Party having (or give or purport to give any Third Party) the right or option to a license, immunity or other rights with respect to the Intellectual Property of SoftBank or any of its Affiliates or (ii) impose a covenant not to sue on SoftBank or any of its Affiliates with respect to the Intellectual Property of SoftBank or any of its Affiliates.

(g) None of the Acquired Corporations is a party to or bound by any decree, judgment, order or arbitration award that is reasonably expected to require (i) any of the Acquired Corporations to grant to any Third Party any license, immunity or other right with respect to any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

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3.12 Data Protection. Each of the Acquired Corporations (a) is and since January 1, 2009 has been in compliance in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, data protection, user data, or Personal Data; and (b) has implemented and maintained a data security plan that maintains commercially reasonable administrative, technical and physical safeguards to protect Personal Data against loss, damage, and unauthorized access and use. Since January 1, 2009, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of Personal Data maintained by or on behalf of any of the Acquired Corporations. Since January 1, 2009, no Person (including any Governmental Body) has made any claim or commenced any action with respect to loss, damage, or unauthorized access or use of Personal Data maintained by or on behalf of any of the Acquired Corporations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. None of (i) the execution, delivery, or performance of this Agreement or (ii) the consummation of the Merger or any of the other Contemplated Transactions will violate any Company Privacy Policy or any Legal Requirement pertaining to privacy, data protection, user data, or Personal Data, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

3.13 Contracts.

(a) Part 3.13(a) of the Company Disclosure Schedule identifies each of the following Company Contracts that is unexpired and effective as of the date of this Agreement (each such Company Contract, a “Material Contract”):

(i) any Company Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S–K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any credit agreement, indenture or other Company Contract with any Third Party related to any Indebtedness for borrowed money in excess of $100 million;

(iii) any Company Contract entered into after the date of the Unaudited Interim Balance Sheet involving the acquisition from a Third Party or disposition to a Third Party, directly or indirectly (by merger or otherwise), of assets outside of the ordinary course of business or capital stock or other equity interests for aggregate consideration under such Company Contract (or series of related Company Contracts) in excess of $100 million (other than acquisitions or dispositions of inventory, capital expenditures or capital commitments, in each case in the ordinary course of business);

(iv) any Company Contract related to an acquisition, divestiture, merger or similar transaction that contains indemnities, “earn-outs” or other contingent payment obligations that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $250 million, in each case other than any Company Contracts concerning Tax matters, which are governed solely by Section 3.17 hereof;

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(v) any Company Contract obligating the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory in the ordinary course of business, acquisitions of network equipment in the ordinary course of business or acquisitions that do not exceed $200 million;

(vi) any Company Contract providing for any guarantee or assumption of Indebtedness of any Third Party or reimbursement of any maker of a letter of credit, except for any such Company Contracts entered into in the ordinary course of business that relate to Indebtedness which does not exceed $100 million;

(vii) any license agreements that are material to the Acquired Corporations taken as a whole pursuant to which the Company or any of its Subsidiaries licenses in any Intellectual Property owned by a Third Party, other than license agreements for software or hardware that is generally commercially available, or licenses out any material Intellectual Property owned by any of the Acquired Corporations;

(viii) any customer or vendor Company Contract the performance of which involves, individually or together with related Company Contracts with the same customer or vendor, as the case may be, annual consideration in excess of $100 million (in the case of customer Company Contracts) or annual consideration in excess of $200 million (in the case of vendor Company Contracts), in each case which are not cancelable by the Company on 90 calendar days’ or less notice without premium or penalty, other than acquisitions of inventory, network equipment or cell tower leases in the ordinary course of business;

(ix) any roaming Company Contracts that cannot be terminated without premium or penalty on 90 days or less notice with respect to the wireless services of the Acquired Corporations; or any long distance, indefeasible right of use, non-tariff interconnection Company Contracts for transport of voice, data, or Internet Protocol traffic; or wholesale Company Contract with a reseller, in each case that is material to the Acquired Corporations taken as a whole;

(x) any Company Contract that includes any exclusive dealing arrangement or any other arrangement that grants any material right of first refusal or material right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Acquired Corporations to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(xi) any Company Contract that limits or restricts the Acquired Corporations taken as a whole in any material respect from (A) engaging or competing with any Third Party in any material activity or material line of business or (B) competing with any Third Party or operating in any location;

(xii) any Company Contract the effect of which would be to grant to any Third Party following the Merger any actual or potential right or license to any material Intellectual Property owned as of the date of this Agreement by any of the Acquired Corporations solely as a result of the Merger;

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(xiii) any Company Contract pursuant to which any of the Acquired Corporations could be required to purchase or sell, as applicable, any wireless spectrum, in each case that is material to the Acquired Corporations taken as a whole; and

(xiv) any Company Contract set forth in Part 3.13(a)(xiv) of the Company Disclosure Schedule.

The Company has Made Available to Parent an accurate and complete copy (with the exception of redactions) of each Material Contract.

(b) Except to the extent that it has previously expired in accordance with its terms, each Material Contract is valid and in full force and effect in all material respects, and is enforceable against the Acquired Corporations party thereto (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) (i) None of the Acquired Corporations is in material violation, breach or default under any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation, breach or default under, any Material Contract; and (iii) none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

3.14 Government Contracts.

(a) To the Knowledge of the Company, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect.

(b) The Acquired Corporations and each of their employees are in compliance in all material respects with all terms and conditions of each Government Contract to which they are parties, and are performing in all material respects all obligations to be required to be performed by them thereunder.

(c) Neither any of the Acquired Corporations nor any of their respective current officers or directors or principals or employees (as defined in FAR 52.209-5) have been debarred or suspended from doing business with the United States Government or any of its agencies or any other Governmental Body (other than Governmental Bodies with whom the Acquired Corporations are prohibited from doing business pursuant to Legal Requirements), received written notice that any such suspension or debarment action has been proposed, or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs (available at www.epls.gov). No circumstances exist to the Knowledge of the Company that would warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries, or any of their respective current officers or directors or

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principals or employees in connection with the performance of their duties for or on behalf of the Acquired Corporations.

(d) No show cause notices, notices of termination for default, or cure notices have been issued relating to any Government Contract against any of the Acquired Corporations, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business, and to the Knowledge of the Company no event, condition or omission has occurred or exists that have resulted in a termination for default of such Government Contract. Other than routine cost or pricing audits, none of the Acquired Corporations is being audited as of the date hereof by any Governmental Body relating to any Government Contracts which audit has been found to result in noncompliance with a Government Contract.

(e) Neither any of the Acquired Corporations nor (to the Knowledge of the Company) any of their respective officers or directors or principals (as defined in FAR 52.209-5) are currently, and none of the foregoing have been since January 1, 2009, (i) charged with, received, or been advised in writing or orally of any charge, investigation, claim, or assertion of, or indicted or convicted for, criminal activity with respect to any alleged material violation of a Government Contract, or (ii) had a civil judgment rendered against them with respect to any alleged material violation of a Government Contract.

(f) Since January 1, 2009, none of the Acquired Corporations has made any voluntary disclosure regarding material non-compliance relating to any material Government Contract that remains uncured or unresolved in any material respect.

(g) To the Knowledge of the Company, none of the Acquired Corporations has taken any action or is a party to any litigation pertaining to any Government Contract that could reasonably be expected to give rise to: (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, (iii) a claim under the Contract Disputes Act, or (iv) any other request for a reduction in the price of any Government Contract.

3.15 Compliance with Legal Requirements; Licenses; Spectrum Leases.

(a) The business of the Company and the Acquired Corporations has been since January 1, 2009 and is being conducted in compliance in all material respects with all Legal Requirements, Orders and Licenses, in each case other than with respect to Tax matters, which are governed solely by Section 3.17 hereof. As of the date hereof, no material investigation by any Governmental Body with respect to any of the Acquired Corporations or any of their material assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Body indicated to any of the Acquired Corporations in writing an intention to conduct the same, in each case other than with respect to Tax matters, which are governed solely by Section 3.17 hereof. Each of the Acquired Corporations has obtained and is in compliance in all material respects with all Communications Licenses necessary to conduct its business as conducted as of the date hereof.

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(b) Part 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of:

(i) all Spectrum Leases for the use by any of the Acquired Corporations of wireless spectrum licensed to other FCC licensees, all material Licenses necessary to conduct the business of the Acquired Corporations as presently conducted (the “Material Licenses”), and all Licenses, other than business radio licenses, point-to-point microwave licenses and experimental licenses, issued or granted to any of the Acquired Corporations by the FCC (such Licenses, together with Section 214 authorizations set forth in (ii) below, “FCC Licenses”) (A) having an expiration date within three years of the date of this Agreement, (B) subject to FCC construction or substantial service requirements that, as of the date of this Agreement, remain unfulfilled or (C) subject to modification after re-banding;

(ii) all Section 214 authorizations;

(iii) all Material Licenses issued or granted to any of the Acquired Corporations by State Commissions for the conduct of any telecommunications business (“State Licenses”);

(iv) all Material Licenses issued or granted to any of the Acquired Corporations by foreign Governmental Bodies regulating telecommunications businesses (collectively with the FCC Licenses and State Licenses, the “Communications Licenses”);

(v) all pending applications for Licenses that would be Communications Licenses if issued or granted; and

(vi) all pending applications by any of the Acquired Corporations for material modification, extension or renewal of any Communications License.

Part 3.15(b) of the Company Disclosure Schedule sets forth, for each License listed therein, (i) the lawful, beneficial and exclusive holder, (ii) the call sign or other identifying information and (iii) the frequency block and market area.

(c) Each of the Acquired Corporations is in compliance in all material respects with its obligations under each of the Communications Licenses and the rules and regulations of the FCC, the State Commissions and foreign Governmental Bodies. There is not pending from or, to the Knowledge of the Company, threatened by the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Body any proceeding, notice of violation, order of forfeiture or complaint or investigation against any of the Acquired Corporations relating to any of the Communications Licenses, that, if determined as requested by the moving party or as indicated in any document initiating the proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Communications License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any application, petition, objection or other pleading

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with the FCC, the FAA or any other Governmental Body that challenges or questions the validity of or any rights of the holder under any such FCC License or State License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. To the Company’s Knowledge, except as set forth on Part 3.15(c) of the Company Disclosure Schedule, the FCC Licenses will be renewed in the ordinary course and there is no event, condition or circumstance that could reasonably be expected to preclude the FCC Licenses from being renewed in the ordinary course.

(d) Each Spectrum Lease to which an Acquired Corporation is a party is (i) valid and binding, (ii) meets in all material respects all applicable Legal Requirements, and (iii) is enforceable in accordance with its terms.

(e) To the Knowledge of the Company, other than (i) the terms of the applicable Spectrum Lease, (ii) the FCC rules limiting the duration of such Spectrum Lease, (iii) the FCC’s renewal of the underlying License, and (iv) the FCC’s renewal of its consent to any De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any Spectrum Lease in the ordinary course of business.

(f) None of the Acquired Corporations has, nor to the Knowledge of the Company has any other party to any material Spectrum Lease, claimed in writing that a counterparty to such material Spectrum Lease is in material breach or default under such Spectrum Lease, and any past material breach or default has been waived, cured or otherwise settled.

(g) No party to any material Spectrum Lease has claimed in writing nor, to the Knowledge of the Company, has any party threatened in writing that it has the right to terminate the Spectrum Lease or to seek damages against any transferor for the violation, breach or default by a transferor of any Spectrum Lease.

(h) No Acquired Corporation is a party to any Contract to assign or otherwise dispose of, or that would materially and adversely affect, Parent’s or any of the Acquired Corporations’ ownership of, any material Spectrum Lease after the Effective Time.

(i) To the Knowledge of the Company, all FCC Licenses underlying the Spectrum Leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC License.

(j) The Acquired Corporations validly hold the Communications Licenses. The Communications Licenses are free and clear of all Liens or any restrictions which would reasonably be expected, individually or in the aggregate, to limit the full operation of the Communications Licenses in any material respect.

(k) All of the currently operating cell sites, microwave paths, fiber routes, and other network facilities of Acquired Corporations in respect of which a filing with a Governmental Body was required have been constructed and, to the Knowledge of the Company,

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are currently operated in all material respects as represented to the Governmental Body in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes and other network facilities have been preceded by the submission to the Governmental Body of all required filings. Without limiting the foregoing, all such cell sites, microwave paths, fiber routes and other network facilities were constructed and, to the Knowledge of the Company, are operated in all material respects in accordance with the applicable environmental processing requirements (including environmental assessments for tower siting and radiofrequency radiation exposure limitations as provided in FCC rules and regulations) and conform in material respects to all applicable Legal Requirements.

(l) The Acquired Corporations have filed all material reports required by the FCC rules and in connection with any State Licenses, and have paid all assessments required by federal or state regulations, except where exempted or waived or where such failure to file a report or pay an assessment would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(m) The Acquired Corporations do not hold any Communications License to offer, and do not offer, any services or features other than (i) wireless voice and data services and features, (ii) landline long distance services, (iii) landline local exchange services, (iv) Internet backbone or other high speed transmission services, and (v) any other communications services or features.

3.16 Certain Business Practices.

(a) Since January 1, 2009, to the Knowledge of the Company, neither any of the Acquired Corporations, nor any director, officer, employee or agent of any of the Acquired Corporations, has, directly or indirectly, (i) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Body, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage, or (ii) taken any action which would cause them to be in violation of (x) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (y) the UK Bribery Act 2010; or (z) any other anti-corruption or anti-bribery Legal Requirements applicable to the Acquired Corporations (whether by virtue of jurisdiction or organization or conduct of business).

(b) Since January 1, 2009, to the Knowledge of the Company, neither any of the Acquired Corporations, nor any director, officer, employee or agent of any of the Acquired Corporations, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(c) Each Acquired Corporation has conducted its export transactions in material compliance with all Legal Requirements where it is located and where it conducts

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business, and is in material compliance in all respects with all U.S. import and export Legal Requirements and all comparable Legal Requirements outside the United States. To the Knowledge of the Company, none of the Acquired Corporation engages in any transactions that may be subject to regulation under the International Traffic in Arms Regulations (as set forth at 22 CFR Parts 120-129).

3.17 Tax Matters.

(a) All material Tax Returns required to be filed under Legal Requirements by or with respect to each of the Acquired Corporations have been filed. Each of such Tax Returns is true, correct and complete in all material respects, and all Taxes shown on such Tax Returns have been timely paid. There are no material Liens for Taxes upon any assets of the Acquired Corporations.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Acquired Corporations for all taxable periods through the date of such financial statements.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending against or with respect to any of the Acquired Corporations in respect of any Tax or Tax asset which is reasonably likely to be upheld and which, if upheld, would reasonably be expected to be material.

(d) As of the date hereof, none of the Acquired Corporations has received written notice of any claim made by a Governmental Body in a jurisdiction where such Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(e) Since January 1, 2009, none of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) None of the Acquired Corporations has any liability for the Taxes of any Third Party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(g) None of the Acquired Corporations is a party to any Tax sharing agreement or Tax indemnity agreement, and none of the Acquired Corporations has assumed the Tax liability of any other Person under Contract, other than (i) any such agreement that includes solely some or all of the Acquired Corporations, (ii) any such agreement with customers, vendors, lessors or similar third parties entered into in the ordinary course of business or (iii) any agreement that as of the Closing Date is expected to terminate without any further material payments being required to be made.

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(h) None of the Acquired Corporations has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(i) None of the Acquired Corporations is or has been, within the last five years, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the Unaudited Interim Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, the Acquired Corporations are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Acquired Corporations.

(k) The Acquired Corporations are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction or incentive agreement, arrangement or order.

3.18 Employee and Labor Matters; Benefit Plans.

(a) (i) None of the Acquired Corporations is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Acquired Corporations and (ii) no Covered Employees are represented by any works council or other form of collective employee representation with respect to employment with any Acquired Corporations. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees. There is no walkout, strike, union activity, picketing, work stoppage or work slowdown or any other similar occurrence pending against any of the Acquired Corporations or, to the Knowledge of the Company, threatened in writing. Each of the Acquired Corporations is, and has since January 1, 2009 been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, employee representatives or other representative bodies in order to consummate the Merger or any of the other Contemplated Transactions.

(b) Part 3.18(b) of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Plan maintained in the United States (collectively, the “U.S. Plans”).

(c) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each U.S. Plan, including all amendments

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thereto and all related trust documents; (ii) the most recent IRS determination or opinion letter issued with respect to each U.S. Plan intended to be qualified under Section 401(a) of the Code; and (iii) with respect to each material Foreign Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan and (B) any document comparable to the determination letter referenced under clause (iii) above issued by a Governmental Body relating to the satisfaction of applicable law necessary to obtain the most favorable tax treatment.

(d) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, (i) each of the Acquired Corporations and Company Affiliates has performed all obligations required to be performed by it under each U.S. Plan and each U.S. Plan has been established, maintained and funded in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, and (ii) with respect to each applicable U.S. Plan, (A) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; and (B) there are no actions, suits, claims audits, inquiries, or proceedings pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any, or with respect to, such Company Plan or fiduciary thereto or against the assets of any such Company Plan.

(e) No U.S. Plan is a (i) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (ii) plan subject to Section 413 of the Code, (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Part 3.18(f) of the Company Disclosure Schedule contains a true, correct and complete list of each U.S. Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) which is subject to Title IV of ERISA or Section 412 of the Code. Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, as of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer the Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by the Company or a Company Affiliate that has not been satisfied in full; (iii) each Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any “accumulated funding deficiency,” as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived; and (iv) no Pension Plan has incurred any event described in Section 4041 (other than the standard termination contemplated therein), 4062 or 4063 of ERISA.

(g) No Company Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Legal Requirements.

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(h) Except as set forth in Part 3.18(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions will (either alone or upon the occurrence of a termination of employment) constitute an event under any Company Plan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code or (iii) the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 409A or Section 4999 of the Code.

(i) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in material liability to the Acquired Companies taken as a whole, (i) each Company Plan, that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), subject to Section 409A, is in compliance with Section 409A and (ii) no event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(j) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, with respect to each material Foreign Plan: (i) all employer and employee contributions required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued; (ii) the fair market value of the assets of each such Funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and neither the Merger nor any of the other Contemplated Transactions will cause such assets or insurance obligations to be less than such benefit obligations; (iii) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available; and (iv) to the extent applicable, each such Foreign Plan has been approved by the relevant taxation and other Governmental Bodies so as to enable: (A) the Company or any of its Company Affiliates and the participants and beneficiaries under the relevant Foreign Plan and (B) in the case of any such Foreign Plan under which resources are set aside in advance of the benefits being paid (a “Funded Foreign Plan”), the assets held for the purposes of the Funded Foreign Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

3.19 Environmental Matters.

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(a) Each of the Acquired Corporations: (i) is and since January 1, 2009 has been in compliance in all material respects with all applicable Environmental Laws; and (ii) possesses all material permits and other authorizations of Governmental Bodies required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof in all material respects.

(b) Except for matters which have been resolved to the satisfaction of the issuing Governmental Authority, (i) none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication, from a Governmental Body that alleges that any of the Acquired Corporations has violated any Environmental Law, (ii) all Leased Real Property and any other property that is owned or controlled by any of the Acquired Corporations, and all surface water, groundwater and soil associated with such property, is free of any Materials of Environmental Concern in all material respects and (iii) none of the Acquired Corporations has Released any Materials of Environmental Concern except in compliance with all applicable Environmental Laws in all material respects.

3.20 Transactions with Affiliates. As of May 15, 2012, other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts or transactions between any Acquired Corporation, on the one hand, and any of the directors, officers or other Affiliates (which are not themselves an Acquired Corporation) of any Acquired Corporation, on the other hand.

3.21 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations, reasonably expected to result in a claim involving an amount in dispute in excess of $100 million.

(b) As of the date hereof, there is no Order to which any of the Acquired Corporations is subject that materially and adversely affects or could reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Acquired Corporations taken as a whole.

3.22 Takeover Statute. Assuming that immediately prior to the execution and delivery of this Agreement and the Bond Purchase Agreement neither SoftBank nor any of its “affiliates” is an “interested shareholder” of the Company, the Company Board has taken all corporate actions necessary to cause the restrictions applicable to business combinations contained in KSA 17-12,100 through KSA 17-12,104 to be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions.

3.23 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or

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commission in connection with the Contemplated Transactions based upon arrangements made by, or on behalf of, any Acquired Corporation.

3.24 Opinion of Financial Advisors. Prior to the execution of this Agreement, the Company Board received an opinion from each of the Company Financial Advisors to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the aggregate Merger Consideration is fair to the holders of the Company Common Stock (other than Parent, Merger Sub or any other wholly owned Subsidiary of Parent) from a financial point of view. The Company will make available to Parent only for information purposes a copy of such opinions promptly following the execution of this Agreement.

3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3 or in the Bond Purchase Agreement, the Company acknowledges that neither the Parent Entities nor any other Person on their behalf, makes any express or implied representation or warranty with respect to the Parent Entities or any information provided to any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations, and the Company has not relied on such information or any other representation or warranty not set forth in this Agreement or the Bond Purchase Agreement.

Section 4. Representations and Warranties of Parent Entities

Except as set forth in the Parent Disclosure Schedule, whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Parent Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Parent Disclosure Schedule will be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 4; (b) the Section or subsection of this Section 4 corresponding to any other part or subpart of the Parent Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 4 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Parent Entities represent and warrant to the Company as follows:

4.1 Due Organization. Each of HoldCo, Parent and Merger Sub is duly organized, validly existing and in good standing, under the laws of the jurisdiction in which it is incorporated. SoftBank is organized and validly existing under the laws of Japan.

4.2 Charter Documents. The Parent Entities have Made Available to the Company accurate and complete copies of the Charter Documents of all of the Parent Entities, each as currently in effect. Each of the Parent Entities is in compliance with its Charter Documents.

4.3 Ownership. HoldCo is a wholly owned subsidiary of SoftBank. Parent is a wholly owned subsidiary of HoldCo that was formed solely for the purpose of engaging in the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First

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Primary Investment. Merger Sub is a wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions. Since their respective dates of incorporation and prior to the Effective Time, HoldCo, Parent and Merger Sub have not carried on, and will not carry on, any business or conduct any operations other than the execution of this Agreement, the performance of their respective obligations hereunder, the consummation of the Merger and the other Contemplated Transactions and matters ancillary thereto. None of the Parent Entities owns, beneficially or of record, any Company Common Stock or any stock of the Acquired Corporations.

4.4 Authority; Binding Nature of Agreement.

(a) Each of the Parent Entities has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Contemplated Transactions, including the Debt Financing. The execution, delivery and performance of this Agreement by each of the Parent Entities and the consummation by each of the Parent Entities of the Merger and the other Contemplated Transactions, including the Debt Financing, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Parent Entities is necessary to authorize this Agreement or to consummate the Merger and the other Contemplated Transactions, including the Debt Financing. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against the Parent Entities in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of each of the Parent Entities, at a meeting duly called and held on or prior to the date hereof, at which all of the directors of each of the Parent Entities were present, or by action by written consent, unanimously adopted resolutions approving this Agreement, the Merger and the other Contemplated Transactions, including the Debt Financing.

4.5 Non-Contravention; Consents.

(a) Neither the execution and delivery of this Agreement by any of the Parent Entities nor the consummation by any of the Parent Entities of the Merger and the other Contemplated Transactions, including the Debt Financing, will: (i) conflict with or result in any breach of the Charter Documents of any of the Parent Entities; (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in a violation by any of the Parent Entities of any Legal Requirement or Order to which any of the Parent Entities is subject; (iii) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 4.5(a) of the Parent Disclosure Schedule have been obtained or taken, violate, conflict with, result in a breach of, or constitute (with notice or

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lapse of time or both) a default under any material Contract to which any Parent Entity or any of its Subsidiaries is a party or by which any Parent Entity or any of its Subsidiaries is bound or to which any of the Parent Entities’ or any of their respective Subsidiaries’ properties or assets is subject; or (iv) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 4.5(a) of the Parent Disclosure Schedule have been obtained or taken, result in the creation or imposition of any Lien upon any of the Parent Entities or any of their respective Subsidiaries’ properties or assets pursuant to any material Contract, except with respect to clauses (ii), (iii) and (iv) for such violations, conflicts breaches, defaults or Liens as would not, individually or in the aggregate, prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions, including the Debt Financing, by the Parent Entities.

(b) None of the Parent Entities is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, including the Debt Financing, except for: (i) such filings as are required under applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws; (ii) the pre-merger notification requirements under the HSR Act and such filings are necessary to comply with any of the Antitrust Laws; (iii) such filings as are necessary to comply with the Defense Production Act of 1950, 50 U.S.C. App. §2170, as amended by FINSA, the rules and regulations of CFIUS and any other Legal Requirement relating to restrictions on foreign investment in any jurisdiction; (iv) such filings as are necessary to comply with NISPOM with DSS; (v) such filings as are necessary to comply with the International Traffic in Arms Regulations; (vi) such filings as are required under the FCC Act; (vii) such filings as are required by any State Commissions; (viii) such filings as are necessary to comply with the Delaware General Corporation Law; (ix) such filings as are required by any foreign regulatory bodies, none of which are material; (x) as required by the NASD Bylaws (as they relate to the Registration Statement and the Prospectus/Proxy Statement); and (xi) such filings, notices, Consents and expirations of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities.

4.6 Compliance. The business of Parent and the Parent Entities has been since January 1, 2009 and is being conducted in compliance with all Legal Requirements, Orders and Licenses, except for noncompliance that, individually or in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities. As of the date hereof, no investigation by any Governmental Body with respect to Parent or any of its Subsidiaries or any of their material assets is pending or, to the Knowledge of SoftBank, threatened, nor has any Governmental Body indicated to any Parent Entity in writing an intention to conduct the same, except as would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities.

4.7 Capitalization. At the Effective Time, Parent will have the number of authorized shares of capital stock necessary to enable Parent to consummate the Merger and the

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other Contemplated Transactions in accordance with the terms of this Agreement. All outstanding shares of Parent Common Stock, when issued in accordance with the requirements of this Agreement and other applicable documents, will be validly issued, fully paid and non-assessable and free of preemptive rights or purchase option, call, right of first refusal or any similar rights.

4.8 No Vote Required. Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the date hereof. No vote or other action by the stockholders of any other Parent Entity is required by any Legal Requirement, such Parent Entity’s Charter Documents or otherwise in order for such Parent Entity to consummate the Merger, the Debt Financing and the other Contemplated Transactions.

4.9 Debt Financing.

(a) Concurrently with the execution of this Agreement, SoftBank has delivered to the Company copies of the Commitment Letters pursuant to which, and subject to the terms and conditions of which, the Financing Parties have committed to lend the amounts set forth therein to SoftBank for the purpose of funding the Merger and the other Contemplated Transactions (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Debt Financing”).

(b) The Commitment Letters have been duly executed and delivered by, and constitute valid and binding obligations of SoftBank. To the Knowledge of SoftBank, the Commitment Letters constitute valid and binding obligations of the Financing Parties, enforceable against the Financing Parties in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, (i) each of the Commitment Letters in the form so delivered is (as to SoftBank and, to the Knowledge of SoftBank, the Financing Parties) valid and in full force and effect, (ii) none of the Commitment Letters has been withdrawn, terminated or otherwise amended or modified in any respect, (iii) SoftBank is not in breach of any of the material terms set forth therein, and (iv) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by SoftBank of any material term of the Commitment Letters that would prevent the funds from being available, or the Financing Parties from lending, pursuant to the terms of the Commitment Letters.

(c) The Commitment Letters constitute, as of the date hereof, the entire and complete agreement among the respective parties thereto with respect to the Debt Financing contemplated thereby. Except as set forth, described or provided for in the Commitment Letters, there are no conditions precedent to the respective obligations of the Financing Parties under the Commitment Letters to provide the Debt Financing. The aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the Merger and the other Contemplated Transactions and, together with other cash sources, are sufficient to consummate the Merger and the other Contemplated Transactions.

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(d) As of the date hereof, (i) SoftBank has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the funding contemplated in the Debt Financing will not be made available to SoftBank on a timely basis in order to consummate the Merger and the other Contemplated Transactions, (ii) no event has occurred, to the Knowledge of SoftBank, which would make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect and (iii) no Financing Party has notified SoftBank of its intention to terminate any of the commitments set forth in the Commitment Letters or not to provide the Debt Financing.

(e) SoftBank has fully paid any and all commitment fees, if any, and other fees required by the Commitment Letters to have been paid to the Financing Parties on or prior to the date hereof.

4.10 Brokers and Expenses. No broker, finder or investment banker (other than the Parent Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by, or on behalf of, any of the Parent Entities.

4.11 Tax Treatment. None of the Parent Entities is aware of any fact or circumstance, including any action that it has taken or agreed to take, that would be reasonably likely to prevent the exchanges that occur pursuant to the Merger, taken together, from qualifying as exchanges described in Section 351 of the Code.

4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3 or in the Bond Purchase Agreement, the Parent Entities acknowledge that neither the Acquired Corporations nor any other Person on their behalf, makes any express or implied representation or warranty with respect to the Acquired Corporations or any information provided to any other Person resulting from the distribution to the Parent Entities, or the Parent Entities’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent Entities in certain “data rooms” or management presentations, and the Parent Entities have not relied on such information or any other representation or warranty not set forth in this Agreement or the Bond Purchase Agreement.

Section 5. Certain Covenants of the Parties

5.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), subject to applicable Legal Requirements, the Company will, and will cause the respective Representatives of the Company to upon reasonable prior notice: (x) provide the Parent Entities and their respective Representatives with reasonable access during normal business hours, to the offices, properties and books and records of the Acquired Corporations; and (y) provide SoftBank, Parent and their Representatives with such additional financial and operating data, and other documents and information, regarding the Acquired Corporations, in each case as SoftBank or Parent may reasonably request.

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(b) Notwithstanding the foregoing, (i) no Parent Entity will have access to individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject it or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege, and (ii) the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by Legal Requirement or Contract to which any Acquired Corporation is a party. All such access will be subject to reasonable restrictions imposed from time to time with respect to any applicable confidentiality agreement then in effect with any Person; provided, however, that for such information that is so subject to a confidentiality agreement, the Company will, in good faith, use its commercially reasonable efforts to obtain access for Parent’s Representatives. In conducting any inspection of any properties of the Acquired Corporations, the Parent Entities and their Representatives will not unreasonably interfere with the business conducted at such property. During the Pre-Closing Period, the Parent Entities and their Representatives will not have the right to conduct environmental testing or sampling at any of the facilities or properties of any of the Acquired Corporations. All information obtained pursuant to this Section 5.1 will be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

(c) Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company will promptly provide SoftBank and Parent with copies of:

(i) any material written materials or communications sent by or on behalf of the Company to its stockholders, except for those filed with the SEC which are immediately available on EDGAR; and

(ii) any material written materials or communications sent or received by any Acquired Corporation to or from any rating agency (including any such materials or communications relating to any potential downgrade, watchlist, outlook change or otherwise relating to any credit rating of any Acquired Corporation or its outstanding obligations).

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except as (w) required by this Agreement or by Legal Requirements or Orders, (x) expressly permitted by the terms of this Section 5.2, or (y) set forth in Part 5.2 of the Company Disclosure Schedule or (z) consented to by Parent (which consent, as to subsection (ii) hereof, will not be unreasonably withheld, conditioned or delayed):

(i) the Company will, and will cause each other Acquired Corporation to, conduct its business: (A) in the ordinary course and in accordance with past practice; and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts, in each case in all material respects;

(ii) the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) preserve substantially intact its current business

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organization and (y) keep available the services of its current officers and key employees and maintain its relations and goodwill with material suppliers, customers, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the respective Acquired Corporations; and

(iii) the Company will promptly notify Parent of (A) any written notice or other written communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened in writing against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other Contemplated Transactions.

Notwithstanding anything to the contrary contained in this Section 5.2(a), no action or failure to take action by any Acquired Corporation with respect to matters specifically addressed by any provision of Section 5.2(b) will constitute a breach under this Section 5.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.2(b).

(b) During the Pre-Closing Period, except as (v) required by this Agreement or by Legal Requirements or Orders, (w) expressly permitted by the terms of this Section 5.2, (x) set forth in Part 5.2(b) of the Company Disclosure Schedule, (y) may be necessary or advisable to satisfy the condition to Closing set forth in Section 6.11 or (z) consented to by Parent (which consent, as to subsections (ii), (iii), (vii) and (ix) hereof, will not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause the other Acquired Corporations not to:

(i) declare or pay any dividend or make any other distribution in respect of any shares of capital stock (other than between or among wholly owned Acquired Corporations in the ordinary course of business), split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock of the Company other than repurchases from employees of the Company following termination of employment pursuant to the terms of an applicable pre-existing restricted stock agreement or Company Plan;

(ii) sell, issue, grant, deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock; (B) any option, call, warrant or right to acquire any capital stock; or (C) any instrument convertible into or exchangeable for any capital stock (except for such actions in clause (A), (B) or (C) between or among wholly owned Acquired Corporations in the ordinary course of business and consistent with past practice) and except that: (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement, or granted after the date hereof in compliance with this Agreement or upon the vesting or settlement of Company RSUs outstanding as of the date of this Agreement or granted after the date hereof in compliance with this Agreement and (y) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any employee of the Company in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review and grant process (x) options (having an exercise price

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equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing the Company’s standard vesting schedule and other terms and conditions), (y) Company RSUs (containing the Company’s standard vesting schedule and other terms and conditions) or (z) Company Performance Units (containing the Company’s standard vesting schedule) under the Company Equity Plans; provided, however, that with respect to the grant of Company RSUs and Performance Units subject to a performance-based vesting schedule, the Company will take such actions as are necessary to ensure that the vesting schedule of these awards does not convert to time-based vesting in accordance with the applicable Company Equity Plan but is otherwise consistent with the terms and conditions of the Company’s standard vesting schedule; provided further, that the Company shall not be permitted to implement a long-term incentive plan or program for 2013 or otherwise grant any options, restricted stock, restricted stock units, performance units or any other award that would constitute a Company Equity Award, if granted, in lieu thereof.

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Equity Award or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement;

(iv) (A) amend or permit the adoption of any amendment to any of the Company’s Charter Documents, or (B) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, in the case of the actions in clause (B), except by between or among wholly owned Subsidiaries of the Company;

(v) acquire any equity interest in a Third Party or make any asset acquisition from a Third Party (other than acquisitions of a type that would not require disclosure in Section 3.13(a)(iii) or Section 3.13(a)(v)), other than any acquisition of equity (i) for consideration not exceeding $100 million or (ii) made in the ordinary course of business in the Company’s or any of its Subsidiaries’ investment portfolios;

(vi) make any capital expenditure that, when added to all other capital expenditures made by the Acquired Corporations since the date of this Agreement, exceeds $8,500,000,000;

(vii) other than in the ordinary course of business, (A) enter into any Material Contract, (B) amend or waive in any material respect or terminate any Material Contract or (C) grant any material exclusive license or right with respect to any Intellectual Property of any of the Acquired Corporations;

(viii) lend money to any Third Party (other than reimbursement of expenses made in the ordinary course of business), or incur or guarantee any indebtedness for

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borrowed money or obtain or enter into any bond or letter of credit or any related Contract, in each case except for (i) indebtedness incurred in the ordinary course of business under the Company’s current borrowing agreements or indentures, (ii) indebtedness solely among or between Acquired Corporations in the ordinary course of business, (iii) any guarantee or support arrangement by an Acquired Corporation of obligations of one or more other Acquired Corporation in the ordinary course of business, (iv) any refinancing of any such indebtedness described in clauses (i), (ii) or (iii) on market terms or (v) indebtedness not in excess of $3,000,000,000; provided, however, that any such indebtedness shall expressly permit the consummation of the Merger, and shall not include any default or prepayment right as a result thereof;

(ix) establish, adopt, enter into or amend any Company Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its executive officers (except that the Company: (A) may provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practice in connection with the Company’s customary employee review process; (B) may amend the Company Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practice in accordance with existing bonus and profit sharing plans referred to in Part 3.18(b) of the Company Disclosure Schedule);

(x) other than in the ordinary course of business consistent with past practice, materially change any personnel policies or other business policies, or any of its methods of accounting (other than as required by Legal Requirements or GAAP) in any respect;

(xi) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to any of the Acquired Corporations, surrender any right to claim a refund of Taxes, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Body, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, destruction or disposal would have the effect of materially increasing the Tax liability of any of the Acquired Corporations for any period ending after the Effective Time or materially decreasing any Tax attribute of any of the Acquired Corporations existing at the Effective Time;

(xii) settle any Legal Proceeding other than Legal Proceedings (w) reserved against in the Company’s financial statements, (x) with respect to which the settlement involves solely the payment by the Acquired Corporations of an amount less than $50 million individually and less than $200 million in the aggregate for all Legal Proceedings, (y) that are covered by existing insurance policies subject to the deductible of such insurance policies or (z) settled in the ordinary course of business; or

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(xiii) agree or commit to take any of the actions described in clauses (i) through (xii) of this Section 5.2(b).

(c) The parties understand and agree that (i) nothing contained in this Agreement will give any Parent Entity, directly or indirectly, the right to control or direct any Acquired Corporation’s operations prior to the Closing, and (ii) prior to the Closing, the Acquired Corporations will exercise complete control and supervision over their respective operations.

5.3 No Solicitation

(a) Without limiting the provisions of Section 5.3(b), during the Pre-Closing Period, the Company may not directly or indirectly, and will cause the other Acquired Corporations not to and will instruct its and the other Acquired Corporations’ Representatives not to directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, indication of interest, inquiry or request for information which constitutes or may reasonably be expected to lead to, any offer, proposal or indication of interest with respect to any Acquisition Transaction (any such offer, proposal, indication of interest, inquiry or request for information, collectively, an “Acquisition Inquiry”); (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in furtherance of any such Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any such Acquisition Inquiry, except to disclose the existence and terms of this Section 5.3; (iv) approve, endorse or recommend any such offer or proposal; or (v) enter into any letter of intent or similar document or any Contract with respect to any Acquisition Inquiry or Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any of the Acquired Corporations that, if taken by the Company, would constitute a breach of this Section 5.3, will be deemed to constitute a breach of this Section 5.3 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if (i) prior to the adoption of this Agreement by the Required Company Vote, the Company receives a bona fide, written offer or proposal for an Acquisition Transaction, which was not solicited by any of the Acquired Corporations or their respective Representatives in breach of (or otherwise a result of the breach of) any provision of this Section 5.3 and (ii) the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisors) that (x) such offer or proposal is, or is reasonably likely to lead to, a Superior Offer and has not been withdrawn and (y) that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, then the Company may furnish, or cause to be furnished, nonpublic information to, and engage in discussions and negotiations with, the Person making such offer or proposal and its Representatives; provided, however, that (A) prior to furnishing, or causing to be furnished, any such nonpublic information to such Person, the Company (I) gives Parent written notice that it is furnishing such nonpublic information to such Person and (II) receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person and such Person’s Representatives by or on behalf of the Company, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement as in

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effect immediately prior to the execution of this Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously so furnished).

(c) The Company will promptly (and in no event later than 24 hours after receipt) advise Parent orally and in writing of the receipt of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and a summary of material terms thereof) received by the Company, and provide Parent with a copy of such Acquisition Inquiry if it is in writing. The Company will keep Parent reasonably informed with respect to: (i) the status of any such Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto. The Company agrees that it will not enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(d) The Company immediately will, and will cause the other Acquired Corporations and will instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations between the Company, any other Acquired Corporation or any of their respective Representatives, on the one hand, and any Person (other than the Parent Entities and their respective Representatives), on the other hand, with respect to any Acquisition Inquiry pending as of the date of this Agreement.

(e) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill” or similar agreement to which the Company is or becomes a party in connection with an Acquisition Transaction, unless the Company Board has in good faith determined (after consultation with its outside counsel and financial advisors) that (x) the offer or proposal to which such agreement relates is, or is reasonably likely to lead to, a Superior Offer and (y) that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements. The Company also will promptly request each Person that has executed a confidentiality agreement as of the date hereof in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f) Nothing contained in this Agreement will prohibit the Company or its board of directors from disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a “stop, look and listen” statement to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or prohibit the Company from making any disclosure if the Company Board in good faith determines (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to violate the Company’s disclosure requirements under Legal Requirements; provided, however, that the Company Board will not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except to the extent that it is permitted to effect a Change in Company Board Recommendation as specifically provided in Section 5.5(c).

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5.4 Registration Statement; Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and in no event later than 45 days after the date hereof, Parent and the Company will prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent will prepare and cause to be filed with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus; provided, however, that to the extent the Prospectus/Proxy Statement is required to include pro forma financial statements that take into account the Company’s equity interest in Clearwire, and the information required in order to prepare such pro forma financial statements is not reasonably available within such 45-day period, such 45-day deadline will be extended to the extent reasonably necessary to receive and include such pro forma financial statements. Prior to the filing of the Prospectus/Proxy Statement and the Registration Statement, each of Parent and the Company will give the other a reasonable opportunity to review and comment on such documents in advance of filing and will consider in good faith the comments reasonably proposed by the other. Each of Parent and the Company will use its commercially reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable (and in any event within five Business Days) after the Registration Statement is declared effective under the Securities Act. The Company will promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.4.

(b) None of the information to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of the Company for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or information made or incorporated by reference in the Registration Statement or the Prospectus/Proxy Statement by or about the Parent Entities included by Parent or incorporated by reference by Parent in the Registration Statement or the Prospectus/Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, then the Company will promptly inform Parent thereof and will cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Parent will promptly furnish to the Company all information concerning the

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Parent Entities that may be required or reasonably requested in connection with the preparation of the Prospectus/Proxy Statement.

(c) None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement (including information related to the Debt Financing) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement (including information related to the Debt Financing) will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements or information made or incorporated by reference in the Registration Statement or the Prospectus/Proxy Statement by or about the Acquired Corporations supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement. If any event relating to any of the Parent Entities occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Prospectus/Proxy Statement, then Parent will promptly inform the Company thereof and will cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Each of Parent and the Company will notify the other promptly upon the receipt of any written or oral comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement or the Prospectus/Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand.

(d) Each of Parent and the Company will cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any response to comments from the SEC or its staff or any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to delivering such response filing such amendment or supplement with the SEC, will consider in good faith the comments reasonably proposed by the other and will provide each other with a copy of all such responses to or filings made with the SEC. Without limiting Section 5.5, neither Parent nor the Company will make or file any amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement without the approval of the other party (which will not be unreasonably withheld, conditioned or delayed), except to the extent such amendment or supplement is required by applicable Legal Requirements. Parent will advise the Company promptly after it receives notice of the Registration Statement being declared effective, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company will use

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reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated.

5.5 Company Stockholders’ Meeting.

(a) The Company will take all action necessary under all applicable Legal Requirements and in accordance with its Charter Documents to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held not later than 40 days (subject to extension by mutual agreement of the Company and Parent) following the date on which the Prospectus/Proxy Statement is mailed to the Company’s stockholders. The Company will cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.5(c): (i) the Prospectus/Proxy Statement will include a statement to the effect that the Company Board (A) has determined that the Merger and this Agreement are advisable and (B) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”); and (ii) the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed. The Company will cause the Prospectus/Proxy Statement to include the opinions of the Company Financial Advisors referred to in Section 3.25.

(c) Notwithstanding anything to the contrary contained in Section 5.5(b), at any time prior to the adoption of this Agreement by the Required Company Vote, (x) the Company Board Recommendation may be withdrawn or amended in a manner adverse to Parent (and the Company Board may publicly propose or publicly state that it intends to withdraw or modify in a manner adverse to Parent the Company Board Recommendation), (y) the Company may fail to include the Company Board Recommendation in the Prospectus/Proxy Statement, and (z) the Company may approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action in clauses (x), (y) or (z) above, a “Change in Company Board Recommendation”), only if:

(i) (A) a bona fide, written offer or proposal for an Acquisition Transaction, which was not solicited by any of the Acquired Corporations or their respective Representatives in breach of (or otherwise a result of the breach of) any provision of Section 5.3 (an “Acquisition Proposal”), is made to the Company and is not withdrawn; (B) the Company provides Parent, prior to any meeting at which the Company Board will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company Board (including a copy of the proposed acquisition agreement relating to the Acquisition Proposal to the extent that such an agreement exists) and the identity of the Person making the Acquisition Proposal; (C) the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) (x) that such

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Acquisition Proposal constitutes a Superior Offer and (y) that the failure to effect a Change in Company Board Recommendation (or if applicable, terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, and provides written notice of such determination to Parent; (D) the Company Board does not effect a Change in Company Board Recommendation (or terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) at any time within the period of five Business Days after the Company delivers to Parent the written notice described in clause (C) above; (E) during the five Business Day period (or such shorter period as specified below) described in clause (D), if requested by Parent, the Company engages in good faith negotiations with Parent regarding any amendments to this Agreement proposed in writing by Parent; and (F) at the end of the five Business Day period described in clause (D), the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) (x) that such Acquisition Proposal continues to constitute a Superior Offer and (y) that the failure to effect a Change in Company Board Recommendation (or if applicable, terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) would still be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements (taking into account any amendments to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (E) or otherwise); or

(ii) (A) there occurs or arises after the date of this Agreement a development, change in circumstance, event or occurrence that does not relate to any offer or proposal for an Acquisition Transaction (any such unrelated development or change in circumstances, event or occurrence, an “Intervening Event”); (B) the Company Board had no knowledge, as of the date of this Agreement, of such Intervening Event (or, if it had such knowledge, the consequences of such Intervening Event were not known or reasonably foreseeable); (C) the Company provides Parent, prior to any meeting at which the Company Board will consider and determine whether such Intervening Event would permit it to effect a Change in Company Board Recommendation, with a written notice specifying the date and time of such meeting and a description of such Intervening Event; (D) the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) that, in light of such Intervening Event, the failure to effect a Change in Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, and provides written notice of such determination to Parent; (E) the Company Board does not effect a Change in Company Board Recommendation at any time within the period of five Business Days the Company delivers to Parent the written notice described in clause (D) above; (F) during the five Business Day period described in clause (E), if requested by Parent, the Company engages in good faith negotiations with Parent regarding any amendments to this Agreement proposed in writing by Parent; and (G) at the end of the five Business Day period described in clause (E), the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) that the failure to withdraw or modify the Company Board Recommendation would still be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any amendments to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (F) or otherwise).

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(d) Any material amendment or modification to any Acquisition Proposal that was previously the subject of the procedures set forth in Section 5.5(c)(i) will be deemed to be a new Acquisition Proposal for purposes of Section 5.5(c)(i); provided, however, that in the event the Company seeks to make a Change in Company Board Recommendation or terminate this Agreement, the notice period and the period during which the Company is required to negotiate, if requested by Parent, with Parent shall expire four Business Days, in the case of the first material amendment or modification, or three Business Days, in the case of any subsequent material amendment or modification, after the Company provides written notice of such material amendment or modification to Parent. The Company will ensure that any Change in Company Board Recommendation, in and of itself, (1) will not affect the validity of the original approval of this Agreement as of the date of this Agreement for the purposes of Section 17-6701(b) of the KGCC, and (2) will not have the effect of causing any state (including Kansas) corporate takeover statute or other similar statute to be applicable to the Merger, any of the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment.

(e) In addition to the Company’s right to effect a Change in Company Board Recommendation under the circumstances described in Section 5.5(c)(i), the Company will be entitled to terminate this Agreement in connection with its receipt of a Superior Offer if, in connection with such Superior Offer, it complies with all of the requirements of Sections 5.5(c)(i), 8.1(j) and 8.3(e).

(f) Notwithstanding the terms of Section 5.5(a), if on a date for which the Company Stockholders’ Meeting is scheduled (the “Company Meeting Original Date”), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, the Company will cause the Company Stockholders’ Meeting to be postponed or adjourned to a date that is the sooner of 20 Business Days after the Company Meeting Original Date and two Business Days prior to the End Date (as defined in Section 8.1(b)), or to such other date as Parent and the Company may mutually determine.

5.6 Employee Benefits.

(a) Following the Effective Time, except as otherwise contemplated or permitted by this Agreement, Parent will, or will cause the Affiliates of Parent and any successors thereto to, assume, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company Plans including those listed on Part 5.6(a) of the Company Disclosure Schedule as set forth thereon.

(b) Parent hereby acknowledges that a “change in control,” “change of control” or term of similar import within the meaning of each Company Plan will occur upon the Effective Time.

(c) For a period beginning at the Effective Time and continuing through the later of December 31, 2014 or the eighteen month anniversary of the Effective Time, Parent will provide, or will cause an Affiliate of Parent to provide, to each group of similarly situated individuals employed by the Acquired Corporations as of the Effective Time (each such group of employees, a “Covered Group”), base salary, target bonus opportunities and long-term

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incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities provided to such Covered Group, in the aggregate, immediately prior to the Effective Time. For a period beginning at the Effective Time and continuing through the second anniversary of the Effective Time, Parent will provide, or will cause an Affiliate of Parent to provide, (i) employee benefits to each Covered Group that are no less favorable, in the aggregate, than the employee benefits provided to such Covered Group immediately prior to the Effective Time, and (ii) severance benefits to each individual employed by the Acquired Corporations as of the Effective Time (each such employee, a “Covered Employee”) that are no less favorable than the severance benefits provided to such Covered Employee under the Company Plans listed on Part 5.6(c) of the Company Disclosure Schedule immediately prior to the Effective Time (the “Severance Arrangements”), and neither Parent nor any Affiliate of Parent will amend such Severance Arrangements in a manner adverse to any Covered Employee during such period; provided that nothing herein will preclude Parent or any of the Acquired Corporations from amending such Severance Arrangements to the extent required to comply with applicable law.

(d) As of the Effective Time, Parent will cause its third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable employee benefit plan. In addition, Parent will, and will cause Parent’s Affiliates to, give Covered Employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid-time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or any of its Affiliates for such Covered Employees’ service with the Company or any of its Affiliates to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Time and in no event will service prior to the Effective Time be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period.

(e) The Company will be permitted to (1) finally and conclusively determine, in good faith, the amounts earned, based on actual achievement, under the short-term incentive plan (the “STIP”) in respect of the 2012 fiscal year, and pay such amounts in the ordinary course of business consistent with past practice, but no later than the Closing Date, (2) establish a STIP with respect to the 2013 fiscal year or parts thereof (the “2013 STIP”) and the corresponding performance measures, targets, maximums, award levels, eligibility and payment dates under the 2013 STIP, including as described in Part 5.6(e) of the Company Disclosure Schedule.

(f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger or any of the other Contemplated Transactions, the Company will cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any Company Affiliate will communicate

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with Covered Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which will not be unreasonably withheld.

(g) Nothing in this Section 5.6 or elsewhere in this Agreement will be construed to create a right in any Covered Employee or other Company Associate to employment with any of the Parent Entities, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.7, no Company Associate, and no Covered Employee, will be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.6(g) will limit the effect of Section 9.8. Nothing in this Section 5.6 or elsewhere in this Agreement will be construed as an amendment to any Company Plan or other compensation or benefit plan or arrangement for any purpose.

5.7 Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers and employees of the Acquired Corporations and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of an Acquired Corporation (each, an “Indemnified Person”) as provided in the Acquired Corporations’ respective Charter Documents or in any Indemnification Agreement (as defined below) will survive the Merger and will continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are permitted under Kansas law. For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of the Indemnified Persons. For purposes of this Agreement, “Indemnification Agreement” means any indemnification agreement between an Acquired Corporation and an Indemnified Person in his or her capacity with an Acquired Corporation, as such agreement is in effect as of the date of this Agreement.

(b) Parent will cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person, in each case to the fullest extent permitted by Legal Requirements, including to the fullest extent authorized or permitted by any amendments to or replacements of the KGCC adopted after the date hereof that increase the extent to which a corporation may indemnify its officers and directors or any Indemnified Person against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, penalties and amounts paid in settlement or compromise in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative (an “Action”), wherever asserted, arising out of, relating to or in connection with any circumstances, developments or matters in existence or action or omission by such Indemnified Person occurring or alleged to have occurred at or prior to the Effective Time in connection with such

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Indemnified Person serving in his or her capacity with any Acquired Corporation (including any Action relating to this Agreement or the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time.

(c) Prior to the Effective Time, the Company will be permitted to, and if the Company elects not to Parent will cause the Surviving Corporation as of the Effective Time to, purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Corporations (the “Existing D&O Policies”) with respect to matters arising at or prior to the Effective Time for the persons who, as of the date of this Agreement, are covered by the Existing D&O Policies, covering, without limitation, the Merger and the other Contemplated Transactions (the “Tail Policy”); provided, however, that the maximum annual premium will not exceed 300% of the annual premium paid by the Company in 2012 for the Existing D&O Policies and provided, further, that if the premiums of such insurance coverage exceed such amount, Parent, the Surviving Corporation or the Company, as applicable, will purchase as much coverage as is available for such amount. Parent will cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The rights of each Indemnified Person hereunder are in addition to, and not in substitution or limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Acquired Corporations or the Surviving Corporation, under any Indemnification Arrangement or any other agreement, under the Delaware General Corporation Law, the KGCC or otherwise. The provisions of this Section 5.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons and their heirs or representatives and will be binding on Parent and the Surviving Corporation and its successors and assigns.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations thereof set forth in this Section 5.7.

5.8 Regulatory Approvals and Related Matters.

(a) Each party will use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Body with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and the Parent Entities will promptly, and in any event within 45 days after the date of this Agreement, prepare and file, in each case as may be required with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment:

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(i) the notification and report forms required to be filed under the HSR Act; (ii) all applications and notices required for authorization by the FCC and in connection with any State License; (iii) any notification or other document required to be filed under any applicable foreign Legal Requirement, including any relating to antitrust, regulatory or competition matters, as reasonably determined by the parties after consultation with each other; and (iv) any notification or report required by the NISPOM for facility and personnel security clearances. The Company and the Parent Entities will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment from (A) the Federal Trade Commission or the Department of Justice; (B) the FCC; (C) Team Telecom, CFIUS or DSS; (D) any State Commission or state attorney general; or (E) any foreign antitrust, regulatory or competition authority or other foreign Governmental Body.

(b) Without limiting the generality of Section 5.8(a), as soon as practicable after the date of this Agreement, the Company and Parent will prepare and file with CFIUS a draft joint voluntary notice pursuant to FINSA with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment and will promptly provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during such pre-filing consultation period, at the end of which the Company and Parent will prepare and file with CFIUS a final joint voluntary notice pursuant to FINSA with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment. Following the submission of the final CFIUS joint voluntary notice, each of the Company and Parent will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process in accordance with 31 C.F.R. Part 800, and, in cooperation with each other, will take all steps advisable, necessary or desirable to finally and successfully complete the CFIUS review process as promptly as practicable, which steps with respect to Parent and the Company will include agreeing to any action, restriction or condition proposed by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining the approval of CFIUS. The Company and Parent will make any other submissions under FINSA that are requested by CFIUS or its member agencies to be made or that the Company and Parent mutually agree should be made in connection with the Merger or the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment.

(c) Without limiting the generality of Section 5.8(a), to the extent any of the following have not been completed prior to the date hereof, as soon as practicable after the date of this Agreement, the Company and Parent will submit to DSS and, to the extent applicable, any other Governmental Body, notification of the Merger pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any foreign ownership, control or influence (“FOCI”) related requirements and similar requirements included in any Government Contract, or where any FOCI may, in the opinion of any Governmental Body, adversely impact security requirements, and obtain DSS approval pursuant to such requirements. Without limiting any other obligations of Parent or the Company hereunder, Parent and the Company will accept (i) all restrictions or conditions imposed or requested by DSS on (A) the conduct or structure of any business or operations of any of the Acquired Corporations and Clearwire (including any requirement by any Governmental Body to

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sell, hold separate or otherwise dispose of any assets of any of the Acquired Corporations) or (B) access by the Parent Entities to technology, operations, products or other activities of any of the Acquired Corporations and Clearwire and (ii) such other restrictions or conditions imposed or requested by DSS on the operations of any of the Acquired Corporations, Clearwire or on Parent’s control of the Company or any of the other Acquired Corporations or Clearwire.

(d) Subject to Section 5.8(e), each party will cooperate with each other and use, and will cause its Subsidiaries to use, its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to satisfy the conditions to the Merger and the other Contemplated Transactions set forth in Section 6 and Section 7 as promptly as reasonably practicable, including: (i) making all filings (if any) and giving all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment (other than the filings and notices contemplated by Section 5.8(a), Section 5.8(b) and Section 5.8(c), which will be governed by such Sections); (ii) using its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment; and (iii) using its reasonable best efforts to lift (and oppose and defend against any Legal Proceeding seeking to impose) any restraint, injunction or other legal bar to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment or challenging any of the foregoing. Each of the Parent Entities and the Company will provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment, and will give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of the Parent Entities and the Company will promptly deliver to the other a copy of each such filing or other submission made hereunder, each notice given and each Consent obtained by any of the Acquired Corporations during the Pre-Closing Period. The Parent Entities and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.8(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Parent Entities or the Company, as the case may be) or its legal counsel. No party will agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry relating to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Body, gives the other parties the opportunity to attend and participate at such meeting. No party may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment at the behest of any Governmental Body without the consent of the other parties to this Agreement.

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(e) Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement (other than the obligations in Section 5.8(b) and Section 5.8(c), which will not be limited by this Section 5.8(e)), “reasonable best efforts” requires that each Parent Entity will take or commit to taking any of the following actions (and that the Company cooperate in the taking of the following actions to the extent requested by Parent): (i) licensing, divesting, disposing of or transferring, or causing any of its Subsidiaries to license, divest, dispose of or transfer, any portion of its assets, spectrum or Licenses or committing to cause any of the Acquired Corporations (or Clearwire) to license, divest, dispose of or transfer any portion of its assets; (ii) discontinuing, or causing any of its Subsidiaries to discontinue, offering any product or service, or committing to cause any of the Acquired Corporations (or Clearwire) to discontinue offering any product or service; (iii) licensing or otherwise making available, or causing any of its Subsidiaries to license or otherwise make available, to any Person any technology, software or other Intellectual Property, or committing to cause any of the Acquired Corporations (or Clearwire) to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) holding separate, or causing any of its Subsidiaries to hold separate, any assets or operations (either before or after the Effective Time), or committing to cause any of the Acquired Corporations (or Clearwire) to hold separate any assets or operations; (v) making, or causing any of its Subsidiaries to make, or accept any condition, limitation, obligation, commitment or requirement, or committing to cause any of the Acquired Corporations (or Clearwire) to make or accept any condition, limitation, obligation, commitment or requirement (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations (or Clearwire); (vi) agreeing to any other prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or business (including any of the Acquired Corporations, or Clearwire); or (vii) expending or paying any funds or to give any other consideration in order to obtain any Consent, or commit any of the Parent Entities, any of Parent’s Subsidiaries or any of the Acquired Corporations (or Clearwire) to take such actions, unless, in each case of clauses (i) through (vii) above, such actions would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Acquired Corporations (and Clearwire), taken as a whole, or a material adverse effect on the Parent Entities and their Subsidiaries, taken as a whole. A Parent Entity shall only be required to take an action with respect to Clearwire (and the Company shall only be required to cooperate with such action) if any party to this Agreement has the power and authority to take such action.

(f) Without the prior written consent of the other parties hereto, no party will enter into a voluntary agreement with the Federal Trade Commission or the Department of Justice pursuant to which such party agrees not to consummate the Merger for any period of time.

5.9 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company will promptly notify Parent in writing of: (i) the Company obtaining Knowledge of any event, condition, fact or circumstance that caused or constitutes an inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that such inaccuracy would reasonably be expected to cause any of the conditions to the obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions set forth in Section 6.1 to fail to be satisfied;

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(ii) any breach of any covenant or obligation of the Company, to the extent that such breach would reasonably be expected to cause any of the conditions to the obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions set forth in Section 6.2 to fail to be satisfied; and (iii) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company will promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations challenging the Merger or any of the other Contemplated Transactions. No notification given to Parent pursuant to this Section 5.9(a) will limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement. The notification obligations in this Section 5.9(a) shall not constitute a covenant or obligation for purposes of Section 6.2.

(b) During the Pre-Closing Period, Parent will promptly notify the Company in writing of: (i) any Parent Entity obtaining Knowledge of any event, condition, fact or circumstance that caused or constitutes an inaccuracy in any representation or warranty made by the Parent Entities in this Agreement, to the extent that such inaccuracy would reasonably be expected to cause any of the conditions to the obligation of the Company to effect the Merger and consummate the other Contemplated Transactions set forth in Section 7.1 to fail to be satisfied; and (ii) any breach of any covenant or obligation of any of the Parent Entities, to the extent that such breach would reasonably be expected to cause any of the conditions to the obligations of the Company to effect the Merger and consummate the other Contemplated Transactions set forth in Section 7.2 to fail to be satisfied. Without limiting the generality of the foregoing, Parent will promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Parent Entities challenging the Merger or any of the other Contemplated Transactions. No notification given to the Company pursuant to this Section 5.9(b) will limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parent Entities contained in this Agreement. The notification obligations in this Section 5.9(b) shall not constitute a covenant or obligation for purposes of Section 7.2.

5.10 Public Announcements. The initial press release with respect to the execution of this Agreement and the Bond Purchase Agreement will be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company: (a) will consult with each other before issuing, and provide each other the opportunity to review and comment upon and will use their respective commercially reasonable efforts to agree on, any press release or other public statement with respect to the Merger, any of the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment; and (b) except for press releases and public statements required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation, opportunity to review and comment and agreement. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 5.10 will not apply to any release or public statement made or proposed to be made by Company in accordance with Section 5.3 or by any of the parties in connection with any dispute between the parties regarding this Agreement, the Merger or the Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment.

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5.11 Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE at or prior to the Effective Time.

5.12 Certain Efforts. During the Pre-Closing Period, (a) each party hereto shall use its commercially reasonable efforts to cause the exchanges that occur pursuant to the Merger, taken together, to qualify as exchanges described in Section 351 of the Code, and not take any action reasonably likely to cause the exchanges not to so qualify; and (b) each of the Company, on the one hand, and HoldCo and Parent, on the other hand, shall use its reasonable best efforts to obtain the opinion referred to in Section 7.11, including by executing letters of representation that are customary for the transactions contemplated by this Agreement and that are in form and substance acceptable to Skadden, Arps, Slate, Meagher & Flom LLP (or if applicable, the Alternate Tax Counsel).

5.13 Financing.

(a) SoftBank acknowledges and agrees that, other than the obligations expressly set forth in this Agreement, the Company, its Affiliates and their respective Representatives have no responsibility for any financing that SoftBank may raise in connection with the Contemplated Transactions. Each of SoftBank and the Company acknowledges and agrees, without limiting any other provision of this Agreement (including any provisions that relate to the Reverse Termination Fee or the circumstances under which it is payable), that SoftBank’s obligation to consummate the Merger and the other Contemplated Transactions is not subject to a financing condition under Section 6 or otherwise. SoftBank will use its reasonable best efforts to obtain, or cause its Subsidiaries to obtain, the Debt Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) negotiate definitive financing documents with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions to the Debt Financing set forth therein that are applicable to SoftBank and to any Subsidiary of SoftBank, (iii) cause its Representatives to cooperate in the preparation of all documents (including offering memoranda, private placement memoranda, prospectuses and road show presentations, if any) and the making of all filings in connection with the Debt Financing and the other transactions contemplated by the Commitment Letters, and in executing and delivering all documents and instruments related to the Commitment Letters), (iv) comply with its obligations under the Commitment Letters and (v) consummate the Debt Financing at or prior to the time the Closing is required to occur pursuant to Section 2.3, including using its reasonable best efforts to cause the Financing Parties and the other persons committing to fund the Debt Financing to fund the Debt Financing no later than at or prior to the time the Closing is required to occur pursuant to Section 2.3.

(b) SoftBank will keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including providing the Company with copies of all definitive financing documents related to the Debt Financing). Without limiting the generality of the foregoing, SoftBank will give the Company prompt notice (i) of any material breach or default by any party to any of the Commitment Letters or definitive financing documents related to the Debt Financing of which SoftBank becomes aware, (ii) of the receipt of any written notice or other written communication, in each case from any Financing Party with respect to (A) any material actual or potential breach or default, or any termination or

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repudiation by any party to any of the Commitment Letters or definitive financing documents related to the Debt Financing of any provisions of the Commitment Letters or definitive financing documents related to the Debt Financing or (B) any material dispute or disagreement between or among any parties to any of the Commitment Letters or definitive financing documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (iii) if at any time for any reason SoftBank in good faith determines that it will not be able to obtain all or any material portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or definitive agreements related to the Debt Financing. As soon as practicable after the Company delivers to SoftBank a written request, SoftBank will provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), clause (ii) or clause (iii) of the immediately preceding sentence; provided, however, that SoftBank need not provide any information which, after consultation with its legal counsel, it has determined to be privileged.

(c) SoftBank will have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letters, or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative Financing Parties; provided, however, that any such amendment, replacement, supplement, modification or waiver will not without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) (i) impose additional conditions precedent to the Debt Financing or otherwise expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letters in any material way, (ii) be reasonably expected to prevent, impede or cause any delay of the consummation of the Merger (taking into account any market flex provisions), (iii) adversely and materially impact the ability of SoftBank to enforce its rights against the Financing Parties or the definitive financing documents with respect thereto or (iv) reduce the aggregate amount of the Debt Financing under the Commitment Letters. SoftBank will promptly deliver to Company copies of any such amendment, replacement, supplement, modification or waiver, provided that SoftBank may reduce the aggregate amount of the Debt Financing under the Commitment Letters to the extent that SoftBank secures or receives such amount of cash proceeds as is necessary to consummate the Merger and the other Contemplated Transactions (through the Debt Financing or other cash sources).

(d) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letters, SoftBank will promptly so notify the Company and will use its reasonable best efforts to promptly seek to obtain alternative financing on financial terms not more favorable to SoftBank and subject to conditions not less favorable to SoftBank (in each case as determined in the reasonable judgment of SoftBank) and in an amount sufficient to consummate the Merger and the other Contemplated Transactions, as promptly as practicable following the occurrence of such event (the “Alternative Financing”). In the event any Alternative Financing is obtained, any reference in this Agreement to “Debt Financing” shall be deemed to include the Alternative Financing. SoftBank shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide SoftBank with any portion of the Debt Financing substantially concurrently with the execution thereof.

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(e) During the Pre-Closing Period, upon the request of SoftBank, the Company will, and will instruct and cause the other Acquired Corporations and will use reasonable best efforts to cause each of their respective legal, tax, regulatory and accounting representatives and advisors and other Representatives to, at the sole cost and expense of SoftBank, provide all reasonable cooperation requested by SoftBank and the Financing Parties in connection with SoftBank’s financing of the Merger and the other Contemplated Transactions by obtaining the Debt Financing (including any Alternative Financing), to the extent not unreasonably interfering with the business of Company or any of the other Acquired Corporations, including by:

(i) making senior management of the Company reasonably available to participate in a reasonable number of meetings, road shows, presentations and due diligence sessions (including accounting due diligence sessions and sessions with rating agencies), in each case, upon reasonable advance notice;

(ii) providing information reasonably requested by SoftBank relating to the Debt Financing;

(iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements as required by Article 11 of the Exchange Act), including delivery to SoftBank of balance sheets, income statements and statements of cash flows in accordance with GAAP for the Company for any fiscal year that has ended at least 90 days prior to the Effective Time and for any fiscal quarter since the most recently ended fiscal year that has ended at least 45 days prior to the Effective Time;

(iv) providing audited consolidated financial statements for the most recently ended fiscal year of the Company for which audited consolidated financial statements are available and unaudited interim consolidated financial statements for each quarterly period of the Company ended thereafter and ended at least 45 days prior to the Effective Time;

(v) assisting in a timely manner in the preparation of appropriate and customary offering memoranda, private placement memoranda, prospectuses and similar documents; and

(vi) providing such assistance as SoftBank may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for SoftBank from Moody’s Investor Services, Inc.

(f) If at any time from the date of this Agreement until the Effective Time, (x) the Company publicly announces any intention to restate any material financial information included in the information provided to SoftBank or the Financing Parties or that any such restatement is under consideration, (y) to the Knowledge of the Company, such information would not be Compliant or (z) upon written notice from SoftBank that such information is not Compliant, then in each case, the Company will use its commercially reasonable efforts to promptly provide SoftBank and the Financing Parties with equivalent information that is Compliant.

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(g) SoftBank will promptly, upon request by the Company, reimburse the Company for all of its and the other Acquired Corporations’ reasonable out-of-pocket costs and expenses (including accountants’ fees and reasonable attorneys’ fees) incurred by the Company and the other Acquired Corporations in connection with the Company’s and the Acquired Corporations’ compliance with, and cooperation contemplated by, this Section 5.13. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Acquired Corporations shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing (including any Alternative Financing) prior to the Effective Time for which it is not reimbursed or indemnified by SoftBank. If the Effective Time does not occur, the Company and the other Acquired Corporations will be entitled to reimbursement for all reasonable costs and expenses incurred by them in connection with the Company complying with its covenants in this Agreement relating to the Debt Financing.

(h) At the Effective Time, SoftBank will cause HoldCo to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration ($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time).

(i) SoftBank will use its reasonable best efforts to (i) obtain all requisite consents or waivers under its existing Indebtedness for borrowed money as to which any default or event of default or any prepayment right or prepayment obligation will occur as a result of the execution and delivery of this Agreement or the consummation any of the transactions contemplated hereby (including, without limitation, the purchase of the Bond, the consummation of the Merger and the incurrence of the Financing) or (ii) repay any such Indebtedness for which the consent or waiver described in clause (i) is not obtained.

5.14 Stockholder Litigation. Each of the Company, on the one hand, and the Parent Entities, on the other hand, will (a) promptly advise the other party in writing of any Legal Proceeding threatened, commenced or asserted against it or any of its stockholders, directors, officers or Affiliates relating to this Agreement, the Merger or any of the other Contemplated Transactions and (b) give the other party the opportunity to reasonably participate in the defense or settlement of any such Legal Proceeding, and no compromise or full or partial settlement of any such Legal Proceeding will be agreed without the other party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company

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will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16 Resignation of Officers and Directors. The Company will use its commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company and, to the extent requested by Parent, each officer of the Company, and each such resignation of an officer shall be effective as of, and conditioned on, such individual becoming a corresponding officer of Parent.

Section 6. Conditions Precedent to Obligations of Parent Entities

The obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions that are to occur contemporaneously with the Merger are subject to the satisfaction or waiver by Parent (to the extent legally permissible), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), other than such failures to be accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

(b) Each of the Designated Representations shall have been accurate in all material respects as of date of this Agreement and will be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Designated Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such Designated Representations, (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such Designated Representations will be

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disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. The transactions described on Part 6.2 of the Company Disclosure Schedule shall have been consummated.

6.3 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order will have been issued with respect to the Registration Statement that remains in effect; no proceeding seeking a stop order with respect to the Registration Statement shall have been initiated by the SEC that remains pending; and neither Parent nor the Company shall have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Registration Statement.

6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Vote.

6.5 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.6 and 6.12 have been duly satisfied:

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

6.7 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation, or any Consent under any other foreign Legal Requirement, shall have expired or been terminated or received, as applicable, except where the failure of any particular waiting period to have expired or to have been terminated, or Consent to have been received, as applicable, prior to the Closing would not reasonably be expected to materially and adversely affect the business of the Parent Entities (taken as a whole) or the Acquired Corporations (taken as a whole).

(c) The Consent of the FCC and all Consents from State Commissions required for consummation of the Merger shall have been obtained.

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(d) Parent shall have received written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions.

(e) If required by DSS, DSS shall have approved a plan to operate the business of the Acquired Corporations pursuant to a FOCI mitigation agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

6.8 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Governmental Litigation. There shall not be pending any Legal Proceeding instituted by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, and no threat by any U.S. Federal Governmental Body to institute any Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions shall remain outstanding.

6.11 Credit Ratings; Certain Indebtedness.

(a) With respect to any outstanding Indebtedness for borrowed money as to which any default, event of default or prepayment right or obligation could occur as a result of the consummation of the Merger and any ratings downgrade (i) either of Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) or Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (or any successor to the rating agency business thereof) shall have advised Parent or the Company that the rating of the Company (or its Indebtedness, as applicable), after giving effect to the Merger (and if applicable consolidating Clearwire), will be no less than the rating as of the date of this Agreement assigned by such rating agency to the Company (or its outstanding Indebtedness, as applicable), as of the date of this Agreement (the “Ratings Determination”), (ii) Parent or the Company shall have obtained a consent or waiver to the consummation of the Merger, or (iii) the Company shall have sufficient cash and cash equivalents (assuming the Closing occurs in accordance with the terms of this Agreement) or arranged financing that, collectively, is sufficient to pay in full all such Indebtedness (assuming that each holder of such Indebtedness with a prepayment right exercises such prepayment right); provided, however, that the requirements of this clause (a) shall not apply to any Indebtedness described in clause (b) below.

(b) With respect to any Indebtedness for borrowed money as to which any default or event of default or any prepayment right or prepayment obligation will occur solely as a result of the change of control that will result upon the consummation of the Merger,

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prior to the consummation of the Merger and with respect to each such issue of outstanding Indebtedness, (a) if the obligation to repay such Indebtedness is a right of prepayment or otherwise determined solely by the relevant creditor(s) after the consummation of the Merger, the Company will have cash and cash equivalents (assuming the Closing occurs in accordance with the terms of this Agreement) or committed financing that, collectively, is sufficient to repay in full all such Indebtedness (assuming that each relevant creditor exercises its prepayment right), and (b) with respect to all other such Indebtedness, the Company (i) will have repaid such Indebtedness or (ii) will have obtained the consent or waiver to such change of control from the requisite holders of such Indebtedness.

6.12 Limitation on Dissenting Shares. The number of Dissenting Shares shall represent less than 10% in the aggregate of the number of shares of Company Common Stock outstanding immediately prior to the Closing (excluding for the avoidance of doubt the Bond Shares).

6.13 Frustration of Closing Conditions. None of the Parent Entities may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 5.8 or Section 5.13.

Section 7. Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and consummate the other Contemplated Transactions that are to occur contemporaneously with the Merger is subject to the satisfaction or waiver by the Company (to the extent legally permissible), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of the Parent Entities contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of the Parent Entities to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all “material adverse effect” and materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Parent Entities are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects (provided that in no event will any failure of any of the Parent Entities to have complied with any of the Financing Covenants constitute a failure of the condition set forth in this Section 7.2 to be satisfied if the

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Debt Financing shall otherwise be available to SoftBank to enable it and the other Parent Entities to consummate the Merger).

7.3 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued with respect to the Registration Statement that remains in effect, no proceeding seeking a stop order with respect to the Registration Statement shall have been initiated by the SEC that then remains pending and neither Parent nor the Company shall have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Registration Statement.

7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Vote.

7.5 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation, or any Consent under any other foreign Legal Requirement, shall have expired or been terminated or received, as applicable, except where the failure of any particular waiting period to have expired or to have been terminated, or Consent to have been received, as applicable, prior to the Closing would not reasonably be expected to materially and adversely affect the business of the Parent Entities (taken as a whole) or the Acquired Corporations (taken as a whole).

(c) The Consent of the FCC and all Consents from State Commissions required for consummation of the Merger shall have been obtained.

(d) Parent shall have received written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions.

(e) If required by DSS, DSS shall have approved a plan to operate the business of the Acquired Corporations pursuant to a FOCI mitigation agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

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7.7 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding instituted by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, and no threat by any U.S. Federal Governmental Body to institute any Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions shall remain outstanding.

7.10 Funding of Parent. SoftBank will have caused HoldCo to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration ($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time).

7.11 Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, taken together, will constitute exchanges described in Section 351 of the Code; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP is unable to deliver such an opinion, the condition set forth in this Section 7.11 will be deemed to have been satisfied in full if another nationally recognized law firm experienced in tax matters (excluding, for this purpose, Morrison & Foerster LLP) selected by Parent and reasonably acceptable to the Company (the “Alternate Tax Counsel”) delivers such an opinion.

7.12 Bond Purchase. Parent shall have purchased the Bond from the Company pursuant to the terms of the Bond Purchase Agreement.

7.13 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was principally caused by the Company’s breach of any material provisions of this Agreement, the Company’s failure to act in good faith or the Company’s failure to perform fully its obligations under Section 5.8 or Section 5.13.

Section 8. Termination

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

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(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated by 5:00 p.m. New York City time on October 15, 2013 (the “End Date”); provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date has principally been caused by, or has resulted from, a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party pursuant to this Agreement; provided, further, that if the Merger is not consummated by the End Date as a result of a Financing Failure, then, notwithstanding the first proviso to this Section 8.1(b), Parent may terminate this Agreement pursuant to this Section 8.1(b);

(c) by either Parent or the Company, upon written notice to the other party, at any time prior to the End Date if any U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.8;

(d) by either Parent or the Company, upon written notice to the other party, if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Company Vote;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Vote), upon written notice to the Company, if a Triggering Event shall have occurred;

(f) by Parent, upon written notice to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty of the Company shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b) and (ii) is incapable of being cured prior to the End Date by the Company or is not cured within 30 days of written notice of such breach from Parent to the Company;

(g) by the Company, upon written notice to Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Parent Entity contained in this Agreement or any representation or warranty of a Parent Entity shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) is incapable of being cured prior to the End Date by such Parent Entity or is not cured within 30 days of written notice of such breach from the Company to Parent;

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(h) by the Company, upon written notice to Parent, if (i) all of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed in such written notice to Parent that all of the conditions set forth in Section 7 have been satisfied or that the Company has agreed to waive any unsatisfied conditions in Section 7 and (iii) the Merger shall not have been consummated within 11 Business Days after the delivery of such notice by the Company to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the failure of the Merger to have been consummated during the period set forth in clause (iii) above results from a failure on the part of the Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company during such 11 Business Day period and up to the Effective Time;

(i) by the Company, during the period of thirty (30) Business Days that commences on the date that is six months after the date of this Agreement, upon not less than two Business Days’ written notice to Parent, if at the time of such termination (A) SoftBank is not a party to one or more Commitment Letters that provide for Debt Financing that is available to be borrowed subject to conditions precedent set forth therein during a period of time that begins on or prior to the date that is six months after the date of this Agreement and ends no earlier than the End Date and (B) SoftBank is not a party to one or more definitive financing documents that provide for Debt Financing that is available to be borrowed subject to conditions precedent set forth therein during a period of time that begins on or prior to the date that is six months after the date of this Agreement and ends no earlier than the End Date;

(j) by the Company (at any time prior to the adoption of this Agreement by the Required Company Vote), upon written notice to Parent, in order to enter into a definitive agreement with a Third Party providing for a Superior Offer in accordance with Section 5.5(e); or

(k) by the Company, upon written notice to Parent, if the Bond Purchase Agreement shall have been validly terminated by the Company pursuant to, and in accordance with the terms of, Section 13.1(d) of the Bond Purchase Agreement.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect; provided, however, that (i) Section 5.13(g), this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) will survive the termination of this Agreement and will remain in full force and effect, (ii) except as provided in Section 8.3(g), the termination of this Agreement will not relieve any party from any liability for any fraud or Willful Breach by such party and (iii) no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Bond Purchase Agreement.

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8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 5.13 and in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn, (iii) at the time of the termination of this Agreement, the conditions set forth in Sections 6.7 and 7.6 shall have been satisfied but a final vote by the holders of Company Common Stock on the adoption of this Agreement shall not have taken place, and (iv) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ Affiliates) is consummated, then the Company will pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii), on or prior to the date of consummation of such Specified Acquisition Transaction. For purposes of this Agreement, the term “Specified Acquisition Transaction” has the same meaning as the term “Acquisition Transaction,” except that, solely for purposes of the definition of Specified Acquisition Transaction, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to refer instead to “50%.”

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company will, within two Business Days after the termination of this Agreement (in the case of a termination by Parent) or prior to termination of this Agreement (in the case of a termination by the Company), (i) if prior to such termination there shall have been a Triggering Event, pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), and (ii) without limiting Section 8.3(d), in any circumstance not described in clause (i) of this Section 8.3(c), reimburse Parent for all documented fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, financing fees and filing fees) that have been incurred or paid or that may become payable by or on behalf of the Parent Entities or any of their Subsidiaries (x) in connection with the preparation, negotiation and performance of this Agreement, the Commitment Letters and all related agreements and documents, (y) in connection with the due diligence investigation conducted with respect to the Acquired Corporations, and (z) in connection with the Merger and the other Contemplated Transactions, the Bond Purchase Agreement, the First Primary

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Investment and the Debt Financing, provided that amounts payable pursuant to clause (ii) shall not exceed $75,000,000 in the aggregate.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (ii) prior to the adoption of this Agreement by the Required Company Vote a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn at least five Business Days prior to the date of the Company Stockholders’ Meeting, and (iii) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates is consummated, then the Company will pay to Parent, on or prior to the date of consummation of such Specified Acquisition Transaction, a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii).

(e) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or the Company pursuant to Section 8.1(j), then the Company will pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash prior to termination of this Agreement (in the case of a termination by the Company) (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3) or within two Business Days after the termination of this Agreement (in the case of a termination by Parent).

(f) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(g) and at the time of such termination (A) each of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.5 and 7.5) has been satisfied and (B) there exists an uncured Financing Failure, or if this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i), then Parent will pay to the Company in cash, at the time specified in the next sentence, a nonrefundable fee in the amount of $600,000,000 in cash (the “Reverse Termination Fee”). In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(g), in each case under the circumstances set forth in the first sentence of this Section 8.3(f), or by the Company pursuant to Section 8.1(h) or Section 8.1(i), the Reverse Termination Fee will be paid by Parent within two Business Days after such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee will be paid by Parent at or prior to the time of such termination.

(g) Notwithstanding anything to the contrary in this Agreement (including Sections 8.2 and 9.11), if this Agreement is terminated as set forth in the first sentence of Section 8.3(f), the Company’s right to receive the Reverse Termination Fee pursuant to Section 8.3(f) will be the sole and exclusive remedy of the Acquired Corporations and their respective stockholders and Affiliates against the Parent Entities or any of their Related Persons for, and the Acquired Corporations (on their own behalf and on behalf of their respective

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stockholders and Affiliates) will be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Merger to be consummated, and (ii) any breach by any of the Parent Entities of its obligation to consummate the Merger or any other covenant, obligation, representation or other provision set forth in this Agreement. Upon payment by Parent of the Reverse Termination Fee pursuant to Section 8.3(f) none of the Parent Entities nor any of their Related Persons will have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement, the Merger or any of the other Contemplated Transactions, and in no event will any of the Acquired Corporations (and the Company will ensure that the Acquired Corporations’ controlled Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement, the Merger or any of the other Contemplated Transactions. The parties agree that the Reverse Termination Fee and the agreements contained in Section 8.3(f) are an integral part of the Merger and the other Contemplated Transactions and that the Reverse Termination Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement if and when a Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 8.3(f):

(i) neither any of the Parent Entities nor any of their Related Persons will have any liability (x) for any inaccuracy in any representation or warranty set forth in Section 4.9 or any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Financing Covenants;

(ii) neither Parent nor any of Parent’s Related Persons will have any liability of any nature (for any breach of this Agreement or otherwise) to any of the Acquired Corporations or to any stockholder or Affiliate of any Acquired Corporation, other than the payment of the Reverse Termination Fee; and

(iii) in no event will any of the Acquired Corporations (and the Company will ensure that the Acquired Corporations’ controlled Affiliates do not) seek to recover any money damages or losses of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 8.3(f) and except pursuant to Section 5.13(g)).

(h) Each of the Parent Entities acknowledges and agrees on behalf of itself and its Affiliates that its right to receive the fees specified in Section 8.3(b), Section 8.3(c)(i), Section 8.3(d) or Section 8.3(e), and reimbursement of expenses pursuant to Section 8.3(c)(ii), if any, shall constitute the sole and exclusive remedy under this Agreement of any Parent Entity and each of its Affiliates, and such receipt shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by any Parent Entity, each of its Affiliates and any other Person in connection with this Agreement (and the termination hereof), the Merger and the other Contemplated Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and no Parent Entity, Affiliate of any Parent Entity or any other Person shall be entitled to bring or maintain any Legal

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Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Merger or any of the other Contemplated Transactions (or the abandonment or termination thereof).

(i) If a party fails to pay when due any amount payable under this Section 8.3, then: (i) such party will reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party will pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other party in full) at a rate per annum of the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9. Miscellaneous Provisions

9.1 Amendment. This Agreement may be amended or supplemented by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment will be made which under applicable Legal Requirements or the rules of the NYSE requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended or supplemented except by an instrument in writing executed and delivered by duly authorized officers on behalf of each of the parties hereto.

9.2 Extension; Waiver.

(a) At any time prior to the Effective Time, any party may, to the extent permitted by applicable Legal Requirements (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer of the party against which such waiver or extension is to be enforced.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

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9.3 No Survival of Representations and Warranties; Survival of Covenants. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the parties contained in this Agreement shall survive the Effective Time. Both the Confidentiality Agreement and, for the avoidance of doubt, Sections 1.2(a), 1.4, 2, 5.6, 5.7, 5.13(g), 8.3(a), 8.3(i) and 9 shall survive the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement have not been superseded and will remain in full force and effect. This Agreement may be executed in several counterparts, including by facsimile or electronic delivery, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction.

(a) Except to the extent required to be governed by, or construed in accordance with, the laws of the State of Kansas under the internal affairs doctrine as generally applied by the federal and state courts located in the State of Delaware, this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties (i) irrevocably and unconditionally consents and agrees that any Legal Proceeding involving any dispute arising out of or relating to this Agreement, the Merger or the Contemplated Transactions (whether in contract, tort or otherwise) (a “Dispute”) shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) with respect to any Dispute, irrevocably and unconditionally consents and submits itself and its property to the exclusive general jurisdiction of and venue in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) with respect to any Dispute, irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 9.9 or this Section 9.5, (B) that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts in or in respect of such Dispute (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Legal Requirements, that the suit, action or proceeding in any such court is brought in an inconvenient forum or venue, or (D) that this Agreement, or the subject matter hereof, may

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not be enforced in or by such courts; (iv) without prejudice to the foregoing, further irrevocably and unconditionally consents and agrees that a Legal Proceeding involving the recognition or enforcement of a judgment or order in or arising from an Action (a “Post-Judgment Enforcement Proceeding”) may, in addition to the above-mentioned courts, be brought in the courts of any country or state, and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any defense or claim that its assets located in such jurisdiction are exempt or immune from jurisdiction or otherwise not capable of being subject to attachment or execution in such Post-Judgment Enforcement Proceeding; (v) agrees that it shall not bring any action against any of the other parties or their Affiliates relating to this Agreement, Merger or Contemplated Transactions (other than a Post-Judgment Enforcement Proceeding) in any court other than the courts specified in sub-paragraphs (i) through (ii); and (vi) without prejudice to paragraph (c) hereof, irrevocably consents to the service of process out of any of the aforementioned courts in any Dispute or Post-Judgment Enforcement Proceeding), by the mailing of copies thereof by registered mail or airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail and nothing herein shall affect the right of any party to serve process in any other manner permitted by Legal Requirements;

(c) Each Parent Entity irrevocably appoints, as its agent for receiving service of process of any papers or process in any Dispute or Post-Judgment Enforcement Proceeding (including but not limited in all such cases any summons, complaint, judicial process, subpoena, attachment or enforcement notice or other legal papers in connection with such Dispute or Post-Judgment Enforcement Proceeding), Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Service Agent”), and agrees that the Service Agent may be so served by mail, Federal Express or such further means as are authorized by rules of court, authorizes and directs the Service Agent to accept such service, and for the avoidance of doubt agrees that the Service Agent shall continue to have such authority after the Effective Time.

(d) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

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9.6 Disclosure Schedules.

(a) The fact that any item of information is disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be deemed an admission that such item is material, and inclusion of any item in the Company Disclosure Schedule will not be deemed an admission that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Company Disclosure Schedule will be arranged in separate parts corresponding to the sections contained in Section 3, and the Parent Disclosure Schedule will be arranged in separate parts corresponding to the sections contained in Section 4. Nothing contained in the Company Disclosure Schedule or the Parent Disclosure Schedule will be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. Matters disclosed in the Company Disclosure Schedules or the Parent Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Any additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement. The information contained in these Company Disclosure Schedules is as of the date of this Agreement. Without limiting the parties’ respective obligations under Section 5.9, each party expressly disclaims, and does not undertake, any duty or obligation to update or modify information disclosed in the Company Disclosure Schedules and the Parent Disclosure Schedules. The information contained therein is in all events subject to the terms of this Agreement and the Confidentiality Agreement.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Contemplated Transactions will be paid by the Company or Parent when due.

9.8 Assignability; Third Party Beneficiaries. This Agreement will be binding upon and will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, except for: (i) following the Effective Time, the right of (A) Company’s stockholders to receive the Merger Consideration in respect of their shares of Company Common Stock pursuant to Sections 2.5 and 2.6 of this Agreement and (B) the holders of Company Options, Company RSUs and Company ESPP Options to receive the consideration in respect of their Company Options, Company RSUs, Company Performance Units and Company ESPP Options pursuant to Section 2.10 of this Agreement; and (ii) the right of the

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Indemnified Persons to enforce the provisions of Section 5.7. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party, in whole or in part (whether by operation of law or otherwise) hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations by any party without such consent will be void and of no effect.

9.9 Notices. Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication will be deemed duly given and made two (2) Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (based on the time zone of the receiving party) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (based on the time zone of the receiving party) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

if to the Parent Entities:

SOFTBANK CORP.
Tokyo Shiodome Bldg.
1-9-1, Higashi-Shimbashi
Minato-ku, Tokyo 105-7303
Japan
Attention: Masato Suzaki
Facsimile: +81 3 6215 5001

with a copy (which does not constitute notice) to:

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Chiyoda-ku, Tokyo 100-6529
Japan
Attention: Kenneth A. Siegel
Facsimile: +81 3 3214 6512

and to:

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Morrison & Foerster LLP
425 Market Street San Francisco, CA 94105-2482 USA
Attention: Robert S. Townsend
David A. Lipkin Brandon C. Parris
Facsimile: +1 415 268 7522

if to the Company:

Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, Kansas 66251 USA
Attention: Charles R. Wunsch
Michael E. Ragsdale
Facsimile: +1 913 794 1432

with a copy (which does not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 USA
Attention: Thomas H. Kennedy
Jeremy D. London
Facsimile: +1 212 735 2000

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any application in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other application or in any other jurisdiction. If any term or provision or the application thereof is determined by a court of competent jurisdiction to be so invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term or provision.

9.11 Enforcement.

(a) Except as set forth in Section 8.3(g) as it may apply after termination of the Agreement and except as set forth in Section 9.11(b), in the event of any breach or threatened breach by any party of any covenant or obligation of such party contained in this Agreement, the other party will be entitled to seek: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. Subject to the foregoing, SoftBank acknowledges and agrees that the Company’s entitlement to an injunction or

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injunctions to prevent breaches or threatened breaches of the Financing Covenants by SoftBank and to specifically enforce the terms and provisions of the Financing Covenants shall include the right of the Company to seek to require SoftBank to issue a borrowing certificate, borrowing notice or similar document pursuant to any definitive finance documents entered into pursuant to the Debt Financing (subject to the satisfaction of the conditions to borrowing set forth in such definitive finance documents) in order to permit the Closing to occur if all of the conditions set forth in Sections 6 and Section 7 are satisfied or waived as provided herein.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 9.11), (i) upon delivery by SoftBank of such borrowing certificate, borrowing notice or similar document as contemplated by the final sentence of Section 9.11(a) and in accordance with the definitive finance documents entered into pursuant to the Debt Financing, the Company shall not be further entitled to seek or obtain any injunction or injunctions to prevent breaches or threatened breaches of any of the Financing Covenants by the Parent Entities or to specifically enforce the terms and provisions of any of the Financing Covenants, and (ii) in the event of a Financing Failure, the Company shall not be entitled to seek or obtain (or to continue to seek or obtain) either: (x) a decree or order of specific performance to cause the Parent Entities to further comply with any of the Financing Covenants or to consummate the Merger or any of the other Contemplated Transactions; or (y) an injunction restraining such breach or ordering the Parent Entities to consummate the Merger or any of the other Contemplated Transactions.

(c) The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. In the event any party seeks an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.11.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no

81

presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(g) All references to “dollars” or “$” refer to currency of the United States of America.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST III, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

SPRINT NEXTEL CORPORATION

By:	/s/ Daniel R. Hesse
Name:	Daniel R. Hesse
Title:	Chief Executive Officer

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporations” means the Company and any Entity that is one of the Company’s Subsidiaries.

“Acquisition Inquiry” has the meaning set forth in Section 5.3(a) of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.5(c)(i) of the Agreement.

“Acquisition Transaction” means any transaction or series of transactions with any Person other than the Parent Entities or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation; (ii) a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding shares of Company Common Stock or any other class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; and

(b) any sale, lease, exchange, transfer, license, disposition of any business or businesses or assets of the Acquired Corporations that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations and its Subsidiaries taken as a whole.

“Action” has the meaning set forth in Section 5.7(b) of the Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and, for purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, unless expressly stated in the Agreement, Clearwire shall not be considered an Affiliate of the Company.

“Aggregate Cash Consideration” has the meaning set forth in Section 2.6(a) of the Agreement.

“Aggregate Exercise Price” has the meaning set forth in Section 1.2(b) of the Agreement.

“Aggregate Option Shares” has the meaning set forth in Section 1.2(b) of the Agreement.

Exhibit A-1

“Aggregate Share Consideration” has the meaning set forth in Section 2.10(e) of the Agreement.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Alternate Tax Counsel” has the meaning set forth in Section 7.11 of the Agreement.

“Alternative Financing” has the meaning set forth in Section 5.13(d) of the Agreement.

“Antitrust Laws” has the meaning set forth in Section 3.4(b) of the Agreement.

“Award Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“Bond” has the meaning set forth in the Recitals to the Agreement.

“Bond Purchase Agreement” has the meaning set forth in the Recitals to the Agreement.

“Bond Shares” has the meaning set forth in the Recitals to the Agreement.

“Book-Entry Share” means shares of Company Common Stock that are held in book-entry form.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Kansas, or is a day on which banking institutions located in the State of New York or Kansas are authorized or required by law or other governmental action to close.

“Cash Electing Share” has the meaning set forth in Section 2.6(a) of the Agreement.

“Cash Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“Cash Proration Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Cash Share Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Certificates” has the meaning set forth in Section 2.8(b) of the Agreement.

“Certifications” has the meaning set forth in Section 3.6(a) of the Agreement.

“CFIUS” has the meaning set forth in Section 3.4(b) of the Agreement.

“Change in Company Board Recommendation” has the meaning set forth in Section 5.5(c) of the Agreement.

“Charter Documents” of an Entity means the certificate of incorporation and bylaws or similar organizational documents of such Entity.

Exhibit A-2

“Clearwire” means Clearwire Corporation, a Delaware corporation, Clearwire Communications LLC, a Delaware limited liability company, and their respective Subsidiaries.

“Closing” has the meaning set forth in Section 2.3 of the Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means those certain commitment letters between SoftBank and the Financing Parties with respect to the Debt Financing, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of the Agreement and the related fee letters with respect thereto (with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Debt Financing) redacted), and includes such documents as permitted to be amended, replaced, supplemented or otherwise modified by Section 5.13(c) of the Agreement.

“Communications Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Affiliate” means any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code or Section 4001 of ERISA, and the regulations thereunder.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Company Affiliate or the beneficiary or dependent of such Person.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.5(b) of the Agreement.

“Company Common Stock” has the meaning set forth in the Recitals to the Agreement.

“Company Contract” means any Contract to which any of the Acquired Corporations is a party, or by which any of the Acquired Corporations or any assets of any of the Acquired Corporations are bound (other than Company Plans).

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by the Company to Parent on or prior to the date of the Agreement.

“Company Equity Award” means any option, restricted stock unit, restricted stock award or other award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

Exhibit A-3

“Company Equity Plan” means any of the following Company Plans, in each case as amended: (i) the 2007 Omnibus Incentive Plan; (ii) the 1997 Long-Term Incentive Program; (iii) the Nextel Incentive Equity Plan; and (iv) the Management Incentive Stock Option Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company ESPP Offering Period” means an “Offering Period” under the Company ESPP.

“Company ESPP Option” means an option to purchase Company Common Stock pursuant to the terms of the Company ESPP and applicable Company ESPP Subscription Agreement.

“Company ESPP Purchase Date” means the last day of each Company ESPP Offering Period.

“Company ESPP Subscription Agreement” means a subscription agreement that has been completed by a Company Associate and accepted by the Company, pursuant to which such Company Associate has become a participant in the Company ESPP in accordance with the terms of the Company ESPP.

“Company Financial Advisors” means Citigroup Global Markets Inc., UBS Securities LLC and Rothschild Inc.

“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events and occurrences, has or would reasonably be expected to have a material adverse effect on, (a) the business, financial condition or results of operations of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions, provided that no effect, change, event, or occurrence shall be deemed to constitute, nor shall any effect, change, event or occurrence be taken into account in determining whether there has been, a Company Material Adverse Effect, to the extent that such effect, change, event or occurrence results from, arises out of, or relates to: (i) any (A) changes since the date of the Agreement in general economic, political, regulatory or legislative conditions or the securities, credit, debt, financial or other capital markets in the United States, Japan or worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Acquired Corporations operate, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements applicable to the Acquired Corporations, (E) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, or (F) any Legal Proceeding commenced after the date of this Agreement against any of the Acquired Corporations or any of their respective officers or directors arising out of or relating to this Agreement, the Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment (including any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Legal Requirements relating to this Agreement or the Merger, the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment or

Exhibit A-4

any solicitation of written consents or proxies of the stockholders of Company opposing the Required Company Vote); (ii) the execution and delivery of this Agreement or the announcement and pendency of this Agreement or the Merger (including any adverse impact on the Company’s or its Subsidiaries’ relationships with employees, customers and suppliers); (iii) any failure to meet the Acquired Corporation’s estimates, projections or forecasts for any period; (iv) any action required to be taken or required to be omitted to be taken by any of the Acquired Corporations by the terms of this Agreement or required by Parent; (v) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather condition; or (vi) any decline in the market price or trading volume of Company Common Stock. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement: (x) effects resulting from effects, changes, events or occurrences of the type described in clauses (i)(A), (i)(B) (i)(D) and (i)(E) of the preceding sentence may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if, to the extent and only to the extent, such effects, changes, events or occurrences have, in any material respect, a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies in the industry in which the Acquired Corporations operate; and (y) it is understood that clauses (iii) and (vi) of the preceding sentence shall not preclude Parent from asserting that the facts or occurrences giving rise to the failure described in clause (iii) or the decline described in clause (vi) that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Meeting Original Date” has the meaning set forth in Section 5.5(f) of the Agreement.

“Company Non-Voting Common Stock” means the non-voting common stock, $0.01 par value per share, of the Company.

“Company Option” means each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Performance Unit” means each performance unit payable in cash upon the achievement of specified performance goals granted by the Company pursuant to a Company Equity Plan.

“Company Plan” means each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, practice, agreement or commitment and each other employee benefit plan or arrangement (other than any employment agreement, offer letter, or similar Contract which is terminable “at will” without any obligation on the part of any of the Acquired Corporations or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit), whether

Exhibit A-5

written, unwritten or otherwise, funded or unfunded, including but not limited to each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA): under which any Company Associate has any present or future right to benefits and (a) that is or has been maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Acquired Corporations or any Company Affiliate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation.

“Company Preferred Stock” means the Preferred Stock, no par value per share, of the Company.

“Company Privacy Policy” means each external or internal, current privacy policy of any of the Acquired Corporations, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of any of the Acquired Corporations; or (b) the collection, storage, disclosure or transfer of any Personal Data including any employee information that constitutes Personal Data.

“Company Product” means any product or service that any of the Acquired Corporations has manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to any of the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SEC Documents” has the meaning set forth in Section 3.6(a) of the Agreement.

“Company Series 2 Common Stock” means the Series 2 common stock, $2.00 par value per share, of the Company.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.5(a) of the Agreement.

“Compliant” means, with respect to any information, that (i) such information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was made or disclosed, not misleading, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in such information and (iii) the financial statements and other financial information included in such information are, and remain until the Effective Time, compliant with GAAP in all material respects.

Exhibit A-6

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between SoftBank and the Company dated July 23, 2012.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any authorization of Governmental Bodies).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, excluding, for avoidance of doubt, the Bond Purchase Agreement and the First Primary Investment and any transactions contemplated thereby.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, debenture, indenture, guaranty, guarantee, license or sublicense, in each case that is legally binding, and any material supplements, amendments or other modifications to any of the foregoing.

“Covered Employees” has the meaning set forth in Section 5.6(c) of the Agreement.

“Covered Group” has the meaning set forth in Section 5.6(c) of the Agreement.

“DC Accounts” has the meaning set forth in Section 2.10(j) of the Agreement.

“Debt Financing” has the meaning set forth in Section 4.9(a) of the Agreement.

“Default Cash Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Default Stock Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Designated Representations” means the representations and warranties of the Company contained in Sections 3.3, 3.5, 3.23 and 3.25 of the Agreement.

“Dispute” has the meaning set forth in Section 9.5(b) of the Agreement.

“Dissenting Share” has the meaning set forth in Section 2.9(a) of the Agreement.

“DSS” has the meaning set forth in Section 3.4(b) of the Agreement.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Effective Time” has the meaning set forth in Section 2.3 of the Agreement.

“Election” has the meaning set forth in Section 2.7(a) of the Agreement.

“Election Deadline” has the meaning set forth in Section 2.7(b) of the Agreement.

“Election Record Date” has the meaning set forth in Section 2.7(a) of the Agreement.

“End Date” has the meaning set forth in Section 8.1(b) of the Agreement.

Exhibit A-7

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of occupational health as it relates to exposure to Materials of Environmental Concern or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, use, treatment, disposal or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.7(a) of the Agreement.

“Exchange Agent Agreement” has the meaning set forth in Section 2.7(d) of the Agreement.

“Exchange Fund” has the meaning set forth in Section 2.8(a) of the Agreement.

“Existing D&O Policies” has the meaning set forth in Section 5.7(c) of the Agreement.

“FAA” has the meaning set forth in Section 3.15(c) of the Agreement.

“FCC” means the Federal Communications Commission.

“FCC Act” means the federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Financing Covenants” means the covenants and obligations of SoftBank in Section 5.13 of the Agreement and all other covenants and obligations of SoftBank in the Agreement that relate to the Debt Financing, regardless of whether such covenants and obligations refer specifically to the Debt Financing.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Person that has executed any Commitment Letters or any definitive financing document relating to the Debt Financing, or on the part of any other Person obligated or expected at any time to provide a portion of the Debt Financing, to provide a portion of such Debt Financing after being notified (if such Person is a party to definitive agreements related to the Debt Financing and as provided in such definitive agreements) of the proposed Closing.

Exhibit A-8

“Financing Parties” means the lenders that are or may become parties to the Debt Financing.

“FINSA” has the meaning set forth in Section 3.4(b) of the Agreement.

“First Primary Investment” means the sale and issuance of the Bond contemplated by the Bond Purchase Agreement.

“FOCI” has the meaning set forth in Section 5.8(c) of the Agreement.

“Foreign Plan” means each Company Plan that has been adopted or maintained by the Company or any Company Affiliate, whether informally or formally, or with respect to which the Company or any Company Affiliate will or may have any liability, for the benefit of Company Associates who perform services outside the United States.

“Form of Election” has the meaning set forth in Section 2.7(a) of the Agreement.

“Funded Foreign Plan” has the meaning set forth in Section 3.18(j) of the Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Government Contract” means any Company Contract with the United States Government or any other Governmental Body to which any of the Acquired Corporations is a party, or by which any of the Acquired Corporations or any assets of any of the Acquired Corporations are bound, pursuant to which the applicable Acquired Corporation is providing goods or services for annual consideration in excess of $100 million.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange, the Tokyo Stock Exchange and the Financial Industry Regulatory Authority).

“HoldCo” has the meaning set forth in the preamble to the Agreement.

“HoldCo Number” has the meaning set forth in Section 1.2(b) of the Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Multiplier” has the meaning set forth in Section 1.2(b) of the Agreement.

“In the Money Options” has the meaning set forth in Section 1.2(b) of the Agreement.

“Indebtedness” means, with respect to any Person, (a) such Person’s indebtedness for borrowed money, (b) amounts owing by such Person as deferred purchase price for property or

Exhibit A-9

services (excluding accrued expenses and trade payables), (c) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness of such Person secured by a lien on any assets or properties of such Person, (f) obligations of such Person under any interest rate, currency or other hedging agreement, (g) indebtedness of such Person under leases required to be accounted for as capital leases under GAAP, and (h) guarantees of such Person with respect to any indebtedness, amounts owing, commitments or obligations of any other Person of a type described in clauses (a) through (g) above.

“Indemnification Agreement” has the meaning set forth in Section 5.7(a) of the Agreement.

“Indemnified Person” has the meaning set forth in Section 5.7(a) of the Agreement.

“Intellectual Property” means (a) all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark, service mark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above; and (b) all rights in software, designs, schematics, protocols, documentation, works of authorship, databases, interfaces, web sites, domain names, trademarks, service marks, trade names, algorithms, methods, processes, inventions, proprietary information, and other technology.

“Intervening Event” has the meaning set forth in Section 5.5(c)(ii) of the Agreement.

“IRS” means the United States Internal Revenue Service.

“KGCC” means the Kansas General Corporation Code.

“Knowledge” means, with respect to a party to the Agreement and a particular fact or other matter, that any of such party’s representatives listed on Part A of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, has actual knowledge of such fact or other matter. A party shall be deemed to have Knowledge of any fact or other matter communicated in a notice properly given under Section 9.9.

“KSA” means Kansas Statutes Annotated.

“Leased Real Property” has the meaning set forth in Section 3.10(b) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Exhibit A-10

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 2.8(b) of the Agreement.

“License” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Liens” means any mortgage, option, deed of trust, lien, pledge, security interest, title retention device, lease, license, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, right of first refusal, servitude, proxy, hypothecation, equitable interest, preference, right of possession, tenancy, encroachment, infringement, interference, community property interest, defect, exception, reservation, impairment, imperfection of title, condition or restriction of any nature or other encumbrance of any kind, other than: (w) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established (in accordance with GAAP); (x) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (y) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; and (z) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising in the ordinary course of business consistent with past practice. For the avoidance of doubt, the term “Lien” shall not include a license of Intellectual Property.

“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution and delivery of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or facsimile or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual or physical data room maintained by such party or otherwise in connection with the Merger and the other Contemplated Transactions. In addition Made Available shall include information, documents or other materials reasonably available through EDGAR.

“Material Contract” has the meaning set forth in Section 3.13(a) of the Agreement.

“Material Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Materials of Environmental Concern” includes chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances and wastes, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

“Merger” has the meaning set forth in the Recitals to the Agreement.

Exhibit A-11

“Merger Consideration” means the shares of Parent Common Stock and cash issuable and payable to holders of Company Common Stock pursuant to Sections 2.5(a)(iii) and 2.6 of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

“NISPOM” has the meaning set forth in Section 3.4(b) of the Agreement.

“Non-Electing Shares” has the meaning set forth in Section 2.6(a) of the Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

“Owned Real Property” has the meaning set forth in Section 3.10(a) of the Agreement.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Bylaws” has the meaning set forth in Section 1.2(a) of the Agreement.

“Parent Charter” has the meaning set forth in Section 1.2(a) of the Agreement.

“Parent Class B Common Stock” has the meaning set forth in Section 1.1(b) of the Agreement.

“Parent Common Stock” has the meaning set forth in Section 1.1(b) of the Agreement.

“Parent Common Stock Fair Market Value” means the fair market value of Parent Common Stock as determined in accordance with the method set forth in the Company ESPP.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to the Company on or prior to the date of the Agreement.

“Parent Entities” has the meaning set forth in the Recitals to the Agreement.

“Parent Financial Advisors” means The Raine Group LLC, Mizuho Securities Co., Ltd. and Deutsche Bank.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 3.18(f) of the Agreement.

“Per Share Amount” has the meaning set forth in the Recitals to the Agreement.

“Per Share Cash Portion” has the meaning set forth in Section 2.10(e) of the Agreement.

“Person” means any individual, Entity or Governmental Body.

Exhibit A-12

“Personal Data” includes any information that allows the identification of a natural person, including (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

“Post-Judgment Enforcement Proceeding” has the meaning set forth in Section 9.5(b) of the Agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a) of the Agreement.

“Prospectus/Proxy Statement” means the prospectus/proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Ratings Determination” has the meaning set forth in Section 6.11(a) of the Agreement.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Related Persons” means: (a) the former, current and future directors, officers, employees, agents, stockholders, Representatives, Subsidiaries, Affiliates and assignees of Parent; and (b) any former, current or future director, officer, Affiliate or assignee of any Person described in clause (i) of Section 8.3(g) of the Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors (including financial advisors) and other representatives.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of the Agreement and the approval of the Merger.

“Reverse Termination Fee” has the meaning set forth in Section 8.3(f) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 2.10(a) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agent” has the meaning set forth in Section 9.5(c) of the Agreement.

Exhibit A-13

“Severance Arrangements” has the meaning set forth in Section 5.6(c) of the Agreement.

“Share Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“SoftBank” has the meaning set forth in the preamble to the Agreement.

“Specified Acquisition Transaction” has the meaning set forth in Section 8.3(b) of the Agreement.

“Spectrum Lease” means any written agreement, together with all amendments, waivers and notices to these written agreements, under which any of the Acquired Corporations is the lessor of or leases the right to use the transmission capacity associated with an FCC License that confers an exclusive right to use spectrum.

“State Commissions” means any state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Acquired Corporations.

“State Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“STIP” has the meaning set forth in Section 5.6(e) of the Agreement.

“Stock Electing Share” has the meaning set forth in Section 2.6(a) of the Agreement.

“Stock Electing Shares Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Stock Proration Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Stock Share Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Subsidiary” means, with respect to Person, any Entity with respect to which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity; provided, however, that, unless otherwise set forth in the Agreement, Clearwire shall not be considered a Subsidiary of the Company.

“Superior Offer” means an unsolicited bona fide written offer by a Third Party for a transaction (a) described in clause (a) of the definition of Acquisition Transaction (except substituting 50% for 20% therein) or providing for such Third Party’s acquisition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole, (b) that is on terms and conditions that the Company Board (or a committee thereof) in good faith determines (after consultation with its outside legal counsel and financial advisors), after taking into account all relevant factors as the Company Board considers to be appropriate

Exhibit A-14

(including all material legal, financial and regulatory aspects of the transaction contemplated by such Superior Offer), to be more favorable from a financial point of view to the Company’s stockholders than the Merger and the other Contemplated Transactions (taken as a whole), (d) that the Company Board determines, if it involves financing, only involves financing that is fully committed or reasonably determined to be available by the Company Board, and (e) is otherwise reasonably capable of being consummated on the terms proposed.

“Surviving Corporation” has the meaning set forth in Section 2.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 5.7(c) of the Agreement.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Return” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed or required to be filed with or submitted to any Governmental Body relating to Taxes.

“Team Telecom” means, collectively, the U.S. government agencies participating in any national security review of a Federal Communications Commission notified transaction involving potential foreign ownership of U.S. telecommunications assets, including the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense.

“Third Party” means any Person other than the Acquired Corporations.

“Triggering Event” means any of the following: (a) the Company Board shall have failed to include in the Prospectus/Proxy Statement, or shall have amended the Prospectus/Proxy Statement to exclude, the Company Board Recommendation; (b) the Company Board shall have effected or publicly announced a Change in Company Board Recommendation; (c) the Company shall have entered into any letter of intent or similar document or any Company Contract contemplating any Acquisition Transaction (other than a confidentiality agreement contemplated by Section 5.3(b)) or any offer or proposal with respect to any Acquisition Transaction; or (d) a tender or exchange offer relating to the outstanding Company Common Stock shall have been commenced and the Company shall not have sent to its stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Exhibit A-15

“Treasury Regulations” means any current or future final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

“U.S. Plan” has the meaning set forth in Section 3.18(b) of the Agreement.

“Warrant Agreement” has the meaning set forth in the Recitals to the Agreement.

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, that the breaching party (A) committed a material breach of such representation or warranty and (B) had Knowledge at the time of such breach that the representation or warranty was being breached, or upon later acquiring Knowledge that such representation or warranty had been breached, failed to use commercially reasonable efforts to cure such breach, provided that such breach was reasonably capable of being cured, and (ii) with respect to any breach of a covenant or obligation contained in this Agreement, that the breaching party (x) committed a material breach of such covenant or obligation, and (y) at the time of such breach, had Knowledge that the covenant or obligation was being breached, or upon later acquiring Knowledge that such covenant or obligation had been breached, failed to use commercially reasonable efforts to cure such breach, provided that such breach was reasonably capable of being cured.

“2013 STIP” has the meaning set forth in Section 5.6(e).

Exhibit A-16

Exhibit B

Form of Parent Charter

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPRINT CORPORATION

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Starburst II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Starburst II, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 5, 2012.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, and has been duly adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

3. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Sprint Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [—] ([—]) shares, consisting of (i) [—] ([—]) shares of Common Stock, $[—] par value per share (“Common Stock”), (ii) [—] ([—]) shares of Non-Voting Common Stock, $[—] par value per share (“Non-Voting Common Stock” and collectively with Common Stock, “Collective Common Stock”), and (iii) [—] ([—]) shares of Preferred Stock, $[—] par value per share (“Preferred Stock”).

Section 4.2 Reclassification. Immediately upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Amendment Effective Time”), each share of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time shall automatically be reclassified into a number of shares of Common Stock equal to the HoldCo Number divided by the total number of shares of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time, without any further action by the holder of such share of Class B Common Stock. Each certificate that, immediately prior to the Amendment Effective Time, represented shares of Class B Common Stock (each, an “Old Class B Certificate”) shall from and after the Amendment Effective Time represent that number of shares of Common Stock into which the shares of Class B Common Stock represented by the Old Class B Certificate shall have been reclassified. For purposes of this Section 4.2 only, capitalized terms used but not defined in this Section 4.2 shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger dated as of October 15, 2012, by and among SoftBank, Starburst I, Inc., the Corporation, Starburst III, Inc., and Sprint Nextel Corporation; provided that references to “Parent Common Stock” in the definitions of such terms therein shall be deemed to be references to Common Stock for purposes of this this Section 4.2.

Section 4.3 Increase or Decrease. In addition to any vote of the holders of shares of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of all of the then issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Common Stock. Except as provided in this Certificate of Incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of shares of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally. The holders of shares of Common Stock shall have the exclusive voting power of the Collective Common Stock of the Corporation.

Section 4.5 Non-Voting Common Stock.

(a) No Voting Rights. Except as otherwise required by the DGCL, shares of Non-Voting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the rights and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of shares of Non-Voting Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to shares of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of shares of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock or rights to acquire shares of Non-Voting Common Stock, as the case may be.

(c) Conversion upon Liquidation. Immediately prior to the earlier of (i) any distribution of assets of the Corporation to the holders of shares of Common Stock in connection with a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation; or (ii) any record date established to determine the holders of shares of capital stock of the Corporation entitled to receive such distribution of assets, each outstanding share of Non-Voting Common Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this Section 4.5(c), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock will be subdivided or combined in the same manner. The Corporation shall not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the shares of Common Stock.

(e) Equal Status. Except as expressly provided in this Article IV, shares of Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects to shares of Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation, or other business combination of the Corporation requiring the approval of the holders of shares of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of shares of Non-Voting Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of shares of Common Stock in connection with such merger, consolidation, or combination (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation, or combination with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of shares of Non-Voting Common Stock shall be entitled to participate in such tender or exchange offer on the same terms as holders of shares of Common Stock and shall be entitled to receive the same amount and form of consideration on a per share basis as the holders of shares of Common Stock (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock).

Section 4.6 Preferred Stock.

(a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by the DGCL, to provide for and designate, out of the unissued shares of Preferred Stock that have not been designated as to series, one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of each series the powers (including voting powers, full or limited, if any) of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) the maximum number of shares to constitute such series (which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series), the distinctive designation thereof, and the stated value thereof if different than the par value thereof;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) whether the shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption, the times, prices, and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

(iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or on any other matter, including, without limitation, the extent to which holders of shares of such series shall be entitled to more or less than one vote per share and the extent to which holders of shares of such series shall be entitled to vote for the election of one or more directors who shall serve for such term (which may be greater or less than the terms of any other directors or class of directors) and have such voting powers (which may be greater or less than the voting powers of any other directors or class of directors) as shall be provided in the resolution or resolutions providing for the issue of such series;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

(ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

(c) Any shares of any class or series of Preferred Stock purchased, exchanged, converted, or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation or in such resolution or resolutions.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 5.2 Number of Directors. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Section 5.3 Election of Directors. Election of directors of the Corporation need not be by written ballot except and as to the extent provided in the Bylaws.

Section 5.4 Removal. Except as otherwise provided for or fixed pursuant to (x) the provisions of Article IV hereof relating to the rights of the holders of shares of any one or more series of Preferred Stock to elect additional directors and remove such directors or (y) pursuant to Section 3.6 of the Bylaws, (a) any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of shares of capital stock having a majority of the voting power of the shares entitled to vote in the election of directors and (b) any SoftBank Designee may be removed, with or without cause, by the SoftBank Stockholder upon written notice to the Board of Directors.

Section 5.5 Powers of the Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders:

(a) The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount of shares to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be represented in person or by proxy at such meeting) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VI

RELATIONSHIP WITH SOFTBANK

Section 6.1 Relationship with SoftBank. Because SoftBank, through its Controlled Affiliates, is currently the majority stockholder of the Corporation, and in anticipation that the Corporation and SoftBank may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with SoftBank and its Controlled Affiliates (including service of officers and directors of SoftBank and its Controlled Affiliates as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavours fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve SoftBank and its Controlled Affiliates and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 6.2 Business Activities.

(a) Subject to Section 6.2(b), neither SoftBank nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Controlled Affiliates, other than in a Competing Business. Without limiting Section 6.2(b), to the fullest extent permitted by law neither SoftBank nor any Controlled Affiliate of SoftBank nor any of their respective officers or directors shall be liable to the Corporation or its stockholders or to any Controlled Affiliate of the Corporation for breach of any fiduciary duty by reason of any such activities of SoftBank or its Controlled Affiliates or of such Person’s participation therein.

(b) Neither SoftBank nor any of its Controlled Affiliates (other than the Corporation or any Person that is also a Controlled Affiliate of the Corporation) shall conduct, prior to the date on which SoftBank’s Voting Interest falls below 10% for 90 consecutive days (the “Expiration Date”), any Competing Business. In addition, until the Expiration Date, neither SoftBank nor any of its Controlled Affiliates shall acquire, directly or indirectly, any equity interests of any Person that conducts a Competing Business (an “Acquired Entity”); provided, however, that neither SoftBank nor any Controlled Affiliate of SoftBank shall be prohibited from:

(i) acquiring an interest in any Person and maintaining its interest in such Person if the purchase price for such interest at the time of acquisition is $100 million or less (or the Corporation otherwise waives such prohibition);

(ii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is $100 million or less (or the Corporation otherwise waives such prohibition); or

(iii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is greater than $100 million and less than or equal to $500 million (or the Corporation otherwise waives such prohibition) if SoftBank or its Controlled Affiliate, as applicable, commits to the Corporation to sell, and does in fact sell, the Acquired Entity’s relevant subsidiary, segment or division (or a portion thereof sufficient to reduce its value to $100 million or less) within 12 months after the relevant acquisition, merger or combination.

(c) To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and without limiting Section 6.3 below, neither SoftBank nor any of its Controlled Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of SoftBank or any of its Controlled Affiliates engaging in any such activity.

Section 6.3 Corporate Opportunities.

(a) Subject to Section 6.3(b) below, in the event that SoftBank or any of its Controlled Affiliates or any of their respective officers, directors or employees acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for both SoftBank (or any of its Controlled Affiliates) and the Corporation (or any of its Controlled Affiliates), neither SoftBank nor any of its Controlled Affiliates shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Controlled Affiliates and to the fullest extent permitted by law, none of them shall be liable to the Corporation or its stockholders or any of the Corporation’s Controlled Affiliates for breach of any fiduciary or other duty as a stockholder of the Corporation or otherwise by reason of the fact that SoftBank or any of its Controlled Affiliates acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Affiliates, and the Corporation (on behalf of itself and its Controlled Affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Controlled Affiliates.

(b) In the event that an individual who is a director or officer of the Corporation (or any of its Controlled Affiliates) and who is also a director, officer or employee of SoftBank (or any of its Controlled Affiliates) acquires knowledge of a potential transaction or other matter which would be a corporate opportunity for both the Corporation (or any of its Controlled Affiliates) and SoftBank (or any of its Controlled Affiliates) (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation or any of its Controlled Affiliates with respect to such Mutual Corporate Opportunity, and the Corporation (on behalf of itself and its Controlled Affiliates) hereby waives and renounces any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the

Corporation (or any of its Controlled Affiliates), and agrees that a Mutual Corporate Opportunity offered to any individual who is an officer or director of the Corporation (or any of its Controlled Affiliates), and who is also an officer, director or employee of SoftBank (or any of its Controlled Affiliates), shall belong to SoftBank, unless such Mutual Corporate Opportunity (i) relates solely to a corporate opportunity that would constitute a Competing Business within the United States of America and (ii) was expressly offered to such individual in (and as a direct result of) his or her capacity as a director or officer of the Corporation (or any of its Controlled Affiliates) (a “Sprint Opportunity”), in which case such Sprint Opportunity shall not be taken by SoftBank (or any of its Controlled Affiliates) without the written consent of the Corporation.

Section 6.4 Deemed Consent of Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

Section 6.5 Purchase of Corporation Stock by SoftBank. In the event that SoftBank’s Voting Interest equals or exceeds 85%, then, on a date to be determined by SoftBank in its sole discretion (the “Relevant Date”) that is not more than 120 days following the date upon which SoftBank’s Voting Interest first equals or exceeds 85%, either SoftBank or a Controlled Affiliate of SoftBank or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by SoftBank (the “Minority Shares”) at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on the New York Stock Exchange (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the “Buyout Price”). In the alternative, at any time on or before the Relevant Date, SoftBank may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares are entitled to receive an amount at least equal to the Buyout Price in exchange for each of their Minority Shares. The actions of the Corporation in respect of a tender offer or business combination pursuant to this Section 6.5 shall require, in addition to any approval required by law, (a) the approval of the Board of Directors and (2) the affirmative vote of at least a majority of the Independent Directors who do not have a material interest in the matter (other than as a director and, as applicable, stockholder of the Corporation)

Section 6.6 Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of Sections 6.3(b) and 6.5 above shall expire on the date that SoftBank’s Voting Interest is first reduced below 20%. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

Section 6.7 Article VII. The provisions of this Article VI are in addition to the provisions of Article VII.

ARTICLE VII

TRANSACTIONS WITH SOFTBANK

Section 7.1 Affiliate Transactions; Contracts Not Void. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that SoftBank or one or more of its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation or any of its Controlled Affiliates who are affiliated with SoftBank or any of its Controlled Affiliates are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, and subject to the foregoing, any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

Section 7.2 Quorum. Directors of the Corporation who are also directors or officers of SoftBank may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Shares of Common Stock owned by SoftBank and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

Section 7.3 No Liability for Good Faith Actions. To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders or any of its Controlled Affiliates for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or any of its Controlled Affiliates or the derivation of any improper personal benefit by reason of the fact that SoftBank or any of its Controlled Affiliates or any of their respective officers or directors thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any contract, agreement, arrangement or transaction between the Corporation or any of its Controlled Affiliates, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand. No vote cast or other action taken by any individual who is an officer, director or other representative of SoftBank, which vote is cast or action is taken by such individual in his capacity as a director of the Corporation or any of its Controlled Affiliates, shall constitute an action of or the exercise of a right by or a consent of SoftBank or any of its Controlled Affiliates for the purpose of any such contract, agreement, arrangement or transaction.

Section 7.4 Deemed Consent by Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

Section 7.5 Contracts Covered. For purposes of this Article VII, any contract, agreement, arrangement or transaction with the Corporation or any of its Controlled Affiliates shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

Section 7.6 Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article VII nor the adoption of any provision inconsistent with any provision of this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 7.7 Article VI. The provisions of this Article VII are in addition to the provisions of Article VI.

ARTICLE VIII

REDEMPTION OF SHARES HELD BY ALIENS

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of capital stock beneficially owned by Aliens may be redeemed by the Corporation, by action duly taken with the approval of (i) the Board of Directors and (ii) the affirmative vote of at least a majority of the Independent Directors of the Corporation in its sole discretion as provided in this Article VIII. The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular Alien or of the Corporation pursuant to any contract or agreement between such Alien and the Corporation.

Section 8.1 Redemption at Fair Value. The Board of Directors shall pay in consideration for the capital stock to be redeemed an amount in cash (the “Redemption Price”) equal to such price as is mutually determined by the holders of the capital stock to be redeemed and the Corporation, or, if no mutually acceptable agreement can be reached, equal to 100% of the “Capital Stock Fair Market Value”, which shall be determined as follows:

(a) if the relevant class or series of capital stock is publicly traded at the time of determination, the average of the closing prices for such capital stock on all domestic securities exchanges on which such capital stock may at the time be listed, or, if there have been no sales of such capital stock on any such exchange on such day, the average of the highest bid and lowest asked prices for such capital stock on all such exchanges at the end of such day, or, if on any day such capital stock is not so listed, the average of the representative bid and asked prices for such capital stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for such capital stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section 8.2 of this Article VIII); and

(b) if the relevant class or series of capital stock is not publicly traded at the time of determination, then the fair value of such capital stock as determined in good faith by the disinterested and independent members of the Board of Directors.

Section 8.2 Redemption Date; Redemption Notice. At least five but no more than 30 days prior to any date on which capital stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of capital stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such stockholder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 8.3 of this Article VIII, on or after the Redemption Date, each holder of shares of capital stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 8.3 Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of capital stock designated for redemption in the Redemption Notice as holders of such shares of capital stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of capital stock on any Redemption Date are insufficient to redeem the total number of shares of capital stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of capital stock to be redeemed. The shares of capital stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of capital stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

Section 8.4 Prior Notice; Cooperation. Prior to effecting any such redemption, the Corporation shall provide any holder of capital stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the Federal Communications Commission (the “FCC”), developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

Section 8.5 No Application to SoftBank. The provisions of this Article VIII shall not apply to SoftBank or any of its Controlled Affiliates, any acquisition of shares of Common Stock or other capital stock of the Corporation by SoftBank or any of its Controlled Affiliates, or any ownership of such shares otherwise attributed to SoftBank or any of its Controlled Affiliates, and the Corporation shall not have the authority under this Article VIII to redeem any shares of Common Stock or other capital stock of the Corporation beneficially owned, directly or indirectly, by SoftBank or any of its Controlled Affiliates, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for SoftBank or any of its Controlled Affiliates to acquire or hold Common Stock or other capital stock of the Corporation, SoftBank and its Controlled Affiliates shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article IX shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation against directors or officers of the Corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions in this Article X.

ARTICLE XI

AMENDMENT OF BYLAWS

Section 11.1 Powers to Amend. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized, and shall have power without the assent or vote of the stockholders, to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI). Unless otherwise provided in the Certificate of Incorporation, any adoption, alteration, amendment, change, addition to, repeal, or rescission of the Bylaws by the Board of Directors shall require the approval of a majority of the votes entitled to be cast by all members of the Board of Directors. The stockholders shall also have power to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI) and, unless otherwise provided in the Certificate of Incorporation, the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required for the stockholders to adopt, alter, amend, change, add to, repeal, or rescind any provision of the Bylaws.

Section 11.2 Limitation of Powers to Amend. Notwithstanding the foregoing Section 11.1 or any other provision herein to the contrary:

(a) Sections 2.4, 2.6(a), 2.14 and 3.2 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(b) Section 3.3(d) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 90% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(c) Sections 3.3(a) and 3.3(b), Section 3.3(c) of the Bylaws, Section 3.17(c) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(d) Section 2.3 of the Bylaws (as it relates to the nomination of directors) and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares; and

(e) Section 3.19 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Sections 3.19 and 7.7 of the Bylaws or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 12.1 Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, from time to time, to amend the Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Section 12.2 Stockholder Vote Required For Amendments.

(a) Subject to Section 12.2(d) of this Certificate of Incorporation, Sections 11.1 and 11.2(a) and Articles VI and VII of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

(b) Section 11.2(b) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon.

(c) Section 11.2(c) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(d) Sections 6.2, 6.3, 6.5, 11.2(d) and 11.2(e) and this Section 12.2 of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XIII

DEFINITIONS

As used herein, except as may otherwise be provided in Section 4.2 hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Alien” means “aliens,” “their representatives,” “a foreign government or representatives thereof” or “any corporation organized under the laws of a foreign country” as such terms are used in Section 310(b)(4) of the Communications Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

“Competing Business” means any business that, at the time of determination (which in the case of a business acquired by Starburst or its Controlled Affiliates shall be the date such business is acquired), offers products or services in the United States of America that are the same as (or substantially similar to) products or services offered in the United States of America by the Corporation or any Person that is a Controlled Affiliate of the Corporation, if such product or service as offered in the United States of America generates revenue greater than 5% of the combined consolidated revenues of the Corporation and the Persons who are its Controlled Affiliates at the time of such determination over the most recently completed four fiscal quarters.

“Controlled Affiliate” of a Person shall mean an Affiliate of such Person controlled, directly or indirectly, by such Person.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“SoftBank” means SOFTBANK CORP., a Japanese kabushiki kaisha.

“SoftBank Designee” means any Person nominated by the SoftBank Stockholder pursuant to the Bylaws and (a) elected by the stockholders of the Corporation as a director of the Corporation or (b) appointed by the Board of Directors as a director of the Corporation in accordance with the Bylaws.

“SoftBank Owned Shares” means the aggregate amount of shares of capital stock of the Corporation owned by SoftBank and its Controlled Affiliates.

“SoftBank Stockholder” means SoftBank or the Controlled Affiliate of SoftBank that holds a majority of SoftBank’s Voting Interest.

“SoftBank’s Voting Interest” means the percentage of the outstanding Common Stock of the Corporation owned of record by SoftBank and its Controlled Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

“Triggering Event” means SoftBank’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its [                    ] this      day of             ,         .

Starburst II, Inc.

By

Name:

Title:

Exhibit C

Form of Parent Bylaws

AMENDED AND RESTATED BYLAWS

OF

SPRINT CORPORATION

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of the Corporation shall be in the State of Delaware.

1.2 Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Stockholders’ Meetings. All meetings of the stockholders of the Corporation shall be held at such place or places in the continental United States of America, within or without the State of Delaware, as may be fixed by the Board of Directors from time to time; provided that in lieu of holding an annual or special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any meeting of stockholders may be held solely by means of remote communication.

2.2 Date and Hour of Annual Meetings of Stockholders. An annual meeting of stockholders shall be held each year at such place (if any), on such date, and at such time as shall be designated by the Board of Directors and stated in the Corporation’s notice of the meeting.

2.3 Purposes of Annual Meetings; Election of Directors. At each annual meeting, the stockholders shall elect the members of the Board of Directors for the succeeding year. Directors shall be nominated for election at the annual meeting in accordance with Article III of these Bylaws and shall be elected by stockholders by ballot at the annual meeting, unless they are elected by written consent in lieu of an annual meeting as may be permitted under the General Corporation Law of the State of Delaware. At any such annual meeting any further proper business may be transacted.

2.4 Special Meetings of Stockholders. Except as required by applicable law and subject to the rights of holders of any series of Preferred Stock of the Corporation established pursuant to provisions of the Certificate of Incorporation, special meetings of the stockholders of the Corporation shall be called only by or at the direction of the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors.

2.5 Notice of Meetings of Stockholders.

(a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to receive notice of such meeting not fewer than ten days or more than sixty days before the date of the meeting.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (i) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.6 Quorum of Stockholders; Adjournment.

(a) Unless otherwise provided by the Certificate of Incorporation or these Bylaws, at any meeting of the stockholders, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

(b) At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting, other than announcement at the meeting, shall not be required to be given, except as provided in paragraph (d) below and except where expressly required by law.

(c) At any reconvened meeting of the stockholders at which a quorum shall be present, any business may be transacted which could have been transacted at the meeting originally called but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless a new record date is fixed by the Board of Directors.

(d) If an adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7 Presiding Officer and Secretary.

(a) The Chairperson of the Board shall preside at all meetings of the stockholders. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board and, in his or her absence, the Chief Executive Officer shall preside at all meetings of the stockholders. In the absence of each of the Chairperson of the Board, the Vice Chairperson of the Board, and the Chief Executive Officer, any director or officer designated by the Board of Directors shall preside at all meetings of the stockholders.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 4.9 of these Bylaws shall act as secretary of all meetings of the stockholders. In the absence of the Secretary and any designated Assistant Secretary, the presiding officer of the meeting may appoint any person to act as secretary of the meeting.

2.8 Voting by Stockholders. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws:

(a) directors shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors; and

(b) whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

2.9 Proxies. Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Any copy, facsimile telecommunication, or other reliable reproduction of a writing or electronic transmission authorizing a person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used; provided, however, that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

2.10 Inspectors. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.11 Procedure at Stockholders’ Meetings. At each meeting of stockholders, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. The Board of Directors may adopt by resolution such rules, regulations, and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall have the right and authority to convene and to adjourn the meeting and to establish rules, regulations, and procedures, which need not be in writing, for the conduct of the meeting and to maintain order and safety. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors;

(b) place restrictions on entry to the meeting after the time fixed for the commencement thereof;

(c) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e) make rules governing speeches and debate, including time limits and access to microphones.

The officer or director presiding at the meeting pursuant to Section 2.7 of these Bylaws shall act in his or her absolute discretion, and his or her rulings shall not be subject to appeal.

2.12 Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.13 Action by Consent Without a Meeting.

(a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.

(b) To the extent permitted by applicable law, a telegram, cablegram, or other electronic transmission consenting to action to be taken by stockholders shall be deemed to be written, signed, and dated for purposes of these Bylaws so long as it is reduced to paper form (if required by applicable law), sets forth or is delivered with such information as may be required by applicable law, and is transmitted or delivered to the Corporation in the manner provided by applicable law or in any resolutions adopted by the Board of Directors governing the submission of stockholder consents by electronic transmission.

(c) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by telegram, cablegram, or electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by telegram, cablegram, or electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of a consent by telegram, cablegram, or electronic transmission).

2.14 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by any stockholder of the Corporation (x) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Sections 2.14(a)(ii) and 2.14(a)(iii) is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (y) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (z) who complies with the notice procedures set forth in Sections 2.14(a)(ii) and 2.14(a)(iii). Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (z) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. In addition, for business (other than the nomination of persons for election to the Board of

Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (z) of Section 2.14(a)(i), the stockholder (1) must have given timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, and (2) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice relating to an annual meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day before the date of the one-year anniversary of the immediately preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day before such annual meeting and not later than the close of business on the later of the ninetieth (90th) day before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary (whether pursuant to this Section 2.14(a) or Section 2.15(b)) must set forth:

(1) as to each Proposing Person (as defined below), (x) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (y) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(2) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity

Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(3) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected;

and (iv) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.14 if such nominee were a Proposing Person;

(4) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

(5) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(6) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (x) the eligibility of such proposed nominee to serve as a director of the Corporation, and (y) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.

(iv) Notwithstanding anything in the second sentence of Section 2.14(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the Board of Directors’ nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(v) Only such persons who are nominated in accordance with the procedures set forth in Section 2.14(a) (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.14(a). Except as otherwise provided by law, the chairman of an annual meeting of stockholders shall have the power and duty (A) if the facts warrant, to determine that a nomination or any business proposed to be brought before the annual meeting was not made or was not proposed, as the case may be, in accordance with the procedures set forth in Section 2.14(a), and (B) if any proposed nomination or business was not made or was not proposed in compliance with Section 2.14(a), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(b) Special Meetings of Stockholders.

(i) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (A) by or at the direction of the Board of Directors or (B) if a purpose for such meeting as stated in the Corporation’s notice for such meeting is the election of one or more directors, by any stockholder of the Corporation (x) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Section 2.14(b)(ii) is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (y) who is entitled to vote at the meeting and upon such election, and (z) who complies with the notice procedures set forth in Section 2.14(b)(ii); provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

(ii) If a special meeting has been called in accordance with Section 2.4 for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (B) of Section 2.14(b)(i), the stockholder (A) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (B) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day before such special meeting and not later than the close of business on the later of the ninetieth (90th) day before such special meeting or the fifteenth (15th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Section 2.14(b), such notice shall set forth the information required by clauses (1), (2), (3), (5) and (6) of Section 2.14(a)(iii).

(iii) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.14(b) (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at a special meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairman of a special meeting of stockholders shall have the power and duty (A) if the facts warrant, to determine that a nomination proposed to be made at the special meeting was not made in accordance with the procedures set forth in this Section 2.14(b), and (B) if any proposed nomination was not made in compliance with this Section 2.14(b), to declare that such nomination shall be disregarded.

(c) General.

(i) A stockholder providing notice of nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders or notice of business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to Sections 2.14(a)(iii)(1) through 2.14(a)(iii)(6) shall be true and correct both as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof, and such updated and supplemental information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (A) in the case of information that is required to be updated and supplemented to be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting, not later than the later of five (5) business days after such record date or five (5) business days after the public announcement of such record date, and (B) in the case of information that is required to be updated and supplemented to be true and correct as of ten (10) business days before the meeting or any adjournment or postponement thereof, not later than eight (8) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated and supplemental information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement).

(ii) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.14, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iii) For purposes of this Section2.14, (A) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the

Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act; (B) “Proposing Person” shall mean (x) the stockholder giving the notice required by Section 2.14(a) or Section 2.14(b), (y) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (z) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(iv) Section 2.14(a) is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.14 shall be deemed to (A) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (C) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the certificate of incorporation.

2.15 Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty or fewer than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to receive notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote at such adjourned meeting in accordance with the foregoing provisions of this Section 2.15(a).

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in Section 2.13. If no record date has been fixed by the Board of Directors and prior action by the Board of Director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.16 English Language. All meetings of stockholders will be conducted in the English language and all notices, consents, proxies, documents and other materials provided to stockholders shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to stockholders copies of any such documents or materials translated into a foreign language; provided, further, in the event there are any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE III

DIRECTORS

3.1 Powers. Subject to any limitations set forth in the Certificate of Incorporation and to any provision of the General Corporation Law of the State of Delaware relating to powers or rights conferred upon or reserved to the stockholders or the holders of any class or series of the Corporation’s issued and outstanding stock, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors.

3.2 Number. Subject to the other provisions of these Bylaws, the Board of Directors shall consist of ten (10) members.

3.3 Composition.

(a) Subject to Section 3.3(d) hereof (as it exists at the Effective Time), during the period from the adoption of these Bylaws until [                    ], 201[5]1, (the “Initial Period”), the members of Board of Directors shall consist of (i) the Chief Executive Officer of the Corporation, (ii) three Independent Directors, (iii) three Continuity Directors and (iv) three additional directors who are SoftBank Designees. Notwithstanding anything in the Bylaws to the contrary, in the event that a vacancy arises from the resignation, retirement, death or disability of a Continuity Director during the Initial Period, such vacancy shall only be filled by an Independent Director, by action of the affirmative vote of a majority of the remaining directors then in office.

(b) Subject to Section 3.3(d) hereof (as it exists at the Effective Time), commencing on the last day of the Initial Period and continuing until the first anniversary of such date, the Board of Directors shall consist of (i) the Chief Executive Officer of the Corporation, (ii) six Independent Directors and (iii) three additional directors who are SoftBank Designees.

(c) Subject to Section 3.3(d) hereof (as it exists at the Effective Time) hereof, following the end of the period described in Section 3.3(b) hereof and continuing until the first occurrence of a Triggering Event, the Board of Directors shall at all times include not less than three Independent Directors or such greater number of Independent Directors as may be required by applicable law or applicable rules of any stock exchange on which the Corporation’s equity securities are traded.

(d) Following the first occurrence of a Triggering Event, Sections 3.3(a), 3.3(b) and 3.3(c) hereof shall be of no further force or effect and this Section 3.3(d) shall instead apply. At all times after the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, the Board of Directors shall include a number of SoftBank Designees that is proportional to SoftBank’s Voting Interest, rounded up to the nearest whole number. If the number of SoftBank Designees is required to be reduced under this Section 3.3(d) following the first occurrence of a Triggering Event, SoftBank shall cause one or more SoftBank Designees to resign promptly such that the number of SoftBank Designees following such resignation(s) is in compliance with such requirement and the replacement(s) for such resigning SoftBank Designee(s) (and their successors) shall be appointed by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

(e) For purposes of these Bylaws, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Continuity Directors” means the three individuals proposed by Sprint Nextel Corporation, and reasonably acceptable to the SoftBank Stockholder, from the members of the board of directors of Sprint Nextel Corporation immediately prior to the Effective Time.

[1]	Insert date that is two years after the Effective Time (as defined in the Merger Agreement)

“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Effective Time” means [                    ].2

“Independent Director” means any person nominated in accordance with these Bylaws and elected by the stockholders of the Corporation who qualifies as an “Independent Director” as such term is defined in Rule 303A (or any successor rule) of the rules promulgated by the New York Stock Exchange which apply to issuers whose common stock is listed on the New York Stock Exchange.

“SoftBank Affiliate Director” means any SoftBank Designee other than an Independent Director.

“SoftBank Designee” means any Person nominated by the SoftBank Stockholder pursuant to these Bylaws and (a) elected by the stockholders of the Corporation as a director of the Corporation or (b) appointed by the Board of Directors as a director of the Corporation in accordance with these Bylaws. For the avoidance of doubt, the Continuity Directors and the Chief Executive Officer of the Corporation shall not be considered SoftBank Designees.

“SoftBank Stockholder” means SoftBank or the Controlled Affiliate of SoftBank that holds a majority of SoftBank’s Voting Interest.

“SoftBank’s Voting Interest” means the percentage of the outstanding voting common stock of the Corporation owned of record by SoftBank and its Controlled Affiliates.

“Termination Event” means SoftBank’s Voting Interest falling and remaining below ten percent (10%) for ninety (90) consecutive days.

“Triggering Event” means SoftBank’s Voting Interest falling and remaining below fifty percent (50%) for ninety (90) consecutive days.

3.4 Terms. The directors of the Corporation shall be nominated as provided in these Bylaws, and each director shall hold office until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal in accordance with the Certificate of Incorporation and these Bylaws. Directors need not be stockholders.

[2]	Insert date of the Effective Time (as defined in the Merger Agreement)

3.5 FCC Eligibility. The Corporation, to the extent necessary to comply with the reporting or disclosure requirements of the Federal Communications Commission, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonable to ensure the Corporation is in compliance with applicable law.

3.6 Resignations and Removal.

(a) Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

(b) Without limiting and subject to the provisions of Section 3.3 of these Bylaws, except as otherwise may be provided in the Certificate of Incorporation, (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the then-outstanding shares entitled to vote in the election of directors and (ii) any Starburst Designee may be removed, with or without cause, by the Starburst Stockholder upon written notice to the Board of Directors.

3.7 Vacancies and Newly-Created Directorships. Subject to Section 3.3 of these Bylaws, any vacancy on the Board of Directors, howsoever resulting, including through an increase in the number of directors, shall only be filled (i) prior to the first occurrence of a Triggering Event, by the affirmative vote of stockholders holding of record capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors and (ii) after the first occurrence of a Triggering Event, by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, in accordance with these Bylaws. Any director elected to fill a vacancy shall hold office for the same remaining term as that of his or her predecessor and until such director’s successors have been duly elected and qualified or until such director’s earlier resignation, death, or removal. Any director elected to fill a newly-created directorship shall serve until the next annual meeting of stockholders and until such director’s successors have been duly elected and qualified or until such director’s earlier resignation, death, or removal.

3.8 Quorum and Action.

(a) Unless provided otherwise by law, a quorum for any meeting of the Board of Directors, whether regular or special, shall require the presence of a number of directors equal to a majority of the total number of directors constituting the whole Board of Directors. If there shall be less than a quorum at any meeting of the Board of Directors as determined under this Section 3.8, a majority of those present may adjourn the meeting from time to time.

(b) Subject to Section 3.19 of these Bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors; provided, however, that prior to the first occurrence of a Triggering Event, at each meeting of the Board of Directors, each SoftBank Affiliate Director present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient determined by dividing (i) the total number of SoftBank Affiliate Directors on the Board of Directors, by (ii) the total number of SoftBank Affiliate Directors present at such meeting; and the vote of a majority of the votes of directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

3.9 Presiding Officer and Secretary of Meeting. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by a presiding person chosen at the meeting by the vote of a majority of the directors present at such meeting, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws. The Secretary shall act as secretary of the meeting, but in his or her absence the presiding person at the meeting may appoint any person to act as secretary of the meeting.

3.10 Annual Meetings. The Board of Directors shall meet each year as soon as practicable following the annual meeting of stockholders, at the place (if any) where such meeting of stockholders has been held, or at such other place (if any) in the continental United States of America as shall be fixed by the Board of Directors (or if not previously fixed by the Board of Directors, by the person presiding over the meeting of the stockholders), for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation. If in any year directors are elected by written consent in lieu of an annual meeting of stockholders, the Board of Directors shall meet in such year as soon as practicable after receipt of such written consent by the Corporation at such time and place as shall be fixed by the Chairperson of the Board, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

3.11 Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 3.12, at such times and places, within or without the State of Delaware, as shall be designated by the Chairperson of the Board.

3.12 Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairperson of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 3.12. Special meetings shall be called by the Chief Executive Officer or Secretary on like notice at the written request of any two directors then in office.

3.13 Notice. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four (24) hours’ notice to each director. If written notice is delivered by mail, then it shall be given on not less than five (5) calendar days’ notice to each director. If written notice is delivered by courier service, then it shall be given on not less than three (3) calendar days’ notice to each director.

3.14 Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

3.15 Action by Telephonic Conference. Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.16 Action by Consent Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee; provided, however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.17 Committees.

(a) The Board of Directors shall designate (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee, and (iv) a Finance Committee, and one or more other committees as the Board of Directors may by resolution or resolutions designate. Subject to the provisions of Sections 3.17(c), (d) and (e), each committee shall consist of one (1) or more of the directors of the Corporation who shall be appointed by the affirmative vote of a majority of the Board of Directors, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws. No action by any such committee shall be valid unless taken at a meeting for which adequate notice has been given or duly waived by the members of such committee.

(b) Any committee of the Board of Directors, to the extent provided in the resolution or resolutions of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power of authority in reference to (i) adopting, amending or repealing any bylaw of the Corporation, (ii) adopting or approving, or recommending to the stockholders of the Corporation, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval (other than recommending the election or removal of directors), and (iii) unless the resolution, these Bylaws, or the Certificate of Incorporation expressly so provide, declare a dividend or to authorize the issuance of stock, and, provided, further, that no such committee shall have the power or authority to approve any action described in Section 3.19 of these Bylaws. Special meetings of any committee shall be held whenever called by direction of the chairman of such committee or at the written request of any one member of such committee.

(c) Prior to the first occurrence of a Triggering Event, each committee of the Board of Directors (other than the Finance Committee or any special committee exempted from this Section 3.17(c) by the Board of Directors (collectively, “Exempt Committees”)) shall include at least one Independent Director. At all times following the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, each committee that is not an Exempt Committee shall include at least a number of SoftBank Designees that is proportional to SoftBank’s Voting Interest, rounded up to the nearest whole number. Each Independent Director or SoftBank Designee serving on any committee may designate as his or her alternate to such committee, for one or more meetings of such committee, another Independent Director or SoftBank Designee, as applicable. Prior to the first occurrence of a Triggering Event, the chairman of each committee of the Board of Directors (other than a committee comprised solely of Independent Directors that may be constituted from time to time by the Board of Directors) shall be a SoftBank Designee.

(d) The Audit Committee shall at all times be comprised solely of Independent Directors.

(e) The Finance Committee shall, at all times prior to the first occurrence of a Triggering Event, be comprised solely of individuals selected by the Starburst Stockholder from among the SoftBank Designees.

(f) A quorum for any meeting of any committee of the Board of Directors, whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee. If there shall be less than a quorum at any meeting of a committee of the Board of Directors, a majority of those present may adjourn the meeting from time to time. The vote of a majority of the votes present or otherwise able to be cast at any committee meeting at which a quorum is present shall be necessary to constitute the act of such committee of the Board of Directors; provided, however, that prior to the first occurrence of a Triggering Event, at each meeting of any committee of the Board of Directors (other than Exempt Committees), each SoftBank Affiliate Director present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient determined by dividing (i) the total number of SoftBank Affiliate Directors on such committee, by (ii) the total number of SoftBank Affiliate Directors present at such meeting.

3.18 Compensation of Directors. Directors (other than Affiliate Directors) shall receive such reasonable compensation for their service on the Board of Directors or any committees thereof, whether in the form of salary or a fixed fee for attendance at meetings, or both, with expenses, if any, as the Board of Directors may from time to time determine; provided that (i) such compensation shall not be less than as was provided prior to the date of these Bylaws, (ii) Affiliate Directors shall be reimbursed only for their expenses incurred in connection with their service on the Board of Directors or any committees thereof and (iii) to the extent that there exists any requirement or policy of the Corporation or under applicable law that directors of the Corporation own shares of the Corporation’s common stock, then each of the SoftBank Designees then serving on the Board of Directors shall be entitled to receive, as compensation for their services, the same amount of compensation as is paid to Independent Directors, which shall be payable solely in shares of the Corporation’s common stock, until such time as such SoftBank Designee holds the required number of shares of the Corporation’s common stock. For purposes hereof, “Affiliate Directors” means any director who is an employee of any of the Corporation or any of its Subsidiaries or SoftBank or any of its Controlled Affiliates. Nothing herein contained shall be construed to preclude any director from serving in any other capacity and receiving compensation therefor.

3.19 Approval of Certain Matters.

(a) During the Initial Period, the approval of any of the following matters shall require, in addition to any approval required by law, (1) the approval of the Board of Directors pursuant to Section 3.8(b) of these Bylaws and (2) the affirmative vote of at least a majority of the Independent Directors who have no interest in the particular matter being voted upon (other than as a director and, as applicable, stockholder of the Corporation):

(i) the declaration and payment of any dividend in respect to the capital stock of the Corporation;

(ii) any transaction or agreement between the Corporation or any of its Controlled Affiliates, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand, including any merger, business combination or similar transaction involving such parties;

(iii) any merger, business combination or similar transaction as to the Corporation in which the SoftBank Stockholder receives consideration for its shares of the common stock of the Corporation that is greater in value on a per share basis than that received by the other stockholders of the Corporation for their shares of the common stock of the

Corporation, or represents a different form of consideration from the form of consideration received by the other stockholders of the Corporation for their shares of the common stock of the Corporation;

(iv) waiver of the provisions of Section 203 of the DGCL with respect to any transaction involving a sale of voting common stock by Starburst or its Controlled Affiliates;

(v) the settlement of any claim between SoftBank and the Corporation;

(vi) any waiver under, or amendment to, Article VI of the Certificate of Incorporation;

(vii) any corporate action necessary to maintain compliance with the requirements of any law, rule or regulation of the United States of America related to national security as it relates to SoftBank or any of its Controlled Affiliates; or

(viii) any amendment to the provisions of this Section 3.19 of these Bylaws.

(b) Unless SoftBank’s Voting Interest equals or exceeds 85%, the approval of any action that is designed to, or would have the immediate effect of, causing the Corporation to no longer satisfy the listing requirements of the New York Stock Exchange, as then in effect, shall require (1) the approval of the Board of Directors pursuant to Section 3.8(b) of these Bylaws and (2) the affirmative vote of at least a majority of the Independent Directors; provided, however, this Section 3.19(b) shall not apply to (i) any action pursuant to which or after which (giving effect to all actions to be taken at the same time) the Corporation’s common stock will be listed on another national securities exchange, (ii) any action subject to one or more of the other subsections of this Section 3.19 that has been approved by the Board of Directors as required herein, or (iii) any action that, pursuant to the DGCL or the Certificate of Incorporation, would require the approval of the stockholders of the Corporation.

3.20 Communication with Independent Directors. If a majority of the Independent Directors so elect, the Corporation shall maintain procedures by which stockholders may communicate issues or concerns with respect to matters related to the Corporation in a manner which will be referred, from time to time and in a reasonable manner, to the Independent Directors (or a designee thereof).

3.21 English Language. All meetings of the Board of Directors and the committees thereof, whether regular or special, will be conducted in the English language and all notices, consents, documents and other materials provided to the directors shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to directors copies of any such documents or materials translated into a foreign language; provided, further, in the event there is any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE IV

OFFICERS

4.1 Number. The officers of the Corporation shall include a Chief Executive Officer, a Chief Financial Officer, a Chairperson of the Board, a Vice Chairperson of the Board and a Secretary. The Board of Directors may elect or appoint at any time, and from time to time, additional officers or agents, including without limitation, one or more Presidents, a Treasurer, a one or more Assistant Secretaries and one or more Vice Presidents, with such duties as the Board of Directors may deem necessary or desirable.

4.2 Election of Officers, Term, and Qualifications. The officers of the Corporation shall be elected from time to time by the Board of Directors and shall hold office at the pleasure of the Board of Directors. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Section 4.2 for the regular election to such office. Except for the Chairperson of the Board and the Vice Chairperson of the Board, none of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware and other applicable law.

4.3 Removal. Any officer may be removed at any time, either with or without cause, by resolution adopted at any regular or special meeting of the Board of Directors by majority of the directors then in office, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws.

4.4 Resignations. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairperson of the Board. If such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.5 Compensation of Officers. The salaries and other compensation of all officers of the Corporation shall be fixed by or in the manner directed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she also is a director of the Corporation.

4.6 The Chief Executive Officer. The Chief Executive Officer of the Corporation shall exercise such duties as customarily pertain to the office of Chief Executive Officer, and shall have decision-making authority and general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors.

4.7 The Chairperson of the Board. The Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. The Chairperson of the Board shall preside at meetings of the stockholders and of the Board of Directors.

4.8 The Vice Chairperson of the Board. The Vice Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. In the case of absence or disability of the Chairperson of the Board, the Vice-Chairperson of the Board shall perform the duties and exercise the powers of the Chairperson of the Board.

4.9 The Secretary and Assistant Secretaries.

(a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, or the Secretary. In the case of absence or disability of the Secretary, the Assistant Secretary designated by the Chief Executive Officer (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

4.10 Duties. Except as otherwise provided in this Article IV, the officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V

STOCK

5.1 Stock Certificates.

(a) The shares of capital stock of the Corporation shall be represented by certificates, unless the Certificate of Incorporation otherwise provides or unless the Board of Directors provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the Corporation’s capital stock shall be uncertificated.

(b) Every holder of capital stock of the Corporation represented by certificates shall be entitled to a certificate representing such shares. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by the Chairperson of the Board or a Vice Chairperson, if

any, or the Chief Executive Officer or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent, or registrar at the date of issue.

5.2 Transfer of Record Ownership. Transfers of stock of the Corporation shall be made on the books of the Corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby or by a transfer agent subject to Section 5.3. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

5.3 Transfer Agent; Registrar; Rules Respecting Certificates. The Corporation may maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation may also maintain one or more registry offices where such stock shall be registered. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates.

5.4 Lost, Stolen, or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.

5.5 Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. Except as otherwise required by the General Corporation Law of the State of Delaware or other applicable law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by the General Corporation Law of the State of Delaware or other applicable law.

5.6 Fractional Shares. The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (i) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.

5.7 Dividends. Subject to the provisions of the Certificate of Incorporation and Section 3.19 of these Bylaws, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

5.8 Additional Powers of the Board.

(a) In addition to, and without limiting, those powers set forth in Section 3.3, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the General Corporation Law of the State of Delaware, other applicable law, the Certificate of Incorporation, and these Bylaws.

(b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) Subject to Section 6.3, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the General Corporation Law of the State of Delaware, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

6.2 Advancement of Expenses.

(a) Subject to Section 6.3, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

6.3 Actions Initiated Against The Corporation. Anything in Sections 6.1(a) or 6.2(a) to the contrary notwithstanding, except as provided in Section 6.5(b), with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the Corporation.

6.4 Contract Rights. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VI (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

6.5 Claims.

(a) If (X) a claim under Section 6.1(a) with respect to any right to indemnification is not paid in full by the Corporation within sixty days after a written demand has been received by the Corporation or (Y) a claim under Section 6.2(a) with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If successful in whole or in part in any suit brought pursuant to Section 6.5(a), or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

6.6 Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article VI and Section 145 of the General Corporation Law of the State of Delaware. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

6.7 Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

6.9 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

6.10 General. For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as an employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE VII

MISCELLANEOUS

7.1 Books and Records.

(a) Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

(b) It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote at the meeting is fewer than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this subsection (b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

(c) Except to the extent otherwise required by law, or by the Certificate of Incorporation, or by these Bylaws, the Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records, and accounts of the Corporation, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof. Except as otherwise provided by law, the stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger, the books, records, or accounts of the Corporation.

7.2 Voting Shares in Other Business Entities. The Chief Executive Officer, any Vice President, or any other officer or officers of the Corporation designated by the Board of Directors or the Chief Executive Officer may vote, and otherwise exercise on behalf of the

Corporation any and all rights and powers incident to the ownership of, any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by any such officer.

7.3 Execution of Corporate Instruments.

(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign, or endorse any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, shall be executed, signed, or endorsed by the Chairperson of the Board, the Chief Executive Officer, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring a corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors or the Chief Executive Officer.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be executed, signed, or endorsed by the Treasurer, any Assistant Treasurer, or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors.

(d) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the execution, signing, or endorsement of any corporate instrument or document may be effected manually, by facsimile, or (to the extent permitted by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

7.4 Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

7.5 Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

7.6 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.7 Amendment. Subject to and except as may be provided in the Certificate of Incorporation:

(a) these Bylaws, or any of them, may be altered, amended, or repealed, and new Bylaws may be made, (i) at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting; or (ii) at any annual meeting of the stockholders (subject to Section 2.14 of these Bylaws) or at any special meeting of the stockholders of the Corporation if noticed of the proposed alteration, amendment, or repeal is contained in the Corporation’s notice of such special meeting of stockholders (and subject to Section 2.4 of these Bylaws);

(b) any alteration, amendment, or repeal of these Bylaws, or the making of any new Bylaw, by the stockholders shall require the affirmative vote of the holders of not less than a majority of the voting power represented by the issued and outstanding shares of the Corporation entitled to vote thereon; and

(c) any Bylaws altered, amended, or made by the stockholders may be altered, amended, or repealed by either the Board of Directors or the stockholders, in the manner set forth in this Section 7.7, except a Bylaw amendment adopted by the stockholders that specifies the votes that shall be necessary for the election of directors shall not be amended or repealed by the Board of Directors.

7.8 Certificate of Incorporation. Anything herein to the contrary notwithstanding, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

7.9 Forum Selection. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation against directors or officers of the Corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or these Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

7.10 Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

END OF BYLAWS

Exhibit D

Form of Warrant Agreement

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: [—], 2013

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

STARBURST II, INC.

This certifies that Starburst I, Inc., or its assigns (collectively, the “Holder”), for value received, is entitled to purchase, at the Stock Purchase Price (as defined below), from Starburst II, Inc., a Delaware corporation (the “Company”), up to 54,579,924 fully paid and nonassessable shares (the “Warrant Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”) (subject to adjustment pursuant to Section 4 hereof).

This Warrant will be exercisable from time to time, in whole or in part, from and after the date hereof (the “Initial Exercise Date”) up to and including 5:00 p.m. (Pacific Time) on [—], 20181 (the “Expiration Time”), upon surrender to the Company at its principal office of this Warrant properly endorsed with (i) the Form of Exercise Notice attached hereto as Appendix A duly completed and executed, and (ii) payment, made in accordance with Section 2, of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised, as determined in accordance with the provisions hereof. For purposes hereof, the “Stock Purchase Price” equals $5.25 per share of the Warrant Shares (subject to adjustment pursuant to Section 4 hereof).

1. Exercise; Delivery; Acknowledgement.

(i) Exercise. This Warrant is exercisable at the option of the Holder, at any time or from time to time from or after the Initial Exercise Date up to the Expiration Time for all or any part of the Warrant Shares which may be purchased hereunder. The Company agrees that the Warrant Shares purchased under this Warrant will be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which (x) this Warrant is surrendered, properly endorsed, (y) the completed, executed Form of Exercise Notice is delivered, and (z) payment is made for such shares.

[1]	The fifth (5th) year anniversary of the date hereof.

(ii) Delivery. Upon exercise of this Warrant, the Company will, (x) within three (3) Business Days after the rights represented by this Warrant have been so exercised, issue and deliver certificates for the Warrant Shares so purchased, at the Company’s expense, to the Holder or, (y) if available and upon request of the Holder, within three (3) Business Days after the rights represented by this Warrant have been so exercised, electronically deliver the Warrant Shares so purchased to the Holder’s account at The Depository Trust Company (“DTC”) or similar organization; provided, however that delivery will be made of any other securities or property to which the Holder may be entitled upon such exercise. Each certificate issued and delivered pursuant to (x) above will be in such denominations of the Warrant Shares as may be requested by the Holder and will be registered in the name of the Holder.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or Kansas, or is a day on which banking institutions located in the State of New York or Kansas are authorized or required by law or other governmental action to close.

(iii) Acknowledgement. In the case of a purchase of less than all the Warrant Shares, the Company will execute and deliver to the Holder, within ten (10) days after the rights represented by this Warrant have been exercised, an Acknowledgement in the form attached hereto as Appendix B indicating the number of Warrant Shares which remain subject to this Warrant, if any.

2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check. The Holder may also, in its sole discretion, satisfy its obligation to pay the aggregate purchase price for Warrant Shares through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X =	Y(A-B)
A

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Closing Sale Price for the Trading Day immediately prior to the date of receipt of the Form of Exercise Notice by the Company.

B = the Stock Purchase Price then in effect for the applicable Warrant Shares at the time of such exercise.

“Trading Day” means a day on which (a) the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, the principal other United States national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time ) or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Common Stock is available on such securities exchange or market. If the Common Stock is not so listed, a “Trading Day” means any day on which banking institutions in the State of New York are open for business.

“Closing Sale Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Sales Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

For purposes of Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”), it is intended, understood and acknowledged that the provisions above permitting “cashless exercise” are intended, in part, to ensure that a full or partial exchange of this Warrant pursuant to such provisions will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144, and the holding period for the Warrant Shares shall be deemed to have commenced as to such original Holder on the date this Warrant was originally issued.

3. Shares to be Fully Paid; Reservation of Shares. All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens, charges and other encumbrances other than restrictions imposed by applicable securities laws, with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant, a sufficient number of shares of authorized but unissued Warrant Shares (together with the number of shares of Common Stock issuable upon conversion of such Warrant Shares), or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system, if applicable, upon which the Common Stock may be listed.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

(i) Subdivisions, Combinations and Dividends. If the Company (x) pays a dividend or makes a distribution, in shares of Common Stock, on any all or substantially all shares of Common Stock, (y) splits or subdivides its outstanding Common Stock into a greater number of shares, or (z) combines its outstanding Common Stock into a smaller number of shares, then in each such case the Stock Purchase Price in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above had this Warrant been exercised immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4(i) shall become effective immediately after the close of business on the dividend or distribution date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. In the event that, as a result of an adjustment made pursuant to this Section 4(i), the Holder is entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 4 with respect to the Common Stock.

(ii) Reclassification. If any reclassification of the capital stock of the Company, by merger, consolidation, reorganization or otherwise, is effected in such a way that holders of Common Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to such reclassification) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to such reclassification. If the Company is acquired in an all cash transaction, the Holder shall thereafter have the right to receive cash equal to the value of the Warrant Shares issuable upon a cashless exercise of this Warrant immediately prior to the closing of such transaction. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder such that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall continue to apply in relation to any shares of stock, or other securities or assets thereafter deliverable upon the exercise hereof.

(iii) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (w) evidences of its indebtedness, (x) any security (other than a distribution of Common Stock covered by the preceding paragraphs), (y) rights or warrants to subscribe for or purchase any security, or (z) any other asset, including cash (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

(iv) Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give, as promptly as possible, written notice thereof, by first class mail postage prepaid, addressed to the registered Holder at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. For the avoidance of doubt, the Company acknowledges that the Holder shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Common Stock which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

(v) Other Notices. If at any time:

(1) the Company declares any cash dividend upon its shares of Common Stock;

(2) there is any capital reorganization or reclassification of the capital stock of the Company;

(3) the Company is acquired in an all cash transaction; or

(4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, in any one or more of such cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder at the address of such Holder as shown on the books of the Company unless otherwise waived by the Holder, (a) at least twenty (20) days prior written notice of the date on which the books of the Company will close, or the record date for such dividend, cash payment or for determining rights to vote in respect of any such reorganization or reclassification, and (b) in the case of any such reorganization or reclassification, at least twenty (20) days prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date of payment. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization or reclassification.

5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the exercise of this Warrant. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant is exercised.

6. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the Holder upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

7. Transfer Taxes. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any transfer taxes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

8. Lost or Mutilated Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9. Modification and Waiver. Any term of this Warrant may be amended by a writing signed by the Company and the Holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom such waiver is to be enforced.

10. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, may be entitled to specific performance of its rights under this Warrant.

11. Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder.

12. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

13. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally or via a messenger service (notice deemed given upon receipt), telecopied or faxed (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties’ corporate addresses or other addresses on record with the other parties.

14. Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of Delaware without regard to any conflicts of law provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

STARBURST II, INC.

By:
Name:
Title:

Appendix A

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of that certain Warrant to Purchase Shares of Common Stock (the “Warrant”) issued by Starburst II, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase              Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Stock Purchase Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 2 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $         in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Appendix B

ACKNOWLEDGMENT

To: [name of Holder]

The undersigned hereby acknowledges that as of the date hereof,                      (            ) shares of Common Stock remain subject to the right of purchase in favor of [name of Holder] pursuant to that certain Warrant to Purchase Shares of Common Stock of Starburst II, Inc., dated as of [—], 2012.

DATED:

STARBURST II, INC.

By:
Name:
Title: